EXHIBIT 2

Consolidated

Financial Statements

And Notes

76	Financial Reporting Responsibilities

77	Consolidated Financial Statements
	77	Consolidated statements of operations
	78	Consolidated balance sheets
	79	Consolidated statements of equity
	79	Consolidated statements of comprehensive income
	80	Consolidated statements of cash flows
	81	Consolidated statements of changes in segregated funds net assets
	81	Consolidated statements of segregated funds net assets

82	Notes To The Consolidated Financial Statements
	82	Note 1	Accounting policies
	87	Note 2	Changes in accounting policies
	88	Note 3	Acquisitions and dispositions
	88	Note 4	Segmented information
	90	Note 5	Financial investments and related net investment income (loss)
	97	Note 6	Financial instrument risk management
	103	Note 7	Goodwill and intangible assets
	103	Note 8	Other assets
	104	Note 9	Actuarial liabilities and other policy liabilities
	108	Note 10	Capital management

	109	Note 11	Senior debentures
	111	Note 12	Other liabilities
	112	Note 13	Subordinated debt
	112	Note 14	Non-controlling interests in subsidiaries
	112	Note 15	Share capital
	113	Note 16	Operating expenses
	114	Note 17	Earnings (loss) per share
	114	Note 18	Stock-based compensation
	117	Note 19	Income taxes
	118	Note 20	Income taxes included in OCI
	118	Note 21	Commitments, guarantees and contingencies
	120	Note 22	Pension plans and other post-retirement benefits
	122	Note 23	Foreign exchange gain/loss
	122	Note 24	Related party transactions
	123	Note 25	Variable interest entities
	123	Note 26	Summary of differences between accounting principles generally accepted in Canada and in the United States

143	Appointed Actuary’s Report

144	Reports Of Independent Registered Chartered Accountants

Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	75

Financial Reporting Responsibilities

Management is responsible for preparing the Consolidated Financial Statements. This responsibility includes selecting appropriate accounting policies and making estimates and other judgments consistent with Canadian generally accepted accounting principles. It also includes ensuring the use of appropriate accounting policies and estimates in the disclosure of the information that was prepared following accounting principles generally accepted in the United States of America. The financial information presented elsewhere in the annual report to shareholders is consistent with these statements.

The Board of Directors (“Board”) oversees management’s responsibilities for financial reporting. An Audit Committee of non-management directors is appointed by the Board to review the Consolidated Financial Statements and report to the Board prior to their approval of the Consolidated Financial Statements for issuance to shareholders. Other key responsibilities of the Audit Committee include reviewing the Company’s existing internal control procedures and planned revisions to those procedures, and advising the Board on auditing matters and financial reporting issues.

Management is also responsible for maintaining systems of internal control that provide reasonable assurance that financial information is reliable, that all financial transactions are properly authorized, that assets are safeguarded, and that Sun Life Financial Inc. and its subsidiaries, collectively referred to as “the Company”, adhere to legislative and regulatory requirements. These systems include the communication of policies and the Company’s Code of Business Conduct throughout the organization. Internal controls are reviewed and evaluated by the Company’s internal auditors.

Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2010, based on the framework and criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management has concluded that internal control over financial reporting was effective as of December 31, 2010.

The Audit Committee also conducts such review and inquiry of management and the internal and external auditors as it deems necessary towards establishing that the Company is employing appropriate systems of internal control, is adhering to legislative and regulatory requirements and is applying the Company’s Code of Business Conduct. Both the internal and external auditors and the Appointed Actuary have full and unrestricted access to the Audit Committee, with and without the presence of management.

The Office of the Superintendent of Financial Institutions, Canada conducts periodic examinations of the Company. These examinations are designed to evaluate compliance with provisions of the Insurance Companies Act of Canada and to ensure that the interests of policyholders, depositors and the public are safeguarded. The Company’s foreign operations and foreign subsidiaries are examined by regulators in their local jurisdictions.

The Appointed Actuary, who is a member of management, is appointed by the Board to discharge the various actuarial responsibilities required under the Insurance Companies Act of Canada, and conducts the valuation of the Company’s actuarial liabilities. The role of the Appointed Actuary is described in more detail in Note 9. The report of the Appointed Actuary accompanies these consolidated financial statements.

The Company’s external auditors, Deloitte & Touche LLP, Independent Registered Chartered Accountants, have audited the Company’s internal control over financial reporting as of December 31, 2010 in addition to auditing the Company’s Consolidated Financial Statements for the year ended December 31, 2010. Their reports to the Board and Shareholders express an unqualified opinion and accompany these consolidated financial statements. Deloitte & Touche meet separately with both management and the Audit Committee to discuss the results of their audit.

Donald A. Stewart	Colm J. Freyne
Chief Executive Officer	Executive Vice-President and Chief Financial Officer

Toronto, February 16, 2011

76	Sun Life Financial Inc. Annual Report 2010 Consolidated Financial Statements

Consolidated Statements Of Operations

YEARS ENDED DECEMBER 31 (in millions of Canadian dollars, except for per share amounts)	2010	2009	2008
REVENUE
Premium income:
Annuities	$2,836	$4,795	$3,592
Life insurance	6,255	6,380	5,928
Health insurance	4,407	4,335	4,067
	13,498	15,510	13,587
Net investment income (loss) (Note 5):
Change in fair value of held-for-trading assets	2,761	4,878	(7,399)
Income (loss) from derivative investments	(126)	(943)	(220)
Net gains (losses) on available-for-sale assets	119	(5)	(241)
Other net investment income (loss)	5,245	5,462	6,078
Gain (loss) on sale of equity investment (Note 3)	–	–	1,015
	7,999	9,392	(767)
Fee income	3,143	2,670	2,743
	24,640	27,572	15,563
POLICY BENEFITS AND EXPENSES
Payments to policyholders, beneficiaries and depositors:
Maturities and surrenders	4,726	4,566	5,310
Annuity payments	1,334	1,367	1,380
Death and disability benefits	2,656	2,997	2,844
Health benefits	3,235	3,210	2,938
Policyholder dividends and interest on claims and deposits	1,127	1,317	1,303
	13,078	13,457	13,775
Net transfers to (from) segregated funds	921	860	539
Increase (decrease) in actuarial liabilities (Note 9)	2,909	7,697	(4,429)
Commissions	1,591	1,662	1,545
Operating expenses (Note 16)	3,404	3,176	3,003
Premium taxes	218	222	227
Interest expense (Notes 11, 12 and 13)	440	403	366
	22,561	27,477	15,026
INCOME (LOSS) BEFORE INCOME TAXES AND NON-CONTROLLING INTERESTS	2,079	95	537
Income taxes expense (benefit) (Note 19)	371	(542)	(343)
Non-controlling interests in net income (loss) of subsidiaries (Note 14)	23	15	23
TOTAL NET INCOME (LOSS)	1,685	622	857
Less: Participating policyholders’ net income (loss)	9	9	2
SHAREHOLDERS’ NET INCOME (LOSS)	1,676	613	855
Less: Preferred shareholder dividends	93	79	70
COMMON SHAREHOLDERS’ NET INCOME (LOSS)	$1,583	$534	$785

Average exchange rates:
U.S. dollars	1.03	1.14	1.07
U.K. pounds	1.59	1.78	1.96

Earnings per share
Basic	$2.79	$0.95	$1.40
Diluted	$2.76	$0.94	$1.37

Weighted average shares outstanding in millions (Note 17)
Basic	568	561	561
Diluted	570	562	562

The attached notes form part of these Consolidated Financial Statements.

Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	77

Consolidated Balance Sheets

AS AT DECEMBER 31 (in millions of Canadian dollars)	2010	2009(1)
ASSETS
Bonds – held-for-trading (Note 6)	$54,753	$51,634
Bonds – available-for-sale (Note 6)	10,752	9,673
Mortgages and corporate loans (Note 6)	19,511	19,449
Stocks – held-for-trading (Note 6)	4,424	4,331
Stocks – available-for-sale (Note 6)	808	635
Real estate (Note 5)	4,919	4,877
Cash, cash equivalents and short-term securities	8,487	11,868
Derivative assets (Notes 5 and 6)	1,629	1,382
Policy loans and other invested assets	3,525	3,503
Other invested assets – held-for-trading (Note 6)	419	425
Other invested assets – available-for-sale (Note 6)	454	452
Invested assets	109,681	108,229
Goodwill (Note 7)	5,978	6,419
Intangible assets (Note 7)	898	926
Other assets (Note 8)	4,302	4,517
Total general fund assets	$120,859	$120,091
Segregated funds net assets	$88,911	$81,305
LIABILITIES AND EQUITY
Actuarial liabilities and other policy liabilities (Note 9)	$84,363	$84,758
Amounts on deposit	4,450	4,181
Deferred net realized gains (Note 5)	219	225
Senior debentures (Note 11)	3,811	3,811
Derivative liabilities (Notes 5 and 6)	700	1,257
Other liabilities (Note 12)	6,162	5,432
Total general fund liabilities	99,705	99,664
Subordinated debt (Note 13)	2,741	3,048
Non-controlling interests in subsidiaries (Note 14)	54	42
Total equity	18,359	17,337
Total general fund liabilities and equity	$120,859	$120,091
Segregated funds contract liabilities	$88,911	$81,305

(1) Opening retained earnings as at January 1, 2008 have been restated. Refer to Note 2.

Exchange rate at balance sheet date:
U.S. dollars	1.00	1.05
U.K. pounds	1.55	1.70

The attached notes form part of these Consolidated Financial Statements.

Approved on behalf of the Board of Directors,

Donald A. Stewart Chief Executive Officer	John H. Clappison Director

78	Sun Life Financial Inc. Annual Report 2010 Consolidated Financial Statements

Consolidated Statements Of Equity

Years ended December 31 (in millions of Canadian dollars)	PARTICIPATING POLICYHOLDERS	SHAREHOLDERS	2010	2009	2008
PREFERRED SHARES
Balance, beginning of year	$ –	$ 1,741	$1,741	$1,495	$1,495
Preferred shares issued (Note 15)	–	280	280	250	–
Issuance costs, net of taxes (Note 15)	–	(6)	(6)	(4)	–
Balance, end of year	–	2,015	2,015	1,741	1,495
COMMON SHARES
Balance, beginning of year	–	7,126	7,126	6,983	7,033
Stock options exercised (Note 18)	–	18	18	7	10
Shares issued under dividend reinvestment and share purchase plan (Note 15)	–	263	263	136	–
Common shares purchased for cancellation (Note 15)	–	–	–	–	(60)
Balance, end of year	–	7,407	7,407	7,126	6,983
CONTRIBUTED SURPLUS
Balance, beginning of year	–	133	133	118	62
Stock-based compensation (Note 18)	–	19	19	16	58
Stock options exercised (Notes 15 and 18)	–	(3)	(3)	(1)	(2)
Balance, end of year	–	149	149	133	118
RETAINED EARNINGS
Balance, beginning of year, as previously reported	120	10,762	10,882	11,135	11,391
Accounting adjustments for error (Note 2)	–	–	–	–	(77)
Balance, beginning of year, after adjustments	120	10,762	10,882	11,135	11,314
Net income (loss)	9	1,676	1,685	622	857
Dividends on common shares	–	(811)	(811)	(796)	(809)
Dividends on preferred shares	–	(93)	(93)	(79)	(70)
Common shares purchased for cancellation (Note 15)	–	–	–	–	(157)
Balance, end of year	129	11,534	11,663	10,882	11,135

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), net of taxes
Balance, beginning of year	(13)	(2,532)	(2,545)	(2,399)	(2,764)
Total other comprehensive income (loss)	(2)	(328)	(330)	(146)	365
Balance, end of year	(15)	(2,860)	(2,875)	(2,545)	(2,399)
Total retained earnings and accumulated other comprehensive income (loss)	114	8,674	8,788	8,337	8,736
Total equity	$ 114	$18,245	$18,359	$17,337	$17,332

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), net of taxes
Balance, end of year, consists of:
Unrealized gains (losses) on available-for-sale assets	$ –	$ 324	$324	$30	$(1,429)
Unrealized foreign currency translation gains (losses), net of hedging activities	(15)	(3,229)	(3,244)	(2,637)	(1,049)
Unrealized gains (losses) on derivatives designated as cash flow hedges	–	45	45	62	79
Balance, end of year	$ (15)	$ (2,860)	$(2,875)	$(2,545)	$(2,399)

Consolidated Statements Of Comprehensive Income

Years ended December 31 (in millions of Canadian dollars)	2010	2009	2008
Total net income (loss)	$1,685	$622	$857
Other comprehensive income (loss), net of taxes (Note 20):
Unrealized foreign currency translation gains (losses), excluding hedges	(694)	(1,908)	2,162
Unrealized foreign currency gains (losses), net investment hedges	92	314	(396)
Net adjustment for foreign exchange losses (gains) (Note 23)	(5)	6	6
Unrealized gains (losses) on available-for-sale assets	388	1,492	(1,653)
Reclassifications to net income (loss) for available-for-sale assets	(94)	(33)	199
Unrealized gains (losses) on cash flow hedging instruments	(13)	(18)	24
Reclassifications to net income (loss) for cash flow hedges	(4)	1	23
Total other comprehensive income (loss)	(330)	(146)	365
Total comprehensive income (loss)	1,355	476	1,222
Less: Participating policyholders’ net income (loss)	9	9	2
Participating policyholders’ foreign currency translation gains (losses), excluding hedges	(2)	(8)	9
Shareholders’ comprehensive income (loss)	$1,348	$475	$1,211

The attached notes form part of these Consolidated Financial Statements.

Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	79

Consolidated Statements of Cash Flows

YEARS ENDED DECEMBER 31 (in millions of Canadian dollars)	2010	2009	2008
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Total net income (loss)	$1,685	$622	$857
Items not affecting cash:
Increase (decrease) in actuarial and other policy-related liabilities	2,822	7,707	(4,392)
Unrealized (gains) losses on held-for-trading assets and derivatives	(3,041)	(4,644)	7,383
Amortization of:
Net deferred realized and unrealized gains on investments	(33)	(76)	(136)
Deferred acquisition costs and intangible assets	93	82	74
(Gain) loss on foreign exchange (Note 5)	–	10	22
Future income taxes	277	(737)	(489)
Provisions for losses (recoveries) on investments	115	117	4
Stock-based compensation (Note 18)	126	96	31
Accrued expenses and taxes	177	86	(424)
Investment income due and accrued	13	26	6
Other changes in other assets and liabilities	457	(276)	(560)
Gain on sale of equity investment (Note 3)	–	–	(1,015)
Realized (gains) losses on held-for-trading and available-for-sale assets	256	618	410
New mutual fund business acquisition costs capitalized	(96)	(99)	(56)
Redemption fees of mutual funds	13	16	22
Net cash provided by operating activities	2,864	3,548	1,737
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Borrowed funds	(33)	(5)	(17)
Issuance of senior financing (Note 12)	76	223	118
Collateral on senior financing (Note 12)	14	231	(258)
Issuance of senior debentures (Note 11)	–	799	–
Issuance of subordinated debt (Note 13)	–	496	746
Redemption and maturity of subordinated debt (Note 13)	(300)	–	–
Issuance of preferred shares (Note 15)	280	250	–
Payments to underwriters (Note 15)	(9)	(6)	–
Issuance of common shares on exercise of stock options	15	6	8
Common shares purchased for cancellation (Note 15)	–	–	(217)
Dividends paid on common shares	(543)	(864)	(809)
Dividends paid on preferred shares	(91)	(78)	(70)
Net cash provided by (used in) financing activities	(591)	1,052	(499)
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Sales, maturities and repayments of:
Bonds	24,803	17,583	15,697
Mortgages and corporate loans	5,629	5,285	5,624
Stocks	1,389	1,535	1,715
Real estate	128	48	109
Purchases of:
Bonds	(28,719)	(18,548)	(15,706)
Mortgages and corporate loans	(6,241)	(3,738)	(5,746)
Stocks	(1,096)	(1,228)	(1,915)
Real estate	(202)	(164)	(320)
Policy loans	(59)	(153)	(162)
Short-term securities	1,047	(2,998)	(1,530)
Cash cost of acquisition (Note 3)	–	(387)	–
Cash and cash equivalents acquired on acquisition (Note 3)	–	402	–
Net cash paid on the sale of reinsurance business (Note 3)	(262)	–	–
Net cash from sale of equity investment (Note 3)	–	–	1,546
Other investments	(861)	(1,088)	723
Net cash provided by (used in) investing activities	(4,444)	(3,451)	35
Changes due to fluctuations in exchange rates	(85)	(802)	642
Increase (decrease) in cash and cash equivalents	(2,256)	347	1,915
Cash and cash equivalents, beginning of year	5,865	5,518	3,603
Cash and cash equivalents, end of year	3,609	5,865	5,518
Short-term securities, end of year	4,878	6,003	3,361
Cash, cash equivalents and short-term securities, end of year	$8,487	$11,868	$8,879
Supplementary Information
Cash and cash equivalents:
Cash	$879	$1,191	$745
Cash equivalents	2,730	4,674	4,773
	$3,609	$5,865	$5,518
Cash disbursements (receipts) for (from):
Interest on borrowed funds, debentures and subordinated debt	$444	$384	$381
Income taxes, net of refunds	$(143)	$212	$467

The attached notes form part of these Consolidated Financial Statements.

80	Sun Life Financial Inc. Annual Report 2010 Consolidated Financial Statements

Consolidated Statements of Changes in Segregated Funds Net Assets

YEARS ENDED DECEMBER 31 (in millions of Canadian dollars)	2010	2009	2008
ADDITIONS TO SEGREGATED FUNDS
Deposits:
Annuities	$9,700	$10,135	$9,236
Life insurance	854	925	1,683
	10,554	11,060	10,919
Net transfers (to) from general funds	921	860	539
Net realized and unrealized (losses) gains	6,901	10,324	(17,772)
Other investment income	2,054	1,995	2,481
	20,430	24,239	(3,833)
DEDUCTIONS FROM SEGREGATED FUNDS
Payments to policyholders and their beneficiaries	8,884	9,708	7,843
Management fees	1,173	925	861
Taxes and other expenses	248	268	188
Effect of changes in currency exchange rates	2,519	4,424	(5,282)
	12,824	15,325	3,610
Net additions (reductions) to segregated funds for the year	7,606	8,914	(7,443)
Acquisition (Note 3)	–	6,629	–
Segregated funds net assets, beginning of year	81,305	65,762	73,205
Segregated funds net assets, end of year	$88,911	$81,305	$65,762

Consolidated Statements of Segregated Funds Net Assets

AS AT DECEMBER 31 (in millions of Canadian dollars)	2010	2009
ASSETS
Segregated and mutual fund units	$71,972	$64,265
Stocks	8,006	7,832
Bonds	7,988	7,813
Cash, cash equivalents and short-term securities	2,502	1,647
Real estate	299	319
Mortgages	29	34
Other assets	5,059	1,905
	95,855	83,815
LIABILITIES	6,944	2,510
Net assets attributable to segregated funds policyholders	$88,911	$81,305

The attached notes form part of these Consolidated Financial Statements.

Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	81

Notes To The Consolidated Financial Statements

(Amounts in millions of Canadian dollars except for per share amounts and where otherwise stated)

1. Accounting policies

Description of business

Sun Life Financial Inc. (“SLF Inc.”) is a publicly traded company and is the holding company of Sun Life Assurance Company of Canada (“Sun Life Assurance”) and Sun Life Global Investments Inc. Both SLF Inc. and Sun Life Assurance are incorporated under the Insurance Companies Act of Canada, and are regulated by the Office of the Superintendent of Financial Institutions, Canada (“OSFI”). SLF Inc. and its subsidiaries are collectively referred to as “us”, ”our”, “ours”, “we” or “the Company”. We are an internationally diversified financial services organization providing savings, retirement and pension products, and life and health insurance to individuals and groups through our operations in Canada, the United States, the United Kingdom and Asia. We also operate mutual fund and investment management businesses, primarily in Canada, the United States and Asia.

Basis of presentation

We prepare our Consolidated Financial Statements in accordance with Canadian generally accepted accounting principles (“GAAP”), as issued by the Accounting Standards Board (“AcSB”) of the Canadian Institute of Chartered Accountants (“CICA”).

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect:

•	the reported amounts of assets and liabilities at the date of the financial statements,
•	the disclosure of contingent assets and liabilities at the date of the financial statements, and
•	the reported amounts of revenues, policy benefits and expenses during the reporting period.

Actual results could differ from those estimates.

A summary of differences between Canadian and U.S. GAAP is provided in Note 26.

The significant accounting policies used in the preparation of our Consolidated Financial Statements are summarized below.

Basis of consolidation

Our Consolidated Financial Statements reflect the assets and liabilities and results of operations of all subsidiaries and variable interest entities (“VIE”) in which we are the primary beneficiary after intercompany balances and transactions have been eliminated. The purchase method is used to account for the acquisition of subsidiaries with the difference between the acquisition cost of a subsidiary and the fair value of the subsidiary’s net identifiable assets acquired recorded as Goodwill. The equity method is used to account for other entities over which we are able to exercise significant influence. Investments in these other entities are reported in Policy loans and other invested assets in our Consolidated Balance Sheets with our share of earnings reported in Other net investment income (loss) in our Consolidated Statements of Operations and our share of other comprehensive income (“OCI”) in our Consolidated Statements of Comprehensive Income. The proportionate consolidation method is used to account for our interest in investments over which we exercise joint control, resulting in the consolidation of our proportionate share of assets, liabilities, income and expenses in our Consolidated Financial Statements.

Bonds – held-for-trading and available-for-sale

Bonds are designated as held-for-trading or available-for-sale and are carried at fair value. Generally, bonds supporting our actuarial liabilities are designated as held-for-trading. Changes in fair value of held-for-trading bonds are recorded to Change in fair value of held-for-trading assets in our Consolidated Statements of Operations. Because the value of actuarial liabilities is determined by reference to the assets supporting those liabilities, changes in the actuarial liabilities offset a significant portion of the change in fair value of the assets, except for changes in the fair value of the assets that are due to other-than-temporary impairment. Bonds not supporting our actuarial liabilities are generally designated as available-for-sale. Changes in fair value of available-for-sale bonds are recorded to unrealized gains and (losses) in OCI.

Purchases and sales of bonds are recognized or derecognized in our Consolidated Balance Sheets on their trade dates, which are the dates that we commit to purchase or sell the bond. Transaction costs for bonds classified as held-for-trading are recorded to Change in fair value of held-for-trading assets, while transaction costs for bonds classified as available-for-sale are capitalized on initial recognition and are recognized in income using the effective interest method.

Realized gains and losses on the sale of available-for-sale bonds are reclassified from accumulated OCI and recorded to Net gains (losses) on available-for-sale assets in our Consolidated Statements of Operations. Since held-for-trading bonds are measured at fair value, realized gains and losses are included with unrealized gains and losses in Change in fair value of held-for-trading assets in our Consolidated Statements of Operations. Interest income earned on both held-for-trading and available-for-sale bonds is recorded as Other net investment income (loss) in our Consolidated Statements of Operations.

82	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

Bonds are tested for impairment on a quarterly basis. Objective evidence of impairment includes financial difficulty of the issuer, bankruptcy, and default or ongoing delinquency in payment of interest or principal. Since held-for-trading bonds are recorded at fair value with changes in fair value recorded to income, any reduction in value of the asset due to impairment is already reflected in investment income. Impairment of held-for-trading bonds may impact the change in actuarial liabilities due to the impact of impairment on future cash flows. When there is objective evidence that an available-for-sale bond is impaired and the decline in value is considered other than temporary, the loss accumulated in OCI is reclassified to Net gains (losses) on available-for-sale assets in our Consolidated Statements of Operations. If the fair value of an available-for-sale bond recovers after an impairment loss is recognized and the recovery can be objectively related to an event occurring after the impairment loss was recognized in net income, the impairment loss is reversed with the amount of the reversal recognized in net income. Subsequently, available-for-sale bonds continue to be recorded at fair value with changes in fair value recorded to OCI. Interest is recognized on previously impaired available-for-sale bonds in accordance with the effective interest rate method.

Mortgages and corporate loans

Mortgages and corporate loans are accounted for at amortized cost using the effective interest method. Purchases and sales of mortgages and corporate loans are recognized or derecognized in our Consolidated Balance Sheets on their trade dates, which are the dates that we commit to purchase or sell the asset. Transaction costs on mortgages and corporate loans are capitalized on initial recognition and are recognized in income using the effective interest method.

Realized gains and losses on the sale of mortgages and corporate loans and interest income earned are recorded in Other net investment income (loss) in our Consolidated Statements of Operations.

Mortgages and corporate loans are individually evaluated for impairment in establishing the allowance for credit losses. However, the full extent of impairment present in the portfolio of mortgages and corporate loans cannot be identified solely by reference to individual loans. When the credit quality of groups of loans to borrowers operating in particular sectors has deteriorated, additional impairment that cannot be identified on a loan-by-loan basis is estimated collectively for the group on a sectoral basis.

Mortgages and corporate loans are classified as impaired when there is no longer reasonable assurance of the timely collection of the full amount of principal and interest or when the troubled debt is restructured. When an asset is classified as impaired, allowances for credit losses are established to adjust the carrying value of the asset to its net recoverable amount. The allowance for credit losses is estimated using the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral, if the loan is collateral dependent.

Interest income is recognized on impaired mortgages and corporate loans when the collection of contractually specified future cash flows is probable, in which case cash receipts are recorded in accordance with the effective interest rate method. Interest income is not recognized on impaired mortgages and corporate loans and these mortgages and corporate loans are placed on nonaccrual status when the collection of contractually specified future cash flows is not probable, in which case cash receipts are applied, firstly against the carrying value of the loan, then against the provision, and then to income. The accrual of interest resumes when the collection of contractually specified future cash flows becomes probable based on certain facts and circumstances.

Changes in allowances for losses, and write-offs of specific mortgages and corporate loans net of recoveries, are charged against Other net investment income (loss) in our Consolidated Statements of Operations. Once the conditions causing impairment improve and future payments are reasonably assured, allowances are reduced and the mortgages and corporate loans are no longer classified as impaired unless the troubled debt was restructured, in which case it remains classified as impaired.

If the conditions causing impairment do not improve and future payments remain unassured, we typically derecognize the asset through disposition or foreclosure. Uncollectible collateral-dependent loans are written off through allowances for losses at the time of disposition or foreclosure.

Stocks – held-for-trading and available-for-sale

Stocks are designated as held-for-trading or available-for-sale and are generally carried at fair value. Stocks that do not have a quoted market price in an active market and that are designated as available-for-sale are carried at cost. Generally, stocks supporting our actuarial liabilities are designated as held-for-trading. Changes in fair value of held-for-trading stocks are recorded to Change in fair value of held-for-trading assets in our Consolidated Statements of Operations. The majority of held-for-trading equities are held to support products where investment returns are passed through to policyholders, hence equity market movements are largely offset by changes in actuarial liabilities. Stocks not supporting our actuarial liabilities are generally designated as available-for-sale. Changes in fair value of available-for-sale stocks are recorded to Unrealized gains and (losses) on available-for-sale assets within OCI in our Consolidated Statements of Comprehensive Income.

Purchases and sales of stocks are recognized or derecognized in our Consolidated Balance Sheets on their trade dates, which are the dates that we commit to purchase or sell the stock.

Realized gains and losses on the sale of available-for-sale stocks are reclassified from accumulated OCI and recorded as Net gains (losses) on available-for-sale assets in our Consolidated Statements of Operations. Since held-for-trading stocks are measured at fair value, realized gains and losses are included along with unrealized gains and losses in Change in fair value of held-for-trading assets

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	83

in our Consolidated Statements of Operations. Dividends received on both held-for-trading and available-for-sale stocks are recorded as Other net investment income (loss) in our Consolidated Statements of Operations.

All equity instruments in an unrealized loss position are reviewed quarterly to determine if objective evidence of impairment exists. Objective evidence of impairment for an investment in an equity instrument includes, but is not limited to, the financial condition and near-term prospects of the issuer, including information about significant changes with adverse effects that have taken place in the technological, market, economic or legal environment in which the issuer operates that may indicate that the carrying amount will not be recovered, and a significant or prolonged decline in the fair value of an equity instrument below its cost. If, as a result of this review, the security is determined to be other-than-temporarily impaired, it is written down to its fair value. When this occurs, the loss accumulated in OCI is reclassified to Net gains (losses) on available-for-sale assets in our Consolidated Statements of Operations.

Derivative financial instruments

Derivative financial instruments are required to be classified as held-for-trading unless designated as a hedge for accounting purposes. We are required to identify derivatives embedded in other contracts unless the host contract is an insurance policy issued by us. Embedded derivatives identified are bifurcated from the host contract if the host contract is not already measured at fair value, with changes in fair value recorded to income (such as held-for-trading assets), if the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract and if a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative. We chose a transition date of January 1, 2003 for embedded derivatives and, therefore, are only required to account separately for those embedded derivatives in hybrid instruments issued, acquired or substantially modified after that date.

All derivatives, including derivatives designated as hedges for accounting purposes and embedded derivatives, are recorded in our Consolidated Balance Sheets at fair value. Derivatives with a positive fair value are recorded as Derivative assets while derivatives with a negative fair value are recorded as Derivative liabilities. The accounting for the changes in fair value of derivatives depends on whether or not they are designated as hedges for accounting purposes.

Derivatives not designated as accounting hedges (“derivative investments”) and embedded derivatives

Derivative investments and embedded derivatives are recorded in our Consolidated Balance Sheets at fair value with interest income earned and paid and changes in fair value recorded to Income (loss) from derivative investments in our Consolidated Statements of Operations.

Derivatives designated as hedges for accounting purposes

Hedge accounting is applied to certain derivatives to reduce income statement volatility, in accordance with risk management objectives. All derivatives designated as hedges for accounting purposes are documented at inception and hedge effectiveness is assessed on a quarterly basis. The accounting for the change in fair value of these derivatives depends on the hedge designation for accounting purposes.

Fair value hedges

Certain interest rate swaps, cross currency swaps and equity forwards are designated as hedges of the interest rate, foreign currency or equity exposures associated with available-for-sale assets. Changes in fair value of the derivatives are recorded to Other net investment income (loss) in our Consolidated Statements of Operations. The change in fair value of these available-for-sale assets related to the effective portion of the hedged risk is recorded in Other net investment income (loss) to offset the change in fair value on the hedging derivatives. As a result, ineffectiveness, if any, is recognized in Other net investment income (loss). Interest income earned and paid on the available-for-sale assets and swaps in the fair value hedging relationships are also recorded to Other net investment income (loss).

Cash flow hedges

Certain equity forwards are designated as cash flow hedges of the anticipated payments of awards under certain stock-based compensation plans. The difference between the forward price and the spot price of these forwards is excluded from the assessment of hedge effectiveness and is recorded in Other net investment income (loss) in our Consolidated Statements of Operations. Changes in fair value based on spot price changes are recorded to OCI, with the remaining changes in fair value recorded to Other net investment income (loss). A portion of the amount included in accumulated OCI related to these forwards is reclassified to Operating expenses in our Consolidated Statements of Operations as the liability is accrued for the stock-based compensation awards over the vesting period. All amounts recorded to or from OCI are net of related taxes.

Net investment hedges

We use currency swaps and/or forwards to reduce foreign exchange fluctuations associated with certain foreign currency investment financing activities. Changes in fair value of these swaps and forwards, along with interest earned and paid on the swaps, are recorded to the Unrealized foreign currency gains (losses), in OCI, offsetting the respective exchange gains or losses arising from the underlying investments. All amounts recorded to or from OCI are net of related taxes. If the hedging relationship is terminated, amounts deferred in accumulated OCI continue to be deferred until there is a reduction in our net investment in the hedged foreign operation resulting from a capital transaction, dilution or sale of all or part of the foreign operation.

84	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

Real estate

Real estate includes real estate held for investment and real estate held for sale. Rental income earned and related expenses paid are recognized in Other net investment income (loss) in our Consolidated Statements of Operations.

Real estate held for investment:    Real estate held for investment is originally recorded at cost. The carrying value is adjusted towards fair value at 3% of the difference between fair value and carrying value per quarter. Realized gains and losses on sales are deferred and amortized into Other net investment income (loss) at the rate of 3% of the unamortized balance each quarter.

Fair value is determined for each property by qualified appraisers. All income producing properties receive an annual appraisal verified by an external valuator at least once every two years. We monitor for impairment on a portfolio basis and recognize a write-down to fair value for other-than-temporary impairment in Other net investment income (loss) if the carrying value of all properties held is greater than its fair value.

Real estate held for sale:    Properties held for sale are usually acquired through foreclosure, but may also be classified as held for sale based on management’s intent to sell. They are measured initially at fair value less the cost to sell and subsequently at the lower of carrying value and fair value less the cost to sell. When the amount at which the foreclosed or reclassified asset is initially measured is different from the carrying amount of the loan or property, a gain or loss is recorded at the time of foreclosure or reclassification.

Cash, cash equivalents and short-term securities

Cash, cash equivalents and short-term securities are highly liquid investments. Cash equivalents have an original term to maturity of three months or less, while short-term securities have a term to maturity exceeding three months but less than one year. Cash equivalents and short-term securities are designated as held-for-trading and are recorded at fair value with changes in fair value reported in Change in fair value of held-for-trading assets in our Consolidated Statements of Operations.

Policy loans and other invested assets

Policy loans are carried at their unpaid balance and are fully secured by the policy values on which the loans are made.

Policy loans and other invested assets in our Consolidated Balance Sheets include investments accounted for by the equity method, leases and joint ventures.

Other invested assets – held-for-trading and available-for-sale

Other invested assets designated as held-for-trading are primarily investments in segregated funds and mutual funds. These assets are supporting our actuarial liabilities or are investments held within our non-insurance subsidiaries. Held-for-trading assets are reported in our Consolidated Balance Sheets at fair value with changes in fair value reported as Changes in fair value of held-for-trading assets in our Consolidated Statements of Operations. Other invested assets designated as available-for-sale include investments in limited partnerships. These investments are accounted for at cost since these assets are not traded in an active market. Distributions received, such as dividends, are recorded to Other net investment income (loss) in our Consolidated Statements of Operations. Other invested assets designated as available-for-sale also include investments in segregated funds and mutual funds, which are recorded at fair value with changes in fair value recognized in OCI.

Deferred acquisition costs

Deferred acquisition costs arising on mutual fund sales are amortized over the periods of the related sales charges, which range from four to six years.

Goodwill

Goodwill represents the excess of the cost to acquire businesses over the fair value of the net identifiable tangible and intangible assets of the businesses, and is not amortized. Goodwill is assessed for impairment annually by comparing the carrying values of the appropriate reporting units to their respective fair values. If any potential impairment is identified, it is quantified by comparing the carrying value of the respective goodwill to its fair value. Goodwill impairment assessments may occur in between annual periods if events or circumstances occur that may result in the fair value of a reporting unit falling below its carrying amount.

Intangible assets

Identifiable intangible assets consist of finite-life and indefinite-life intangible assets. Finite-life intangible assets are amortized on a straight-line basis over varying periods of up to 40 years. The useful lives of finite life intangible assets are reviewed annually, and the amortization is adjusted as necessary. Indefinite-life intangibles are not amortized and are assessed for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. Impairment is assessed by comparing the carrying values of the indefinite-life intangible assets to their fair values. If the carrying values of the indefinite-life intangibles exceed their fair values, these assets are considered impaired and a charge for impairment is recognized.

Capital assets

Furniture, computers, other equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of these assets, which generally range from 2 to 10 years.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	85

Segregated funds

Segregated funds are lines of business in which we issue contracts where the benefit amounts are directly linked to the fair value of the investments held in the particular segregated fund. Although the underlying assets are registered in our name and the segregated fund contract holders have no direct access to the specific assets, the contractual arrangements are such that the segregated fund policyholder bears the risk and rewards of the fund’s investment performance. In addition, certain individual contracts have guarantees from us. We derive fee income from segregated funds, which is included in Fee income in our Consolidated Statements of Operations. Policyholder transfers between general funds and segregated funds are included in Net transfers to (from) segregated funds in our Consolidated Statements of Operations.

Separate Consolidated Financial Statements are provided for the segregated funds. Segregated fund assets are carried at fair value. Fair values are determined using quoted market values or, where quoted market values are not available, estimated fair values as determined by us. The investment results of the segregated funds are reflected directly in segregated fund liabilities. Deposits to segregated funds are reported as increases in segregated funds liabilities and are not reported as revenues in our Consolidated Statements of Operations. Segregated fund assets may not be applied against liabilities that arise from any of our other business.

Actuarial liabilities and other policy liabilities

Actuarial liabilities and other policy liabilities, including policy benefits payable and provision for policyholder dividends, are determined using accepted actuarial practice in accordance with the standards established by the Canadian Institute of Actuaries and the requirements of OSFI.

Senior debentures and subordinated debt

Senior debentures and Subordinated debt are recorded at amortized cost using the effective interest method. Transaction costs are recorded as part of the liability and are recognized in income using the effective interest method.

Income taxes

We use the asset and liability method of tax allocation. Under this method, the income tax expense consists of both an expense for current income taxes and an expense for future income taxes. Current income tax expense (benefit) represents the expected payable (receivable) resulting from the current year’s operations. Future income tax expense (benefit) represents the movement during the year in the tax effect of cumulative temporary differences between the carrying value of our assets and liabilities on the balance sheet and their values for tax purposes. Future income tax liabilities and assets are calculated based on income tax rates and laws that, at the balance sheet date, are expected to apply when the liability or asset is realized, which are normally those enacted or considered substantively enacted at our Consolidated Balance Sheet dates. Future income tax assets are recognized to the extent that they are more likely than not to be realized.

In determining the impact of taxes, we are required to comply with the standards of both the Canadian Institute of Actuaries and the CICA. Actuarial standards require that the projected timing of all cash flows associated with policy liabilities, including income taxes, be included in the determination of actuarial liabilities under the Canadian Asset Liability Method. The actuarial liabilities are first computed including all related income tax effects on a discounted basis, including the effects of temporary differences that have already occurred. Future income tax assets and/or liabilities arising from temporary differences that have already occurred are computed without discounting. The undiscounted future income tax assets and/or liabilities are reclassified from the actuarial liabilities to future income taxes on the balance sheets. The net result of this reclassification is to leave the discounting effect of the future income taxes in the actuarial liabilities.

Premium and fee income recognition

Gross premiums for all types of insurance contracts, and contracts with limited mortality or morbidity risk, are generally recognized as revenue when due. When premiums are recognized, actuarial liabilities are computed, with the result that benefits and expenses are matched with such revenue. Fee income includes fund management fees, mortality, policy administration and surrender charges on segregated funds, and is recognized on an accrual basis.

Foreign currency translation

Our exchange gains and losses arising from the conversion of our self-sustaining foreign operations are included in the Unrealized foreign currency translation gains (losses) of our Consolidated Statements of Comprehensive Income. Revenues and expenses in foreign currencies, including amortized gains and losses on foreign investments, are translated into Canadian dollars at an average of the market exchange rates during the year. Assets and liabilities are translated into Canadian dollars at market exchange rates at the end of the year. The net translation adjustment is reported as part of accumulated OCI in our Consolidated Statements of Equity.

A proportionate amount of the exchange gain or loss accumulated in OCI is reflected in net income when there is a reduction in our net investment in a foreign operation resulting from a capital transaction, dilution, or sale of all or part of the foreign operation.

86	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

Pension plans and other post-retirement benefits

Defined benefit pension costs related to current services are charged to income as services are rendered. Based on management’s best estimate assumptions, actuarial valuations of the pension obligations are determined using the projected benefit method pro-rated on service. The estimated present value of post-retirement health care and life insurance benefits is charged to income over the employees’ years of service to the date of eligibility. For the purpose of calculating the expected returns on pension plan assets for most of the Canadian pension plans, a market-related asset value is used which recognizes asset gains and losses in a systematic and rational manner over a period of five years. For all other pension plans, the fair value of plan assets is used to calculate the expected return on assets. Any transition adjustments, as well as future adjustments arising from plan amendments, are amortized to income over the average remaining service period of active employees expected to receive benefits under the plans. Only variations in actuarial estimates in excess of the greater of 10% of the plan assets or the benefit obligation at the beginning of the year are amortized. The cumulative excess of funding contributions over the amount recorded as an expense is reported as an accrued benefit asset in Other assets in our Consolidated Balance Sheets. The cumulative excess of expense over contributions is reported as an accrued liability in Other liabilities in our Consolidated Balance Sheets.

Stock-based compensation

Stock options granted to employees are accounted for using the fair value method. Under the fair value method, the fair value of stock options is estimated at the grant date and the total fair value of the options is amortized over the vesting periods as compensation expenses with an offset to contributed surplus in our Consolidated Statements of Equity. For options that are forfeited before vesting, the compensation expense that has previously been recognized in Operating expenses and contributed surplus is reversed. When options are exercised, new shares are issued, contributed surplus is reversed and the shares issued are credited to share capital in our Consolidated Statements of Equity.

Other stock-based compensation plans are accounted for as liability awards. The liabilities for these plans are calculated based on the number of award units outstanding at the end of the reporting period. Each unit is equivalent in value to the fair market value of a common share of SLF Inc. The liabilities are accrued and expensed on a straight-line basis over the vesting periods. The liabilities are paid in cash at the end of the vesting period.

2. Changes in accounting policies

Business combinations, consolidated financial statements and non-controlling interests

In January 2009, the CICA issued three new Handbook Sections: Section 1582, Business Combinations; Section 1601, Consolidated Financial Statements; and Section 1602, Non-Controlling Interests. Section 1582 clarifies that an acquisition occurs when an entity obtains control of a business and provides guidance on determining the date of the acquisition and the measurement and recognition of assets acquired and liabilities assumed. Section 1601 provides standards for the preparation of consolidated financial statements. Section 1602 requires that non-controlling interests be presented as part of equity and that transactions between us and the non-controlling interests be reported as equity transactions. These sections are effective for fiscal years beginning on or after January 1, 2011, with early adoption allowed to facilitate the transition to International Financial Reporting Standards (“IFRS”). We did not early adopt these sections.

Accounting adjustments

During the second quarter of 2010, we made an accounting adjustment for an error that originated at Clarica Life Insurance Company prior to our acquisition of that business in 2002. The error includes an understatement of actuarial liabilities and an overstatement of future income tax liabilities. The error is not material to our Consolidated Financial Statements of each of the prior periods to which it relates, but correcting for the cumulative impact of the error through our Consolidated Statements of Operations in one reporting period would have materially impacted the results of the reporting period. Accordingly, we corrected the error by increasing Actuarial liabilities and policy liabilities by $120, decreasing future income tax liabilities in Other liabilities by $34, increasing Other assets by $9, and correspondingly, decreasing shareholders’ opening retained earnings by $77 as at January 1, 2008.

International Financial Reporting Standards

In accordance with the requirements of the AcSB, all publicly accountable enterprises will adopt IFRS as of January 1, 2011 with comparatives for the prior year. Our first Annual Consolidated Financial Statements will be prepared for the year ending December 31, 2011. We will publish our first Interim Consolidated Financial Statements prepared in accordance with International Accounting Standard 34, Interim Financial Reporting, for the quarter ending March 31, 2011.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	87

3. Acquisitions and dispositions

Acquisitions

On October 1, 2009, we acquired the United Kingdom operations of Lincoln National Corporation (“Lincoln U.K.”) for $387. The acquisition, which included both general and segregated fund businesses, increased the assets under management in the United Kingdom by nearly 60% and doubled the number of policies in-force. The results and assets of Lincoln U.K., including goodwill, are included in the Corporate reportable segment in our Consolidated Financial Statements. The Lincoln U.K. results are included in the 2009 income reported from October 1, 2009. There were no material adjustments to the purchase price allocation in 2010.

The Lincoln U.K. acquisition is summarized below:

2009 Lincoln U.K.
Percentage of shares acquired	100%
Invested assets acquired	$ 1,249
Other assets acquired	88
$ 1,337
Actuarial liabilities and other policy liabilities acquired	$ 1,058
Other liabilities acquired	72
$ 1,130
Net balance sheet assets acquired	$ 207
Consideration:
Cash cost of acquisition(1)	$ 380
Transaction and other related costs	7
Total consideration	$ 387
Goodwill on acquisition	$ 180
Cash and cash equivalents acquired	$ 402
Increase in segregated fund net assets	$ 6,629

(1) Includes the cost to hedge the foreign currency exposure of the purchase price.

Dispositions

On October 27, 2010, we entered into an agreement with Berkshire Hathaway Life Co. of Nebraska (“BHLN”) to sell our life retrocession business. Our run-off reinsurance business, which is a closed block of reinsurance assumed from other reinsurers, is excluded from this agreement. The transaction closed on December 31, 2010. The transaction was structured as reinsurance agreements between BHLN and us, in which we transferred the actuarial liabilities as well as the policy-related assets and liabilities to BHLN. The net cash payments to BHLN was $240 in lieu of transferring the invested assets backing the actuarial liabilities. As a result of the agreement, we have exited the life retrocession business and transferred the infrastructure (which includes the IT systems and workforce) needed to administer the life retrocession business to BHLN. As we transferred substantially all of the economic risks and benefits relating to this business, the transaction was accounted for as a sale of business. The gain on disposal (net of taxes of $129) was $1. The pre-tax gain on disposal, net of the related goodwill of $309, was recorded in Other net investment income (loss) in our Consolidated Statements of Operations.

On December 12, 2008, we sold our 37% interest in CI Financial to the Bank of Nova Scotia in exchange for cash of $1,552, common shares with a fair value of $437 and preferred shares with a fair value of $250 for total proceeds of $2,239. The investment was accounted for by the equity method and had a carrying value of $1,218 as at the date of sale. A pre-tax gain of $1,015, net of transaction costs of $6, was recorded in Net investment income (loss) in the fourth quarter ($825 net of taxes).

4. Segmented information

We have five reportable segments: Sun Life Financial Canada (“SLF Canada”), Sun Life Financial United States (“SLF U.S.”), MFS Investment Management (“MFS”), Sun Life Financial Asia (“SLF Asia”) and Corporate. Our reportable segments operate in the financial services industry and reflect our management structure and internal financial reporting. Our revenues from these segments are derived principally from mutual funds, investment management and annuities, life and health insurance, and life retrocession. Revenues not attributed to the strategic business units are derived primarily from investments of a corporate nature and earnings on capital.

Corporate includes the results of our U.K. business unit and our Corporate Support operations. Our Corporate Support operations includes our life retrocession and run-off reinsurance as well as investment income, expenses, capital and other items not allocated to our other business groups. The life retrocession business was sold on December 31, 2010. Details of this disposition are included in Note 3. Total net income in Corporate is shown net of certain expenses borne centrally.

88	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

Intersegment transactions consist primarily of internal financing agreements. They are measured at fair values prevailing when the arrangements are negotiated. Intersegment revenue for 2010 consists mainly of interest of $130 ($144 in 2009 and $144 in 2008) and fee income of $59 in 2010 ($48 in 2009 and $52 in 2008).

The results for Corporate for 2008 include the net of tax gain on the sale of CI Financial of $825. Results of the investment in CI Financial were included in SLF Canada in 2008.

	Results by segment for the years ended December 31
	SLF Canada	SLF U.S.	MFS	SLF Asia(1)	Corporate	Consolidation Adjustments	Total
2010
Revenue	$11,449	$8,104	$1,449	$1,709	$2,118	$ (189)	$24,640
Change in actuarial liabilities	$2,284	$(280)	$–	$690	$215	$ –	$2,909
Interest expense	$167	$273	$–	$–	$129	$ (129)	$440
Income taxes expense (benefit)	$94	$111	$137	$34	$(5)	$ –	$371
Total net income (loss)	$836	$302	$208	$92	$247	$ –	$1,685
2009
Revenue	$11,407	$11,714	$1,251	$1,813	$1,579	$ (192)	$27,572
Change in actuarial liabilities	$2,672	$4,269	$–	$800	$(43)	$ (1)	$7,697
Interest expense	$152	$246	$–	$–	$148	$ (143)	$403
Income taxes expense (benefit)	$(54)	$(502)	$101	$21	$(108)	$ –	$(542)
Total net income (loss)	$871	$(461)	$152	$76	$(16)	$ –	$622
2008
Revenue	$7,927	$3,817	$1,381	$498	$2,144	$ (204)	$15,563
Change in actuarial liabilities	$(854)	$(2,920)	$–	$(444)	$(200)	$ (11)	$(4,429)
Interest expense	$181	$263	$2	$–	$64	$ (144)	$366
Income taxes expense (benefit)	$435	$(648)	$133	$22	$(285)	$ –	$(343)
Total net income (loss)	$647	$(1,016)	$194	$33	$999	$ –	$857

(1)  During the third quarter of 2010, our joint venture in China was restructured with the introduction of additional strategic investors. Under the restructuring, which resulted in a net gain of $19, our interest in Sun Life Everbright Life Insurance Company Limited was reduced from 50% to 24.99%.

	Assets by segment as at December 31
	SLF Canada	SLF U.S.	MFS	SLF Asia	Corporate	Consolidation Adjustments	Total
2010
General fund assets	$59,532	$41,047	$990	$7,167	$12,357	$ (234)	$120,859
Segregated funds net assets	$47,171	$28,830	$–	$2,148	$10,762	$ –	$88,911
2009
General fund assets	$55,631	$42,615	$859	$6,437	$15,854	$ (1,305)	$120,091
Segregated funds net assets	$41,426	$26,848	$–	$1,788	$11,243	$ –	$81,305

The following table shows revenue, net income (loss) and assets by country for the Corporate segment:

	2010	2009	2008
Revenue for the years ended December 31:
United States	$527	$555	$580
United Kingdom	1,332	870	313
Canada	241	138	1,235
Other countries	18	16	16
Total revenue	$2,118	$1,579	$2,144
Total net income (loss) for the years ended December 31:
United States	$82	$149	$(70)
United Kingdom	252	5	208
Canada	(101)	(170)	860
Other countries	14	–	1
Total net income (loss)	$247	$(16)	$999
Assets as at December 31:
General funds:
United States	$2,919	$4,592
United Kingdom	8,066	8,630
Canada	1,257	2,516
Other countries	115	116
Total general fund assets	$12,357	$15,854
Segregated funds:
United Kingdom	$10,762	$11,243
Total segregated funds net assets	$10,762	$11,243

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	89

5. Financial investments and related net investment income (loss)

We invest primarily in bonds, mortgages, stocks and real estate. The accounting policy for each type of financial investment is described in Note 1.

5.A Fair value of financial investments

The carrying values and fair values of our invested assets as at December 31 are shown in the following table.

	2010			2009
	Carrying Value	Fair Value	Yield %	Carrying Value	Fair Value	Yield %
Assets
Bonds – held-for-trading	$54,753	$54,753	5.45	$51,634	$51,634	5.72
Bonds – available-for-sale	10,752	10,752	4.50	9,673	9,673	5.10
Mortgages and corporate loans	19,511	20,430	5.29	19,449	19,941	5.27
Stocks – held-for-trading	4,424	4,424	2.42	4,331	4,331	2.41
Stocks – available-for-sale	808	809	2.90	635	649	4.34
Real estate	4,919	5,125	8.07	4,877	5,124	9.01
Policy loans and other invested assets(1)	3,525	3,525	5.51	3,503	3,503	6.02
Cash, cash equivalents and short-term securities	8,487	8,487	n/a	11,868	11,868	n/a
Derivative assets	1,629	1,629	n/a	1,382	1,382	n/a
Other invested assets – held-for-trading	419	419	n/a	425	425	n/a
Other invested assets – available-for-sale	454	492	n/a	452	484	n/a
Total invested assets	$109,681	$110,845	4.88	$108,229	$109,014	4.89

(1) Policy loans have a carrying value and fair value of $3,279 ($3,303 in 2009).

The preceding table includes only derivative financial instruments that have a positive fair value and are, therefore, recorded as assets in our Consolidated Balance Sheets. Derivative liabilities with a fair value of $700 ($1,257 in 2009) are also reported in our Consolidated Balance Sheets.

5.A.i Fair value methodologies and assumptions

The fair value of publicly traded fixed maturity and equity securities is determined using quoted market bid prices in active markets that are readily and regularly obtainable, when available. When quoted prices in active markets are not available, the determination of fair value is based on market standard valuation methodologies, which include matrix pricing, consensus pricing from various broker dealers that are typically the market makers, discounted cash flows, or other similar techniques. The assumptions and valuation inputs in applying these market standard valuation methodologies are determined primarily using observable market inputs, which include, but are not limited to, benchmark yields, issuer spreads, reported trades of identical or similar instruments and prepayment speeds. Prices obtained from independent pricing services are validated through back-testing to trade data, comparison to observable market inputs or other economic indicators, and other qualitative analysis to ensure that the fair value is reasonable. For securities in which fair value that is based solely on non-binding broker quotes that cannot be validated to observable market data, we typically consider the fair value to be based on unobservable market inputs, due to a general lack of transparency in the process that the brokers use to develop the prices. Stocks that do not have a quoted market price on an active market and are designated as available-for-sale are reported at cost and are not material to our Consolidated Financial Statements.

The fair value of non-publicly traded bonds is determined using a discounted cash flow approach that includes provisions for credit risk, liquidity premium, and the expected maturities of the securities. The valuation techniques used are primarily based on observable market prices or rates.

The fair value of derivative financial instruments depends upon the type of derivative, and is determined primarily using observable market inputs. Fair value of exchange-traded futures is based on the quoted market prices, while fair value of interest rate and cross-currency swaps and forward contracts is determined by discounting expected future cash flows using current market interest and exchange rates for similar instruments. Fair value of common stock index swaps and options is determined using the value of underlying securities or indices and option pricing models using index prices, projected dividends and volatility surfaces.

The fair value of over-the-counter (“OTC”) derivative financial instruments also includes credit valuation adjustments to reflect the risk of default for both the derivative counterparty and ourselves. These valuation adjustments take into account the creditworthiness of the counterparties and us, as well as the impact of contractual factors designed to reduce our credit exposure such as collateral. Inputs into determining the appropriate credit valuation adjustment are typically obtained from publicly available information and include credit default swap spreads when available, credit spreads derived from specific bond yields, or published cumulative default experience data adjusted for current trends when credit default swap spreads are not available.

90	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

Fair value of mortgages and corporate loans is determined by discounting the expected future cash flows using current market interest rates with similar credit risks and terms to maturity. Fair value of real estate is determined by external appraisals, using expected future net cash flows discounted at current market interest rates. Fair values of policy loans and cash are assumed to be equal to their carrying values, due to their nature. Fair values of cash equivalents and short-term securities are based on market yields. The fair values of other invested assets are usually determined by reference to quoted market prices.

5.A.ii Yield calculation

Yield for all assets, except real estate, is calculated based on total net interest, dividend or other investment income divided by the total average amortized cost or cost of the assets, which includes accrued investment income. The yield for real estate was calculated based on its average carrying value, which includes deferred net realized gains.

5.A.iii Fair value hierarchy of financial instruments

We categorized our financial instruments carried at fair value, based on the priority of the inputs to the valuation techniques used to measure fair value, into a three level fair value hierarchy as follows:

Level 1:    Fair value is based on unadjusted quoted prices for identical assets or liabilities in an active market. The types of financial instruments classified as level 1 generally include U.S. Treasury and agency securities, cash and cash equivalents, and exchange-traded equities.

Level 2:    Fair value is based on quoted prices for similar assets or liabilities in active markets, valuation that is based on significant observable inputs, or inputs that are derived principally from or corroborated with observable market data through correlation or other means. The types of financial instruments classified as level 2 generally include government bonds, certain corporate and private bonds, certain asset-backed securities (“ABS”) and derivatives.

Level 3:    Fair value is based on valuation techniques that require one or more significant inputs that are not based on observable market inputs. These unobservable inputs reflect our expectations about the assumptions market participants would use in pricing the asset or liability. The types of financial instruments classified as level 3 generally include certain commercial mortgage-backed securities (“CMBS”), certain residential mortgage-backed securities (“RMBS”), certain structured products and certain corporate bonds.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	91

The following table presents our financial instruments carried at fair value by hierarchical level, as at December 31, 2010.

	Level 1(1)	Level 2	Level 3	Total
Financial assets
Bonds – held-for-trading
Canada federal government	$–	$2,271	$–	$2,271
Canadian provincial and municipal government	–	7,718	42	7,760
U.S. Treasury and agency securities	1,778	117	6	1,901
Other foreign government securities	–	4,727	5	4,732
Corporate securities	–	33,589	870	34,459
Asset-backed securities
Commercial mortgage-backed securities	–	1,038	606	1,644
Residential mortgage-backed securities	–	1,045	91	1,136
Collateralized debt obligations	–	22	83	105
Other	–	669	76	745
Total bonds – held-for-trading	$1,778	$51,196	$1,779	$54,753
Bonds – available-for-sale
Canada federal government	$–	$1,314	$–	$1,314
Canadian provincial and municipal government	–	176	–	176
U.S. Treasury and agency securities	1,157	43	–	1,200
Other foreign government securities	–	449	–	449
Corporate securities	–	7,024	39	7,063
Asset-backed securities
Commercial mortgage-backed securities	–	184	42	226
Residential mortgage-backed securities	–	279	1	280
Collateralized debt obligations	–	1	29	30
Other	–	14	–	14
Total bonds – available-for-sale	$1,157	$9,484	$111	$10,752
Stocks – held-for-trading	$3,846	$509	$69	$4,424
Stocks – available-for-sale	$636	$105	$41	$782
Cash, cash equivalents and short-term securities	$8,252	$235	$–	$8,487
Derivative assets	$31	$1,584	$14	$1,629
Other invested assets	$255	$54	$155	$464
Total financial assets measured at fair value	$15,955	$63,167	$2,169	$81,291
Financial liabilities
Amounts on deposit	$–	$95	$–	$95
Derivative liabilities	2	666	32	700
Total financial liabilities measured at fair value	$2	$761	$32	$795

(1) $1,167 were transferred from level 2 to level 1 due to the improved transparency of the inputs used to measure the fair value of the financial instruments.

92	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

The following table presents our financial instruments carried at fair value by hierarchical level, as at December 31, 2009.

	Level 1(1)	Level 2	Level 3	Total
Financial assets
Bonds – held-for-trading
Canada federal government	$–	$2,707	$–	$2,707
Canadian provincial and municipal government	–	6,677	110	6,787
U.S. Treasury and agency securities	1,111	330	–	1,441
Other foreign government securities	–	4,296	76	4,372
Corporate securities	–	31,872	891	32,763
Asset-backed securities
Commercial mortgage-backed securities	–	952	586	1,538
Residential mortgage-backed securities	–	1,173	163	1,336
Collateralized debt obligations	–	27	92	119
Other	–	539	32	571
Total bonds – held-for-trading	$1,111	$48,573	$1,950	$51,634
Bonds – available-for-sale
Canada federal government	$–	$397	$–	$397
Canadian provincial and municipal government	–	80	–	80
U.S. Treasury and agency securities	393	77	–	470
Other foreign government securities	–	519	–	519
Corporate securities	–	7,529	76	7,605
Asset-backed securities
Commercial mortgage-backed securities	–	194	40	234
Residential mortgage-backed securities	–	318	–	318
Collateralized debt obligations	–	4	46	50
Total bonds – available-for-sale	$393	$9,118	$162	$9,673
Stocks – held-for-trading	$3,983	$348	$–	$4,331
Stocks – available-for-sale	$627	$–	$8	$635
Cash, cash equivalents and short-term securities	$9,610	$2,258	$–	$11,868
Derivative assets	$29	$1,342	$11	$1,382
Other invested assets	$247	$195	$146	$588
Total financial assets measured at fair value	$16,000	$61,834	$2,277	$80,111
Financial liabilities
Amounts on deposit	$–	$82	$–	$82
Derivative liabilities	8	1,205	44	1,257
Total financial liabilities measured at fair value	$8	$1,287	$44	$1,339

(1) A total of $4,390 were transferred from level 2 to level 1 due to the improved transparency of the inputs used to measure the fair value of the financial instruments.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	93

The following table shows a reconciliation of the beginning and ending balances for financial instruments that are categorized in level 3 for the year ended December 31, 2010:

	Beginning balance	Included in net income (loss)(1)(3)	Included in OCI(3)	Purchases	Sales	Settlements	Transfers into level 3(2)	Transfers (out) of level 3(2)	Ending balance	Gains (losses) included in earnings relating to instruments still held at ending date
Financial assets
Bonds – held-for-trading
Canadian provincial and municipal governments	$110	$–	$–	$–	$–	$–	$–	$(68)	$42	$3
U.S. Treasury and agency securities	–	–	–	–	–	(1)	7	–	6	–
Other foreign government	76	(1)	–	3	–	–	3	(76)	5	(1)
Corporate securities	891	(17)	–	56	(97)	(38)	210	(135)	870	27
Asset-backed securities
Commercial mortgage-backed securities	586	7	–	121	(77)	(25)	14	(20)	606	11
Residential mortgage- backed securities	163	7	–	1	(22)	(14)	39	(83)	91	25
Collateralized debt obligations	92	10	–	87	(51)	(21)	3	(37)	83	18
Other	32	5	–	24	–	(9)	34	(10)	76	8
Total bonds – held-for-trading	$1,950	$11	$–	$292	$(247)	$(108)	$310	$(429)	$1,779	$91
Bonds – available-for-sale
Corporate securities	$76	$1	$1	$3	$(40)	$(1)	$12	$(13)	$39	$1
Asset-backed securities
Commercial mortgage-backed securities	40	(3)	2	4	(1)	–	–	–	42	1
Residential mortgage- backed securities	–	–	–	1	–	–	–	–	1	–
Collateralized debt obligations	46	(10)	3	23	(33)	–	–	–	29	4
Total bonds – available-for-sale	$162	$(12)	$6	$31	$(74)	$(1)	$12	$(13)	$111	$6

Stocks – held-for-trading	$–	$3	$–	$66	$–	$–	$–	$–	$69	$3
Stocks – available-for-sale	$8	$(2)	$2	$37	$(2)	$(2)	$–	$–	$41	$3

Derivative assets	$11	$(2)	$–	$14	$–	$(9)	$–	$–	$14	$(1)
Other invested assets	$146	$(7)	$–	$28	$(12)	$–	$–	$–	$155	$(3)
Total financial assets measured at fair value	$2,277	$(9)	$8	$468	$(335)	$(120)	$322	$(442)	$2,169	$99
Financial liabilities(4)
Derivative liabilities	$44	$(16)	$–	$1	$–	$–	$3	$–	$32	$(14)
Total financial liabilities measured at fair value	$44	$(16)	$–	$1	$–	$–	$3	$–	$32	$(14)

(1)  Included within Net investment income (loss) in our Consolidated Statements of Operations.

(2)  During 2010, transfers into level 3 occur when the inputs used to price the financial instrument lack observable market data and as a result, no longer meet the level 1 or 2 definition at the reporting date. In addition, transfers out of level 3 occur when the pricing inputs become more transparent and satisfy the level 1 or 2 criteria and are primarily the result of observable market data being available at the reporting date, thus removing the requirement to rely on inputs that lack observability. If a financial instrument is transferred into and out of level 3 during the same period, it is not included in the above table.

(3)  Total gains and losses in net income (loss) and OCI are calculated assuming transfers into or out of level 3 occur at the beginning of the period. For a financial instrument that transfers into level 3 during the reporting period, the entire change in fair value for the period is included in the table above. For transfers out of level 3 during the reporting period, the change in fair value for the period is excluded from the table above.

(4)  For liabilities, gains are indicated in negative numbers.

94	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

The following table shows a reconciliation of the beginning and ending balances for financial instrument that are categorized in level 3 for the year ended December 31, 2009:

`	Beginning balance	Included in net income (loss)(1)	Included in OCI	Purchases	Sales	Settlements	Transfers into level 3(2)	Transfers out of level 3(2)	Ending balance	Gains (losses) included in earnings relating to instruments still held at ending date
Financial assets
Bonds – held-for-trading
Canada federal government Securities	$4	$–	$–	$–	$–	$(4)	$–	$–	$–	$–
Canadian provincial and municipal governments	51	(8)	–	69	–	–	–	(2)	110	(3)
Other foreign government	11	(3)	–	78	–	–	–	(10)	76	(2)
Corporate securities	625	(43)	–	245	(40)	(18)	241	(119)	891	27
Asset-backed securities
Commercial mortgage-backed securities	947	(44)	–	38	(110)	–	1	(246)	586	(4)
Residential mortgage-backed securities	124	(12)	–	–	–	(20)	112	(41)	163	69
Collateralized debt obligations	56	–	–	11	–	–	25	–	92	(4)
Other	82	(11)	–	–	–	(7)	37	(69)	32	4
Total bonds – held-for-trading	$1,900	$(121)	$–	$441	$(150)	$(49)	$416	$(487)	$1,950	$87
Bonds – available-for-sale
Corporate securities	$54	$(7)	$13	$16	$(13)	$(1)	$20	$(6)	$76	$–
Asset-backed securities
Commercial mortgage-backed securities	58	(3)	(10)	–	–	–	–	(5)	40	–
Collateralized debt obligations	30	(3)	14	6	(15)	–	14	–	46	–
Total bonds – available-for-sale	$142	$(13)	$17	$22	$(28)	$(1)	$34	$(11)	$162	$–
Stocks – available-for-sale	$36	$(5)	$(3)	$–	$–	$–	$–	$(20)	$8	$–
Derivative assets	$47	$(8)	$–	$7	$(35)	$–	$–	$–	$11	$(4)
Other invested assets	$143	$(19)	$–	$30	$(8)	$–	$–	$–	$146	$(13)
Total financial assets measured at fair value	$2,268	$(166)	$14	$500	$(221)	$(50)	$450	$(518)	$2,277	$70
Financial liabilities(3)
Derivative liabilities	$83	$(39)	$–	$–	$–	$–	$–	$–	$44	$12
Total financial liabilities measured at fair value	$83	$(39)	$–	$–	$–	$–	$–	$–	$44	$12

(1)  Included within Net investment income (loss) in our Consolidated Statements of Operations.

(2)  Transfers in and/or (out) of level 3 during 2009, are primarily attributable to changes in the transparency of inputs used to price the securities.

(3)  For liabilities, gains are indicated in negative numbers.

5.B Real estate investments

The carrying value of real estate by geographic location as at December 31 is as follows:

	2010	2009
Canada	$3,370	$3,246
United States	1,323	1,373
United Kingdom	225	257
Other	1	1
Total real estate	$4,919	$4,877

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	95

Real estate includes real estate held for investment and real estate held for sale, as described in Note 1. The carrying value and fair value of real estate in each of these categories as at December 31 is shown in the table below.

	2010		2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
Real estate held for investment	$4,910	$5,116	$4,861	$5,108
Real estate held for sale	9	9	16	16
Total real estate	$4,919	$5,125	$4,877	$5,124

The carrying value of real estate that was non-income producing for the preceding 12 months was $142 in 2010 ($185 in 2009).

Deferred net realized gains are realized gains and losses which have not yet been recognized in income. The changes in deferred net realized gains for real estate are shown in the following table.

	2010	2009
Balance, January 1	$225	$251
Net realized gains for the year	28	12
Amortization of deferred net realized gains	(27)	(30)
Effect of changes in currency exchange rates	(7)	(8)
Balance, December 31	$219	$225

Amortization of deferred net realized gains on real estate for 2008 recorded to income was $33.

5.C Net investment income (loss)

Changes in fair value of held-for-trading assets recorded to net income (loss) for the years ended December 31 consist of the following:

	2010	2009	2008
Bonds	$2,288	$4,124	$(5,852)
Stocks	431	705	(1,432)
Other invested assets	38	41	(122)
Cash equivalents and short-term securities	4	8	7
Total changes in fair value of held-for-trading assets	$2,761	$4,878	$(7,399)

Income (loss) from derivative investments consists of income from derivatives that are not classified as hedges for accounting purposes. Income from derivative investments in our Consolidated Statements of Operations for the years ended December 31 consists of the following:

	2010	2009	2008
Changes in fair value	$(95)	$(847)	$(154)
Interest income (expense)	(46)	(114)	(70)
Other income (loss)	15	18	4
Total income (loss) from derivative investments	$(126)	$(943)	$(220)

Other net investment income (loss) for the years ended December 31 has the following components:

	2010	2009	2008
Interest income:
Held-for-trading bonds	$2,902	$3,037	$3,006
Available-for-sale bonds	474	569	580
Mortgages and corporate loans	1,148	1,253	1,291
Policy loans	186	210	216
Cash, cash equivalents and short-term securities	31	36	147
Interest income	4,741	5,105	5,240
Dividends on held-for-trading stocks	107	115	117
Dividends on available-for-sale stocks	16	35	24
Real estate income (net)(1)	316	327	332
Amortization of deferred net realized gains and unrealized gains and losses	33	76	136
Foreign exchange gains (losses)	–	(10)	(22)
Other income (expense)(2)	158	(79)	354
Investment expenses and taxes	(126)	(107)	(103)
Total other net investment income (loss)	$5,245	$5,462	$6,078

(1)  Includes operating lease rental income of $270 in 2010 ($283 and $293, in 2009 and 2008, respectively).

(2)  In 2010, this includes the pre-tax gain on disposal of $130 relating to the sale of life retrocession business, as described in Note 3. In 2008, this includes equity income from CI Financial of $190. Our investment in CI Financial was sold in December 2008, as described in Note 3.

96	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

5.D Derivative financial instruments and hedging activities

The fair values of derivative financial instruments by major class of derivative as at December 31 are shown in the following table:

	2010		2009
	Fair Value		Fair Value
	Positive	Negative	Positive	Negative
Interest rate contracts	$588	$(575)	$444	$(910)
Foreign exchange contracts	965	(63)	801	(119)
Other contracts	76	(62)	137	(228)
Total derivatives	$1,629	$(700)	$1,382	$(1,257)

The following table presents the fair values of Derivative assets and Derivative liabilities categorized by derivatives designated as hedges for accounting purposes and those not designated as hedges as at December 31.

	2010			2009
	Total Notional Amount	Fair value		Total Notional Amount	Fair Value
		Positive	Negative		Positive	Negative
Derivative investments(1)	$37,924	$973	$(591)	$41,665	$823	$(1,138)
Fair value hedges	2,533	125	(64)	2,310	90	(50)
Cash flow hedges	96	20	(11)	92	19	(24)
Net investment hedges	3,164	511	(34)	3,193	450	(45)
Total	$43,717	$1,629	$(700)	$47,260	$1,382	$(1,257)

(1) Derivative investments are derivatives that have not been designated as hedges for accounting purposes.

Additional information on the derivatives designated as hedges for accounting purposes is included below.

Fair value and cash flow hedges

Results for the hedging relationships for the years ended December 31 are shown in the following table:

	2010	2009	2008
Fair value hedges
Income (loss) arising from hedge ineffectiveness	$(1)	$6	$(4)
Cash flow hedges(1)
Income (loss) due to amounts excluded from hedge effectiveness assessment	$(2)	$(3)	$(6)

(1)  Cash flow hedges include equity forwards hedging the variation in the cash flows associated with the anticipated payments under certain stock-based compensation plans expected to occur in 2011, 2012 and 2013. The amounts included in accumulated OCI related to the equity forwards are reclassified to net income as the liability is accrued for the stock-based compensation plan over the vesting period. We expect to reclassify a gain of $5 (gain of $2 in 2009) from accumulated OCI to net income within the next 12 months.

5.E Securities lending

We engage in securities lending to generate additional income. Certain securities from our portfolio are loaned to other institutions for short periods. Collateral, which exceeds the fair value of the loaned securities, is deposited by the borrower with a lending agent, usually a securities custodian, and maintained by the lending agent until the underlying security has been returned to us. The fair value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the fair values fluctuate. Certain arrangements allow us to invest the cash collateral received for the securities loaned. It is our practice to obtain a guarantee from the lending agent against counterparty default, including non-cash collateral deficiency. As at December 31, 2010, we loaned securities, included in Invested assets, with a carrying value and fair value of approximately $555 ($785 in 2009) for which collateral held was $585 ($827 in 2009).

6. Financial instrument risk management

The significant risks related to financial instruments are credit risk, liquidity risk and market risk (currency, interest rate and equity). The following sections describe how we manage each of these risks.

Some of our financial instruments risk management policies and procedures are described in our 2010 Annual Management Discussion and Analysis (“MD&A”). The shaded text and tables in the Risk Management, Capital and Liquidity Management and Investment sections of the MD&A represent part of our disclosures on Credit Risk, Liquidity and Market risks in accordance with CICA Handbook Section 3862, Financial Instruments – Disclosures, and include discussions on how we measure our risk and our objectives, policies and methodologies for managing these risks. Therefore, the shaded text and tables represent an integral part of these Consolidated Financial Statements.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	97

We use derivative instruments to manage risks related to interest rate, equity market and currency fluctuations and in replication strategies for permissible investments. We do not engage in speculative investment in derivatives. The gap in market sensitivities or exposures between liabilities and supporting assets is monitored and managed within defined tolerance limits by, where appropriate, the use of derivative instruments. Models and techniques are used by us to measure the continuing effectiveness of our risk management strategies.

6.A Credit risk

6.A.i Maximum exposure to credit risk

Our maximum credit exposure related to financial instruments is summarized in the following table. Maximum credit exposure is the carrying value of the asset net of any allowances for losses.

	2010	2009
Cash, cash equivalents and short-term securities	$8,487	$11,868
Held-for-trading bonds(1)	54,753	51,634
Available-for-sale bonds	10,752	9,673
Mortgages	13,021	13,776
Corporate loans	6,490	5,673
Derivative assets(2)	1,629	1,382
Other financial assets(3)	2,267	2,078
Total balance sheet maximum credit exposure	$97,399	$96,084
Off-balance sheet items
Loan commitments(4)	$666	$446
Guarantees	31	45
Total off-balance sheet items	$697	$491

(1)  In addition to the carrying value, credit exposure may be increased to the extent that the amounts recovered from default are insufficient to satisfy the actuarial liability cash flows that the assets are intended to support.

(2)  The positive market value is used to determine the credit risk exposure if the counterparties were to default. The credit risk exposure is the cost of replacing, at current market rates, all contracts with a positive fair value.

(3)  Other financial assets include accounts receivable and investment income due and accrued as shown in Note 8.

(4)  Loan commitments include commitments to extend credit under commercial and residential mortgage loans and private bonds. Private bond commitments contain provisions that allow for withdrawal of the commitment if there is a deterioration in the credit quality of the borrower.

Collateral held and other credit enhancements

During the normal course of business, we invest in financial assets secured by real estate properties, pools of financial assets, third-party financial guarantees, credit insurance and other arrangements. In the case of derivatives, collateral is collected from the counterparty to manage the credit exposure according to the Credit Support Annex (“CSA”), which forms part of the International Swaps and Derivatives Association’s (“ISDA”) Master Agreement. It is our common practice to execute a CSA in conjunction with an ISDA Master Agreement.

As at December 31, 2010, we held collateral assets with a fair value of $928 ($568 as at December 31, 2009) under certain derivative contracts and we are usually permitted to sell or re-pledge this collateral. We have not sold or re-pledged any collateral. The assets pledged are primarily cash, US Treasuries, and other government securities. The terms and conditions related to the use of the collateral are consistent with industry practice.

6.A.ii Concentration risk

The shaded text and tables in the Investment section of the MD&A represent part of our disclosure on Concentration Risk. Therefore, these text and tables represent an integral part of our Consolidated Financial Statements for the years ended December 31, 2010 and December 31, 2009.

Concentrations of credit risk arise from exposures to a single debtor, a group of related debtors or groups of debtors that have similar credit risk characteristics, such as groups of debtors in the same economic or geographic regions or in similar industries. The financial instrument issuers have similar economic characteristics so that their ability to meet contractual obligations may be impacted similarly by changes in the economic or political conditions. We manage this risk by appropriately diversifying our investment portfolio through the use of concentration limits. In particular, we maintain policies which set counterparty exposure limits to manage the credit exposure for investments in any single issuer or any associated group of issuers. Exceptions exist for investments in securities which are issued or guaranteed by the Government of Canada, United States or United Kingdom and issuers for which the Board has granted specific approval. Mortgage loans are collateralized by the related property, and generally do not exceed 75% of the value of the property at the time the original loan is made. Our mortgage and corporate loans are diversified by type and location and, for mortgage loans, by borrower.

98	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

6.A.iii Conctractual maturities of bonds, mortgages, corporate loans and derivatives

The contractual maturities of bonds as at December 31, are shown in the table below. Bonds that are not due at a single maturity date are included in the table in the year of final maturity. Actual maturities could differ from contractual maturities because of the borrower’s right to call or extend or right to prepay obligations, with or without prepayment penalties.

	2010
	Held-for- trading bonds	Available- for-sale bonds	Total bonds
Due in 1 year or less	$3,930	$1,408	$5,338
Due in years 2-5	13,100	3,818	16,918
Due in years 6-10	11,566	2,358	13,924
Due after 10 years	26,157	3,168	29,325
Total bonds	$54,753	$10,752	$65,505

	2009
	Held-for- trading bonds	Available- for-sale bonds	Total bonds
Due in 1 year or less	$2,519	$504	$3,023
Due in years 2-5	12,393	2,675	15,068
Due in years 6-10	11,734	2,790	14,524
Due after 10 years	24,988	3,704	28,692
Total bonds	$51,634	$9,673	$61,307

As at December 31, the carrying value of scheduled mortgage and corporate loan maturities, before allowances for losses, are as follows:

	2010
	Mortgages	Corporate Loans	Total
2011	$1,337	$523	$1,860
2012	772	209	981
2013	1,063	607	1,670
2014	1,177	713	1,890
2015	1,375	807	2,182
Thereafter	7,485	3,659	11,144
Total mortgages and corporate loans, before allowances for losses	$13,209	$6,518	$19,727
	2009
	Mortgages	Corporate Loans	Total
2010	$1,276	$563	$1,839
2011	1,188	598	1,786
2012	777	394	1,171
2013	1,085	754	1,839
2014	1,227	655	1,882
Thereafter	8,329	2,719	11,048
Total mortgages and corporate loans, before allowances for losses	$13,882	$5,683	$19,565

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	99

Notional amounts of derivative financial instruments are the basis for calculating payments and are generally not the actual amounts exchanged. The following table provides the notional amounts of derivative instruments outstanding as at December 31 by type of derivative and term to maturity:

	2010				2009
	Term to Maturity				Term to Maturity
	Under 1 Year	1 to 5 Years	Over 5 Years	Total	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Over-the-counter contracts:
Interest rate contracts:
Swap contracts	$1,311	$4,882	$11,486	$17,679	$2,304	$6,437	$12,389	$21,130
Options purchased	400	1,985	3,892	6,277	509	1,440	3,628	5,577
Options written	–	–	–	–	425	–	–	425
Foreign exchange contracts:
Forward contracts	2,093	88	155	2,336	2,123	65	167	2,355
Swap contracts	758	3,495	4,894	9,147	432	3,250	4,771	8,453
Other contracts:
Options purchased	1,695	212	–	1,907	2,829	425	–	3,254
Options written	–	–	–	–	1,319	–	–	1,319
Forward contracts	32	66	–	98	32	64	–	96
Swap contracts	234	69	–	303	185	104	–	289
Credit derivatives	–	110	10	120	–	116	10	126
Exchange-traded contracts:
Interest rate contracts:
Futures contracts	1,124	139	–	1,263	855	81	–	936
Foreign exchange contracts:
Futures contracts	302	–	–	302	–	–	–	–
Other contracts:
Futures contracts	3,590	–	–	3,590	3,298	–	–	3,298
Options purchased	607	88	–	695	2	–	–	2
Total notional amount	$12,146	$11,134	$20,437	$43,717	$14,313	$11,982	$20,965	$47,260

The following table provides the fair value of derivative instruments outstanding as at December 31 by term to maturity:

	2010				2009
	Term to Maturity				Term to Maturity
	Under 1 Year	1 to 5 Years	Over 5 Years	Total	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Total asset derivatives	$156	$683	$790	$1,629	$176	$667	$539	$1,382
Total liability derivatives	$(93)	$(177)	$(430)	$(700)	$(235)	$(338)	$(684)	$(1,257)

6.A.iv Asset quality

Our accounting policies for the recording and assessing of impairment are described in Note 1. Details concerning the credit quality of financial instruments held and considered impaired or temporarily impaired as at the current balance sheet date are described in the following sections.

Bonds by credit rating

Investment grade bonds are those rated BBB and above. Our bond portfolio was 96.4% (95.6% in 2009) investment grade based on carrying value. The carrying value of bonds by rating as at December 31 is shown in the following table.

	2010			2009
	Held-for-trading bonds	Available-for-sale bonds	Total	Held-for-trading bonds	Available-for-sale bonds	Total
Bonds by credit rating(1)
AAA	$9,141	$3,155	$12,296	$8,973	$1,752	$10,725
AA	10,125	1,183	11,308	9,163	1,046	10,209
A	17,932	3,291	21,223	16,520	3,485	20,005
BBB	15,484	2,846	18,330	14,797	2,860	17,657
BB and lower	2,071	277	2,348	2,181	530	2,711
Total bonds	$54,753	$10,752	$65,505	$51,634	$9,673	$61,307

(1) Local currency denominated sovereign debts of certain developing countries, used in backing the local liabilities, have been classified as investment grade.

Derivative financial instruments by counterparty credit rating

Derivative instruments are either exchange-traded or over-the-counter contracts negotiated between counterparties. Since counterparty failure in an over-the-counter derivative transaction could render it ineffective for hedging purposes, we generally transact our

100	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

derivative contracts with highly rated counterparties. In limited circumstances, we will enter into transactions with lower rated counterparties if credit enhancement features are included. As at December 31, 2010, we held assets of $459 ($476 in 2009), pledged as collateral for derivative contracts. The assets pledged are cash, cash equivalents and short-term securities.

The following tables show the derivative financial instruments with a positive fair value as at December 31 split by counterparty credit rating.

	2010
	Gross Positive Replacement Cost(1)	Impact of Master Netting Agreements(2)	Net Replacement Cost(3)
Over-the-counter contracts:
AA	$ 746	$ (133)	$ 613
A	850	(168)	682
Exchange-traded	33	(4)	29
Total	$ 1,629	$ (305)	$ 1,324

	2009
	Gross Positive Replacement Cost(1)	Impact of Master Netting Agreements(2)	Net Replacement Cost(3)
Over-the-counter contracts:
AA	$ 599	$ (166)	$ 433
A	749	(388)	361
Exchange-traded	34	(7)	27
Total	$ 1,382	$ (561)	$ 821

(1)  Used to determine the credit risk exposure if the counterparties were to default. The credit risk exposure is the cost of replacing, at current market rates, all contracts with a positive fair value.

(2)  The credit risk associated with derivative assets subject to master netting arrangements is reduced by derivative liabilities due to the same counterparty in the event of default. Our overall exposure to credit risk reduced through master netting arrangements may change substantially following the reporting date as the exposure is affected by each transaction subject to the arrangement.

(3)  Gross positive replacement cost after netting agreements.

Mortgages and corporate loans past due or impaired

The shaded text and tables in the Investment and Risk Management sections of the MD&A represent part of our disclosure on mortgages and corporate loans past due or impaired. Therefore, these text and tables represent an integral part of our Consolidated Financial Statements for the years ended December 31, 2010 and December 31, 2009.

Impaired mortgages and corporate loans of $8 as at December 31, 2010 ($9 of impaired mortgages as at December 31, 2009) do not have an allowance for losses because, at a minimum, either the fair value of the collateral or the expected future cash flows exceed the carrying value of the mortgage or loan.

The weighted average investment in impaired mortgages and corporate loans, before allowances for losses, was $420 as at December 31, 2010 ($222 in 2009). The carrying value of mortgages and corporate loans that were non-income producing for the preceding 12 months was $108 ($65 in 2009).

Changes in allowances for losses

The changes in the allowances for losses are as follows:

	Mortgages	Corporate Loans	Total
Balance, December 31, 2008	$13	$10	$23
Provision for losses	96	21	117
Write-offs, net of recoveries	–	(21)	(21)
Effect of changes in Currency exchange rates and other adjustments	(3)	–	(3)
Balance, December 31, 2009	106	10	116
Provision for losses	104	11	115
Write-offs, net of recoveries	(13)	–	(13)
Effect of changes in Currency exchange rates and other adjustments	(9)	7	(2)
Balance, December 31, 2010	$188	$28	$216

Restructured mortgages and corporate loans

Mortgages and corporate loans with a carrying value of $151 had their terms renegotiated during the year ended December 31, 2010 ($53 in 2009).

Possession of collateral/foreclosed assets

During 2010, we took possession of the real estate collateral of $22 which we held as security for mortgages ($5 of real estate held as collateral in 2009). These assets are either retained as real estate investments if they comply with our investment policy standards or sold.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	101

Temporarily impaired available-for-sale assets

The available-for-sale assets disclosed in the following table exhibit evidence of impairment; however, the impairment loss has not been recognized in net income because it is considered temporary. Held-for-trading assets are excluded from the following table, as changes in fair value are recorded in our Consolidated Statements of Operations. Available-for-sale bonds, stocks and other invested assets have generally been identified as temporarily impaired if their amortized cost as at the end of the period was greater than their fair value, resulting in an unrealized loss. Unrealized losses may be due to interest rate fluctuations, widening of credit spreads, general depressed market prices due to current market conditions, and/or depressed fair values in sectors which have experienced unusually strong negative market reactions. In connection with our investment management practices and review of our investment holdings, it is believed that the contractual terms of these investments will be met and/or we have the ability to hold these investments until recovery in value.

	December 31, 2010		December 31, 2009
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale bonds	$2,755	$142	$3,369	$371
Available-for-sale stocks(1)	223	16	88	14
Available-for-sale other invested assets(2)	95	12	135	19
Total temporarily impaired financial assets	$3,073	$170	$3,592	$404

(1)  These assets include available-for-sale private equities that are accounted for at cost with a carrying value of $19 as at December 31, 2010 ($2 as at December 31, 2009).

(2)  These assets include available-for-sale limited partnerships and other invested assets that are accounted for at cost with a carrying value of $107 as at December 31, 2010 ($154 as at December 31, 2009).

Other-than-temporarily impaired available-for-sale assets

We wrote down $39 of impaired available-for-sale assets recorded at fair value during 2010 ($185 and $318 in 2009 and 2008). There were no write-downs during 2010 ($3 and $28 in 2009 and 2008) relating to impaired available-for-sale bonds that were part of fair value hedging relationships as described in Note 5D. These write-downs are included in Net gains (losses) on available-for-sale assets in our Consolidated Statements of Operations.

These assets were written down since the length of time that the fair value was less than the cost and the extent and nature of the loss indicated that the fair value would not recover.

We did not reverse any impairment on available-for-sale bonds during 2010 and 2009.

Impairment of held-for-trading assets

We generally maintain distinct asset portfolios for each line of business. Changes in the fair values of these assets are largely offset by changes in the fair value of actuarial liabilities, when there is an effective matching of assets and liabilities. When assets are designated as held-for-trading, the change in fair value arising from impairment is not required to be separately disclosed under Canadian GAAP. The reduction in fair values of held-for-trading assets attributable to impairment results in an increase in actuarial liabilities charged through our Consolidated Statement of Operations for the period.

Non-income producing bonds

The carrying value of non-income producing bonds for the preceding 12 months was $76 ($48 in 2009).

6.B Liquidity risk

Liquidity risk is the risk we will not be able to fund all cash outflow commitments as they fall due. We generally maintain a conservative liquidity position that exceeds anticipated demand liabilities. Our asset-liability management process supports our ability to maintain our financial position by ensuring that sufficient cash flow and liquid assets are available to cover our potential funding requirements. We invest in various types of assets with a view of matching them with our liabilities of various durations. To strengthen our liquidity further, we actively manage and monitor our capital and asset levels, diversification and credit quality of our investments and cash forecasts and actual amounts against established targets. We also maintain liquidity contingency plans for the management of liquidity in the event of a liquidity crisis.

In addition, we maintain standby credit facilities with a variety of banks. The agreements relating to our debt, letters of credit and lines of credit contain typical covenants regarding solvency, credit ratings and other such matters.

We manage liquidity risk through a variety of tools including liquidity policies and operating guidelines, liquidity contingency plans and quarterly stress testing.

Stress testing of our liquidity is performed by comparing liquidity coverage ratios under 1-month and 1-year stress scenarios to our policy thresholds. These liquidity ratios are calculated by dividing net liquidity adjusted assets by liquidity adjusted liabilities. A factor based approach is used for both assets and liabilities, whereby asset factors are applied to asset market values representing the net realizable value upon disposition, and liability factors are applied to the liabilities to reflect the amount which is demandable under the given stress scenarios. Fixed obligations are deducted directly from liquidity adjusted assets when calculating net liquidity adjusted assets as

102	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

payment of these amounts is more certain. These liquidity ratios are measured and managed at the business segment, and at our consolidated level. Our coverage ratios were higher than the policy thresholds as at December 31, 2010 and December 31, 2009.

7. Goodwill and intangible assets

7.A Goodwill

In addition to acquisitions and dispositions of subsidiaries, transactions with the non-controlling interests also result in increases and decreases to goodwill. There were no write-downs of goodwill due to impairment during 2010, 2009 and 2008.

Changes in goodwill of subsidiaries are as follows:

	SLF Canada	SLF U.S.	SLF Asia	Corporate	Total
Balance, January 1, 2009	$3,481	$1,897	$536	$684	$6,598
Acquisitions (Note 3)	–	–	–	216	216
Dispositions	–	–	–	(8)	(8)
Effect of changes in currency exchange rates	–	(257)	(73)	(57)	(387)
Balance, December 31, 2009	$3,481	$1,640	$463	$835	$6,419
Acquisitions	7	–	–	16	23
Dispositions (Note 3)	(1)	–	–	(319)	(320)
Effect of changes in currency exchange rates	–	(86)	(26)	(32)	(144)
Balance, December 31, 2010	$3,487	$1,554	$437	$500	$5,978

7.B Intangible assets

As at December 31, the components of the intangible assets are as follows:

	2010			2009
	Gross Carrying Amount	Accumulated Amortization	Net Amount	Gross Carrying Amount	Accumulated Amortization	Net Amount
Finite-life intangible assets:
Sales potential of field force	$487	$102	$385	$491	$88	$403
Asset administration contracts	226	76	150	228	69	159
Software and other	167	45	122	144	32	112
	880	223	657	863	189	674
Indefinite-life intangible assets:
Fund management contracts	231	–	231	241	–	241
State licenses	10	–	10	11	–	11
	241	–	241	252	–	252
Total intangible assets	$1,121	$223	$898	$1,115	$189	$926

The write-down of intangible assets due to impairment during 2010 was $7 ($Nil in 2009 and 2008). Amortization of intangible assets recorded in Operating expenses during the year was $40 ($34 in 2009 and $24 in 2008). We expect to record amortization expenses of $44 to Operating expenses each year for each of the next five years.

8. Other assets

Other assets as at December 31 consist of the following:

	2010	2009
Accounts receivable	$1,222	$978
Investment income due and accrued	1,045	1,100
Future income taxes (Note 19)	709	1,054
Deferred acquisition costs	187	167
Prepaid expenses	260	244
Premiums receivable	298	390
Accrued benefit asset (Note 22)	408	405
Capital assets	160	151
Other	13	28
Total other assets	$4,302	$4,517

Amortization of deferred acquisition costs charged to income amounted to $53 in 2010 ($48 and $50 in 2009 and 2008, respectively).

Capital assets are carried at a cost of $770 ($729 in 2009), less accumulated depreciation and amortization of $610 ($578 in 2009). Depreciation and amortization charged to Operating expenses in our Consolidated Statements of Operations totalled $53 in 2010 ($60 and $63 in 2009 and 2008, respectively).

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	103

9. Actuarial liabilities and other policy liabilities

9.A Actuarial policies

Actuarial liabilities and other policy liabilities represent the estimated amounts which, together with estimated future premiums and net investment income, will provide for outstanding claims, estimated future benefits, policyholders’ dividends, taxes (other than income taxes) and expenses on in-force policies.

In calculating actuarial liabilities and other policy liabilities, assumptions must be made about equity market performance, interest rates, asset default, inflation, mortality and morbidity rates, policy terminations, expenses and other factors over the life of our products. The general approaches to the setting of assumptions are described later in this note.

We use best estimate assumptions for expected future experience. Some assumptions relate to events that are anticipated to occur many years in the future and are likely to require subsequent revision. Additional provisions are included in the actuarial liabilities to provide for possible adverse deviations from the best estimates. If the assumption is more susceptible to change or if there is more uncertainty about the underlying best estimate assumption, a correspondingly larger provision is included in the actuarial liabilities.

In determining these provisions, we ensure:

•	when taken one at a time, each provision is reasonable with respect to the underlying best estimate assumption, and the extent of uncertainty present in making that assumption,
•	in total, the cumulative effect of all provisions is reasonable with respect to the total actuarial liabilities.

With the passage of time and resulting reduction in estimation risk, excess provisions are released into income. In recognition of the long-term nature of policy liabilities, the margin for possible deviations generally increases for contingencies further in the future. The best estimate assumptions and margins for adverse deviations are reviewed annually, and revisions are made where deemed necessary and prudent.

We generally maintain distinct asset portfolios for each line of business. To ensure the adequacy of liabilities, we do cash flow testing using several plausible scenarios for future interest rates and economic environments. In each test, asset and liability cash flows are projected. Net cash flows are invested in new assets, if positive, or assets are sold to meet cash needs, in accordance with the assumptions in the test and the standards of the Canadian Institute of Actuaries.

Provision for policyholder dividends

An amount equal to the earned and accrued portion of policyholder dividends including earned and accrued terminal dividends is shown as a provision for policyholder dividends. Actuarial liabilities provide for the payment of policyholder dividends that are forecasted to be paid over the next 12 months and beyond, in excess of dividends earned and accrued. Both liabilities are determined taking into account the scale of dividends approved by the Board. Actuarial liabilities take into account the expectation that future dividends will be adjusted to reflect future experience. Earned and accrued policyholder dividends of $697 are included in Policyholder dividends and interest on claims and deposits in our Consolidated Statements of Operations ($818 in 2009 and $877 in 2008).

9.B Composition of actuarial liabilities and other policy liabilities

The actuarial liabilities and other policy liabilities consist of the following:

As at December 31, 2010	SLF Canada	SLF U.S.	SLF Asia	Corporate(1)	Total
Individual participating life	$15,821	$5,099	$3,503	$2,057	$26,480
Individual non-participating life	3,855	10,297	410	393	14,955
Group life	1,213	208	17	–	1,438
Individual annuities	9,416	8,946	–	4,312	22,674
Group annuities	6,570	2,754	303	–	9,627
Health insurance	6,390	1,079	1	112	7,582
Total actuarial liabilities	43,265	28,383	4,234	6,874	82,756
Add: Other policy liabilities(2)	616	592	90	309	1,607
Actuarial liabilities and other policy liabilities	$43,881	$28,975	$4,324	$7,183	$84,363

As at December 31, 2009	SLF Canada	SLF U.S.	SLF Asia	Corporate(1)	Total
Individual participating life(3)	$14,933	$5,291	$3,034	$2,346	$25,604
Individual non-participating life	3,017	9,317	264	988	13,586
Group life	1,233	215	16	9	1,473
Individual annuities	9,323	10,538	–	4,392	24,253
Group annuities	6,498	3,814	372	–	10,684
Health insurance	5,938	1,077	1	114	7,130
Total actuarial liabilities	40,942	30,252	3,687	7,849	82,730
Add: Other policy liabilities(2)	641	663	77	647	2,028
Actuarial liabilities and other policy liabilities	$41,583	$30,915	$3,764	$8,496	$84,758

(1)  Primarily business from the U.K., life retrocession and run-off reinsurance operations. Includes U.K. of $1,979 ($2,257 in 2009) for Individual participating life; $(10) ($(5) in 2009) for Individual non-participating life; $4,312 ($4,393 in 2009) for Individual annuities and $117 ($121 in 2009) for other policy liabilities.

(2)  Consists of policy benefits payable, provisions for unreported claims, provisions for policyholder dividends, and provisions for experience rating refunds.

(3)  SLF Canada – Individual participating life balance has been restated. Refer to Note 2.

104	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

9.C Total assets supporting liabilities and equity

The following tables show the total assets supporting total liabilities for the product lines shown (including actuarial and other policy liabilities), and assets supporting equity and other:

	Bonds		Stocks		Mortgages and corporate loans	Real estate	Other	Total
As at December 31, 2010	Held-for- trading	Available- for-sale	Held-for- trading	Available- for-sale

Individual participating life	$15,269	$–	$3,033	$16	$4,076	$3,230	$4,155	$29,779
Individual non-participating life	10,029	420	1,000	20	2,983	353	4,843	19,648
Group life	1,139	–	3	–	995	28	(43)	2,122
Individual annuities	17,398	55	273	–	4,792	9	1,306	23,833
Group annuities	5,630	211	78	4	2,917	161	1,267	10,268
Health insurance	4,787	–	35	–	3,288	117	757	8,984
Equity and other	501	10,066	2	768	460	1,021	13,407	26,225
Total assets	$54,753	$10,752	$4,424	$808	$19,511	$4,919	$25,692	$120,859

	Bonds		Stocks		Mortgages and corporate loans	Real estate	Other	Total
As at December 31, 2009	Held-for- trading	Available- for-sale	Held-for- trading	Available- for-sale

Individual participating life(1)	$14,062	$–	$3,143	$13	$4,124	$3,194	$4,204	$28,740
Individual non-participating life	8,321	442	840	4	2,730	299	5,522	18,158
Group life	1,125	–	3	–	1,007	23	18	2,176
Individual annuities	17,400	55	246	1	5,061	–	2,978	25,741
Group annuities	6,089	277	82	4	3,073	155	1,799	11,479
Health insurance	4,503	–	17	1	3,122	137	733	8,513
Equity and other(1)	134	8,899	–	612	332	1,069	14,238	25,284
Total assets	$51,634	$9,673	$4,331	$635	$19,449	$4,877	$29,492	$120,091

(1) These balances have been restated. Refer to Note 2.

9.D Changes in actuarial liabilities

Changes in actuarial liabilities during the years ended December 31 are as follows:

	2010	2009
Actuarial liabilities, January 1(1)	$82,730	$79,361

Change in liabilities on in-force business(2)	153	2,551
Liabilities arising from new policies	2,664	4,022
Changes in assumptions or methodology(3)	92	1,124
Increase (decrease) in actuarial liabilities	2,909	7,697
Actuarial liabilities before the following:	85,639	87,058
Acquisition (Note 3)	–	986
Dispositions (Note 3)	(569)	–
Effect of changes in currency exchange rates	(2,314)	(5,314)
Actuarial liabilities, December 31	82,756	82,730
Add: Other policy liabilities	1,607	2,028
Actuarial liabilities and other policy liabilities, December 31	$84,363	$84,758

(1)  This balance has been restated. Refer to Note 2.

(2)  Due to the enactment of the Canadian tax rules relating to CICA Handbook Section 3855, an increase in actuarial liabilities of $135 was recorded during the first quarter of 2009. Prior to the enactment of these tax rules, actuarial liabilities included an estimated adjustment to account for income taxes as if these tax rules had, at the time, been enacted.

(3)  See tables below for 2010 and 2009 changes:

Changes in assumptions or methodology – 2010:

Assumption or methodology	Policy liabilities increase (decrease) pre-tax	Description
Mortality / morbidity	$ (249)	Largely due to favourable changes to the mortality basis in Individual Insurance in SLF U.S., Reinsurance in Corporate and mortality/morbidity in our Group businesses in SLF Canada and SLF U.S.
Lapses and other policyholder behaviour	269	Reflects the impact of higher persistency as a result of low interest rates in Individual Insurance in SLF U.S., as well as higher lapse rates on term insurance renewals in SLF Canada.
Expense	52	Impact of reflecting recent experience studies across the Company.
Investment returns	80	Primarily from impact of Company wide revisions to equity and interest rate return assumptions.
Other	(60)	Primarily model refinements to improve the projection of future cash flows.
Total	$ 92

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	105

Changes in assumptions or methodology – 2009:

Assumption or methodology	Policy liabilities increase (decrease) pre-tax	Description
Mortality / morbidity	$ (137)	Improved mortality experience on both life insurance and savings products.
Lapses and other policyholder behaviour	375	Updates to policyholder behaviour assumptions in our individual insurance business.
Expense	119	Impact of reflecting recent experience studies in several of our businesses.
Investment returns	872	Driven primarily from negative impact of the implementation of equity- and interest rate-related actuarial assumption updates in the third quarter of 2009.
Other	(105)
Total	$ 1,124

9.E Fair value of actuarial liabilities, future incomes taxes and deferred net realized gains

Changes in the fair value of assets backing actuarial and other policy liabilities would be substantially offset by a corresponding change in the fair value of the liabilities (including actuarial liabilities and related future income taxes and deferred net realized gains), resulting in limited impact on equity.

9.F Assumptions and measurement uncertainty

The following section includes measures of our estimated net income sensitivity to changes in best estimate assumptions in the actuarial liabilities, based on a starting point and business mix as of December 31, 2010.

Mortality

Mortality refers to the rates at which death occurs for defined groups of people. Insurance mortality assumptions are generally based on our five-year average experience. For annuities, our experience is generally combined with industry experience, since our own experience is not sufficient to be statistically valid. In general, assumed mortality rates for life insurance contracts do not reflect any future expected improvement, except in some instances where the net effect of reflecting future improvement increases the policy liabilities. For annuities where lower mortality rates result in an increase in liabilities, assumed future mortality rates are adjusted to reflect estimated future improvements.

For life insurance products, a 2% increase in the best estimate assumption would decrease net income by about $40. For annuity products for which lower mortality would be financially adverse to us, a 2% decrease in the mortality assumption would decrease net income by about $85.

Morbidity

Morbidity refers to both the rates of accident or sickness and the rates of recovery therefrom. Most of our disability insurance is marketed on a group basis. In Canada and in Asia, we offer critical illness policies on an individual basis, and in Canada, we offer long-term care on an individual basis. Medical stop-loss insurance is offered on a group basis in the United States and Canada. In Canada, group morbidity assumptions are based on our five-year average experience, modified to reflect the trend in recovery rates. For long-term care and critical illness insurance, assumptions are developed in collaboration with our reinsurers and are largely based on their experience. In the United States, our experience is used for both medical stop-loss and disability assumptions, with some consideration for industry experience. Larger provisions for adverse deviation are used for those benefits where experience is limited. For products where the morbidity is a significant assumption, a 5% adverse change in that assumption would reduce net income by about $110.

Asset default

Assumptions related to investment returns include expected future credit losses on fixed income investments. Our past experience and industry experience, as well as specific reviews of the current portfolio, are used to project credit losses.

In addition to the allowances for losses on invested assets outlined in Note 6, the actuarial liabilities include an amount of $2,915 determined on a pre-tax basis to provide for possible future asset defaults and loss of asset value on current assets and on future purchases. The amount excludes defaults that can be passed through to participating policyholders and excludes provisions for losses in the value of equity and real estate assets supporting actuarial liabilities.

Equity market movements and interest rate

The descriptions of the sensitivities that apply to Equity Market Movements and Interest Rate are included in Note 6.

106	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

Future equity returns

A 100 basis point reduction in assumed future equity and real estate returns would result in an estimated decrease in net income of about $350 to $450.

Policy termination rates

Policyholders may allow their policies to terminate prior to the end of the contractual coverage period by choosing not to continue to pay premiums or by exercising one of the non-forfeiture options in the contract. Assumptions for termination experience on life insurance are generally based on our five-year average experience. Termination rates may vary by plan, age at issue, method of premium payment, and policy duration. For universal life contracts, it is also necessary to set assumptions about premium cessation occurring prior to termination of the policy. Industry experience is considered for certain products where our experience is not sufficient to be statistically valid.

For individual life insurance products where fewer terminations would be financially adverse to us, a 10% decrease in the termination rate assumption would decrease net income by about $225. For products where more terminations would be financially adverse to us, a 10% increase in the termination rate assumption would decrease net income by about $80.

Operating expenses and inflation

Actuarial liabilities provide for future policy-related expenses. These include the costs of premium collection, claims adjudication and processing, actuarial calculations, preparation and mailing of policy statements and related indirect expenses and overheads. Expense assumptions are mainly based on our recent experience using an internal expense allocation methodology. Future expense assumptions reflect inflation. The sensitivity of actuarial liabilities to a 5% increase in unit expenses would result in a decrease in net income of about $140.

9.G Reinsurance agreements

Reinsurance is used primarily to limit exposure to large losses. We have an individual life insurance retention policy and limits which require that such arrangements be placed with well-established, highly rated reinsurers. Coverage is well-diversified and controls are in place to manage exposure to reinsurance counterparties. While reinsurance arrangements provide for the recovery of claims arising from the liabilities ceded, we retain primary responsibility to the policyholders. In addition, we assumed by retrocession a substantial amount of business from reinsurers which was sold on December 31, 2010 as described further in Note 3. The effect of these reinsurance arrangements on premiums and payments to policyholders, beneficiaries and depositors is summarized as follows:

For the years ended December 31	2010	2009	2008
Premiums:
Direct premiums	$14,324	$16,193	$14,124
Reinsurance assumed	554	797	585
Reinsurance ceded	(1,380)	(1,480)	(1,122)
	$13,498	$15,510	$13,587
Payments to policyholders, beneficiaries and depositors:
Direct payments	$13,423	$14,112	$13,863
Reinsurance assumed	667	689	657
Reinsurance ceded	(1,012)	(1,344)	(745)
	$13,078	$13,457	$13,775

Actuarial liabilities as at December 31 are shown net of ceded reinsurance of $3,158 in 2010 ($2,532 in 2009).

9.H Role of the Appointed Actuary

The Appointed Actuary is appointed by the Board and is responsible for ensuring that the assumptions and methods used in the valuation of policy liabilities are in accordance with accepted actuarial practice, applicable legislation and associated regulations or directives.

The Appointed Actuary is required to provide an opinion regarding the appropriateness of the policy liabilities at the balance sheet date. Examination of supporting data for accuracy and completeness and analysis of our assets for their ability to support the amount of policy liabilities are important elements of the work required to form this opinion.

The Appointed Actuary is required each year to analyze the financial condition of the Company and prepare a report for the Board. The 2010 analysis tested our capital adequacy until December 31, 2014, under various adverse economic and business conditions. The Appointed Actuary reviews the calculation of our Canadian capital and surplus requirements. In addition, our foreign operations and foreign subsidiaries must comply with local capital requirements in each of the jurisdictions in which they operate. These conditions affect our ability to distribute our retained earnings. We calculated an appropriation of retained earnings of $4,306 ($4,829 in 2009).

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	107

10. Capital management

Our capital base is structured to exceed regulatory and internal capital targets and maintain strong credit ratings while maintaining a capital efficient structure and desired capital ratios. We strive to achieve an optimal capital structure by balancing the use of debt and equity financing. Capital is managed both on a consolidated basis under principles that consider all the risks associated with the business, as well as at the business group level under the principles appropriate to the jurisdiction in which we operate. We manage the capital for all of our subsidiaries in a manner commensurate with their individual risk profiles.

The Board is responsible for the annual review and approval of our capital plan. The capital risk policy establishes policies, operating guidelines and procedures that govern the management of capital. The Risk Review Committee of the Board of Directors reviews and approves SLF Inc.’s capital risk policy annually. Corporate Treasury and Risk Management are responsible for the design and implementation of the capital risk policy.

This policy is designed to ensure that adequate capital is maintained to provide the flexibility necessary to take advantage of growth opportunities, to support the risks associated with our businesses and to optimize return to our shareholders. This policy is also intended to provide an appropriate level of risk management over capital adequacy risk, which is defined as the risk that capital is not or will not be sufficient to withstand adverse economic conditions, to maintain financial strength or to allow us and our subsidiaries to take advantage of opportunities for expansion.

As an insurance holding company, SLF Inc. is expected to manage its capital in a manner commensurate with its risk profile and control environment. For purposes of determining required capital under the capital risk metrics, the risk component factors for significant foreign life subsidiaries are not included in the Insurance Holding Company’s total capital required. OSFI may intervene and assume control of an Insurance Holding Company or a Canadian life insurance company if it deems the amount of available capital insufficient. Capital requirements may be adjusted by OSFI in the future, as experience develops or the risk profile of Canadian life insurers changes or to reflect other risks. SLF Inc. was above its minimum internal targets as at December 31, 2010 and December 31, 2009.

Sun Life Assurance is subject to the Minimum Continuing Capital Surplus Requirements (“MCCSR”) capital rules for a life insurance company in Canada. We generally expect to maintain an MCCSR ratio for Sun Life Assurance at or above 200%. From time to time, during adverse economic conditions and periods of high market volatility, Sun Life Assurance may maintain an MCCSR ratio in the range of 180% to 200%. Sun Life Assurance’s MCCSR ratio as at December 31, 2010 and December 31, 2009, was above the minimum levels that would require any regulatory or corrective action. Significant foreign life subsidiaries that are not subject to the MCCSR rules are expected to comply with the capital adequacy requirements imposed in the foreign jurisdictions in which they operate. Our principal operating life insurance subsidiary in the United States, Sun Life Assurance Company of Canada (U.S.), qualifies as a significant foreign life subsidiary. Sun Life Assurance Company of Canada (U.S.) is subject to the risk-based capital rules issued by the National Association of Insurance Commissioners (“NAIC”), which measures exposures to investment risk, insurance risk, interest rate and other market risks and general business risk. The risk-based capital of Sun Life Assurance Company of Canada (U.S.) was above the minimum regulatory level as at December 31, 2010 and December 31, 2009.

In addition, other foreign operations and foreign subsidiaries of SLF Inc. must comply with local capital or solvency requirements in the jurisdictions in which they operate. We maintained capital levels above minimum local requirements as at December 31, 2010 and December 31, 2009.

Our capital base consists mainly of common shareholders’ equity, participating policyholders’ equity, preferred shareholders’ equity and certain other capital securities (that qualify as regulatory capital).

As at December 31	2010	2009
Equity:
Participating policyholders’ equity	$114	$107
Preferred shareholders’ equity	2,015	1,741
Common shareholders’ equity(1)	16,230	15,489
Total equity	$18,359	$17,337
Other capital securities:
Subordinated debt	$2,741	$3,048
Trust Capital Securities(2)	1,644	1,644
Total other capital securities	4,385	4,692
Total capital	$22,744	$22,029

(1)  Unrealized gains and losses on cash flow hedges and available-for-sale debt securities are excluded from regulatory capital.

(2)  Trust Capital Securities are Sun Life ExchangEable Capital Securities issued by Sun Life Capital Trust and Sun Life Capital Trust II (Note 11). These trusts are VIEs that are not consolidated by us.

The significant changes in capital are included in the following notes on Senior debentures, Subordinated debt and Share capital.

108	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

11. Senior debentures

The following obligations are included in Senior debentures as at December 31:

	Currency of Borrowing	Interest Rate	Earliest Par Call Date		Maturity	2010	2009
Sun Life Assurance debentures(1)
Issued to Sun Life Capital Trust (“SLCT I”)
Series A issued October 19, 2001	Cdn. dollars	6.87%	December 31, 2011	(2)	2031	$960	$960
Series B issued June 25, 2002	Cdn. dollars	7.09%	June 30, 2032	(2)	2052	200	200
Issued to Sun Life Capital Trust II (“SLCT II”)
Series C issued November 20, 2009(3)	Cdn. dollars	6.06%	December 31, 2019	(4)	2108	500	500
SLF Inc. senior unsecured debentures
Series A issued November 23, 2005(5)	Cdn. dollars	4.80%	November 23, 2015	(6)	2035	600	600
Series B issued March 13, 2006(7)	Cdn. dollars	4.95%	June 1, 2016	(6)	2036	700	700
Series B issued February 26, 2007(7)	Cdn. dollars	4.95%	June 1, 2016	(6)	2036	251	251
Series C issued July 11, 2006(8)	Cdn. dollars	5.00%	July 11, 2011	(6)	2031	300	300
Series D issued June 30, 2009	Cdn. dollars	5.70%	n/a	(9)	2019	300	300
						$3,811	$3,811
Fair value						$4,021	$3,987

(1)  The Sun Life Assurance debentures were issued to SLCT I and SLCT II, which are VIEs that are not consolidated by us. SLCT I and SLCT II issued innovative capital securities and used the proceeds from the issuances to purchase the Sun Life Assurance debentures. The Sun Life Assurance debentures qualify as regulatory capital, and are further described in this Note.

(2)  This debenture may be redeemed, at the option of the issuer. Prior to the date noted, the redemption price is the greater of par and a price based on the yield of a corresponding Government of Canada bond; from the date noted, the redemption price is par. This debenture may also be redeemed at par at any time upon the occurrence of a Regulatory Event or Tax Event, as described in the debenture. Redemption of this debenture is subject to regulatory approval.

(3)  On December 31, 2019, and every fifth anniversary thereafter (“Interest Reset Date”), the interest rate will reset to an annual rate equal to the five-year Government of Canada bond yield plus 3.60%.

(4)  This debenture may be redeemed on or after December 31, 2014, at the option of the issuer. Prior to the date noted or on any date that is not an Interest Reset Date, the redemption price is the greater of par and a price based on the yield of a corresponding Government of Canada bond; the redemption price is par if redemption occurs on an Interest Reset Date. This debenture may also be redeemed at par at any time upon the occurrence of a Regulatory Event or Tax Event, as described in the debenture. Redemption of this debenture is subject to regulatory approval.

(5)  From November 23, 2015, interest is payable at 1% over the 90-day Bankers’ Acceptance Rate.

(6)  The relevant debenture may be redeemed, at par, on an interest payment date on or after the date noted, at the option of the issuer.

(7)  From June 1, 2016, interest is payable at 1% over the 90-day Bankers’ Acceptance Rate.

(8)  From July 11, 2011, interest is payable at 1% over the 90-day Bankers’ Acceptance Rate.

(9)  The relevant debenture may be redeemed, at the option of the issuer. The redemption price is the greater of par and a price based on the yield of a corresponding Government of Canada bond.

Fair value is based on market price for the same or similar instruments as appropriate. Interest expense for senior debentures was $218, $182 and $170 for 2010, 2009 and 2008, respectively.

All senior unsecured debentures of SLF Inc. are direct senior unsecured obligations of SLF Inc. and rank equally with all other unsecured and unsubordinated indebtedness of SLF Inc.

Trust Capital Securities

Innovative capital instruments, Sun Life ExchangEable Capital Securities (“SLEECS”), have been issued through SLCT I and SLCT II (the “SL Capital Trusts”), special purpose entities established as trusts under the laws of Ontario.

SLCT I issued Sun Life ExchangEable Securities – Series A (“SLEECS A”) and Sun Life ExchangEable Securities – Series B (“SLEECS B”), which are classes of units that represent an undivided beneficial ownership interest in the assets of that trust. SLEECS A and SLEECS B are non-voting except in certain limited circumstances. Holders of SLEECS A and SLEECS B are eligible to receive semi-annual non-cumulative fixed cash distributions. SLCT II issued Sun Life ExchangEable Capital Securities – Series 2009-1 (“SLEECS 2009-1”), which are subordinated unsecured debt obligations. Holders of SLEECS 2009-1 are eligible to receive semi-annual interest payments. The proceeds of the issuances of SLEECS A, SLEECS B and SLEECS 2009-1 were used by the SL Capital Trusts to purchase senior debentures of Sun Life Assurance.

The SLEECS are structured with the intention of achieving Tier 1 regulatory capital treatment for SLF Inc. and Sun Life Assurance and, as such, have features of equity capital. No interest payments or distributions will be paid in cash by the SL Capital Trusts on the SLEECS if Sun Life Assurance fails to declare regular dividends (i) on its Class B Non-Cumulative Preferred Shares Series A, or (ii) on its public preferred shares, if any are outstanding (“Missed Dividend Event”). In the case of the SLEECS 2009-1, if a Missed Dividend Event occurs or if an interest payment is not made in cash on the SLEECS 2009-1 for any reason, including at the election of Sun Life Assurance, holders of the SLEECS 2009-1 will be required to invest interest paid on the SLEECS 2009-1 in non-cumulative perpetual preferred shares of Sun Life Assurance. In the case of the SLEECS A and SLEECS B, if a Missed Dividend Event occurs, the net distributable funds of SLCT I will be distributed to Sun Life Assurance as the holder of Special Trust Securities of that trust. If the SL Capital Trusts fail to pay in cash the semi-annual interest payments or distributions on the SLEECS in full for any reason other than a Missed Dividend Event, then, for a specified period of time, Sun Life Assurance will not declare dividends of any kind on any of its public preferred shares, and if no such public preferred shares are outstanding, SLF Inc. will not declare dividends of any kind on any of its preferred shares or common shares.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	109

Each SLEECS A or SLEECS B and each $1,000 principal amount of SLEECS 2009-1 will be automatically exchanged for 40 non-cumulative perpetual preferred shares of Sun Life Assurance if any one of the following events occurs: (i) proceedings are commenced or an order is made for the winding-up of Sun Life Assurance; (ii) OSFI takes control of Sun Life Assurance or its assets; (iii) Sun Life Assurance’s Tier 1 capital ratio is less than 75% or its MCCSR ratio is less than 120%; or (iv) OSFI directs Sun Life Assurance to increase its capital or provide additional liquidity and Sun Life Assurance either fails to comply with such direction or elects to have the SLEECS automatically exchanged (“Automatic Exchange Event”). Upon an Automatic Exchange Event, former holders of the SLEECS will cease to have any claim or entitlement to distributions, interest or principal against the issuing SL Capital Trust and will rank as preferred shareholders of Sun Life Assurance in a liquidation of Sun Life Assurance.

According to OSFI guidelines, innovative capital instruments can comprise up to 15% of net Tier 1 capital with an additional 5% eligible for Tier 2B capital. As at December 31, 2010, for regulatory capital purposes of Sun Life Assurance, $1,442 (2009 – $1,300, 2008 –$1,150) represents Tier 1 capital, and $202 (2009 – $344, 2008 – $nil) represents Tier 2B capital.

The SL Capital Trusts are variable interest entities under CICA Handbook Accounting Guideline 15, Consolidation of Variable Interest Entities (AcG-15). SLF Inc. is not exposed to the majority of any SL Capital Trust expected losses or expected residual returns and therefore is not the primary beneficiary under AcG-15. Accordingly, SLF Inc. does not consolidate the SL Capital Trusts, and the SLEECS are not reported on our Consolidated Balance Sheets of SLF Inc. However, the senior debentures issued by Sun Life Assurance to the SL Capital Trusts are reported under Senior Debentures and interest expense is recognized on the senior debentures.

The table below presents additional significant terms and conditions of the SLEECS.

Issuer	Issuance date	Distribution or interest payment dates	Annual yield		Redemption date at the issuer’s option	Conversion date at the holder’s option	2010 Principal amount	2009 Principal amount	2008 Principal amount
Sun Life Capital Trust(1),(2),(3),(4)
950 SLEECS A	October 19, 2001	June 30, December 31	6.865%		December 31, 2006	Any time	$950	$950	$950
200 SLEECS B	June 25, 2002	June 30, December 31	7.093%		June 30, 2007	Any time	$200	$200	$200
							$1,150	$1,150	$1,150

Sun Life Capital Trust II(1),(2)
500 SLEECS 2009-1	November 20, 2009	June 30, December 31	5.863%	(5)	December 31, 2014	No conversion option	$500	$500	–

(1)  Subject to the approval of OSFI, (i) the SL Capital Trusts may, in whole or in part, on the redemption date specified above or on any distribution date thereafter, or in the case of SLCT II, on any date thereafter, redeem any outstanding SLEECS without the consent of the holders, and (ii) upon occurrence of a regulatory event or a tax event (as defined), prior to the redemption date specified above, the SL Capital Trusts may redeem all, but not part of, any class of SLEECS without the consent of the holders.

(2)  The SLEECS A may be redeemed for cash equivalent to (i) the greater of the Early Redemption Price or the Redemption Price if the redemption occurs prior to December 31, 2011 or (ii) the Redemption Price if the redemption occurs on or after December 31, 2011. The SLEECS B may be redeemed for cash equivalent to (i) the greater of the Early Redemption Price or the Redemption Price if the redemption occurs prior to June 30, 2032 or (ii) the Redemption Price if the redemption occurs on or after June 30, 2032. Redemption Price refers to an amount equal to $1,000 plus the unpaid distributions, other than unpaid distributions resulting from a Missed Dividend Event, to the redemption date. Early Redemption Price refers to the price calculated to provide an annual yield, equal to the yield of a Government of Canada bond issued on the redemption date that (i) in the case of the SLEECS A, has a maturity date of December 31, 2011, plus 37 basis points, or (ii) in the case of the SLEECS B, has a maturity date of June 30, 2032, plus 32 basis points, and in each case plus the unpaid distributions, other than unpaid distributions resulting from a Missed Dividend Event, to the redemption date. The SLEECS 2009-1 may be redeemed for cash equivalent to, on any day that is not an Interest Rate Reset Date, accrued and unpaid interest on the SLEECS 2009-1 plus the greater of par and a price calculated to provide an annual yield equal to the yield of a Government of Canada bond maturing on the next Interest Reset Date plus (i) 0.60% if the redemption date is prior to December 31, 2019 or (ii) 1.20% if the redemption date is any time after December 31, 2019. On an Interest Rate Reset Date, the redemption price is equal to par plus accrued and unpaid interest on the SLEECS 2009-1.

(3)  The non-cumulative perpetual preferred shares of Sun Life Assurance issued upon an Automatic Exchange Event in respect of the SLEECS A and SLEECS B will become convertible, at the option of the holder, into a variable number of common shares of SLF Inc. on distribution dates on or after June 30, 2012 in respect of the SLEECS A and on distribution dates on or after December 31, 2032 in respect of the SLEECS B.

(4)  Holders of SLEECS A and SLEECS B may exchange, at any time, all or part of their holdings of SLEECS A or SLEECS B at a price for each SLEECS of 40 non-cumulative perpetual preferred shares of Sun Life Assurance. SLCT I will have the right, at any time before the exchange is completed, to arrange for a substituted purchaser to purchase SLEECS tendered for surrender to SLCT I so long as the holder of the SLEECS so tendered has not withheld consent to the purchase of its SLEECS. Any non-cumulative perpetual preferred shares issued in respect of an exchange by the holders of SLEECS A or SLEECS B will become convertible, at the option of the holder, into a variable number of common shares of SLF Inc. on distribution dates on or after June 30, 2012 in respect of the SLEECS A and on distribution dates on or after December 31, 2032 in respect of the SLEECS B.

(5)  Holders of SLEECS 2009-1 are eligible to receive semi-annual interest payments at a fixed rate until December 31, 2019. The interest rate on the SLEECS 2009-1 will reset on December 31, 2019 and every fifth anniversary thereafter to equal the five-year Government of Canada bond yield plus 3.40%.

110	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

12. Other liabilities

12.A Composition of other liabilities

Other liabilities as at December 31 consist of the following:

	2010	2009
Accounts payable	$1,586	$1,313
Bank overdrafts	209	20
Bond repurchase agreements	994	1,006
Accrued expenses and taxes	821	566
Borrowed funds	280	321
Senior financing	1,385	1,383
Future income taxes (Note 19)	80	58
Accrued benefit liability (Note 22)	466	473
Other	341	292
Total other liabilities	$6,162	$5,432

12.B Bond repurchase agreements

We enter into bond repurchase agreements for operational funding and liquidity purposes. Bond repurchase agreements have maturities ranging from 4 to 82 days, averaging 54 days, and bear interest at rates averaging 1.06% as at December 31, 2010 (0.28% in 2009). As at December 31, 2010, we had assets with a total fair value of $994 ($1,006 in 2009), pledged as collateral for the bond repurchase agreements.

12.C Borrowed funds

The following obligations as at December 31 are included in borrowed funds in the table in Note 12A.

	Currency of borrowing	Maturity	2010	2009
Encumbrances on real estate	Cdn. dollars	2011-2028	$160	$184
	U.S. dollars	2011-2028	120	137
Total borrowed funds			$280	$321

The aggregate maturities of encumbrances on real estate are included in Note 6B.

Interest expense for the borrowed funds was $17, $20 and $22 for 2010, 2009 and 2008, respectively.

12.D Senior financing

On November 8, 2007, a VIE consolidated by SLF Inc. issued a U.S. $1,000 variable principal floating rate certificate (the “Certificate”) to a financial institution (the “Lender”). At the same time, Sun Life Assurance Company of Canada-U.S. Operations Holdings, Inc. (“U.S. Holdings”), a subsidiary of SLF Inc., entered into an agreement with the Lender, pursuant to which U.S. Holdings will bear the ultimate obligation to repay the outstanding principal amount of the Certificate and be obligated to make quarterly interest payments at three-month LIBOR plus a fixed spread. The VIE issued additional certificates after the initial issuance in subsequent years, totaling to U.S. $390, of which U.S. $75 and U.S. $200 of certificates during 2010 and 2009, respectively. Total collateral posted per the financing agreement was U.S. $11 and U.S. $25 at December 31, 2010 and December 31, 2009, respectively.

The maximum capacity of this agreement is U.S. $2,500. The agreement expires on November 8, 2037 and the maturity date may be extended annually for an additional one-year period upon the mutual agreement of the parties, provided such date is not beyond November 8, 2067.

The agreement could be cancelled or unwound at the option of U.S. Holdings in whole or in part from time to time, or in whole under certain events. If the agreement is cancelled before November 8, 2015, U. S. Holdings may be required to pay a make-whole amount based on the present value of expected quarterly payments between the cancellation date and November 8, 2015.

For the year ended December 31, 2010, we recorded $14 of interest expense relating to this obligation ($22 and $48 in 2009 and 2008, respectively). The fair value of the obligation is $1,010 ($1,069 in 2009), based on market prices for the same or similar instruments as appropriate.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	111

13. Subordinated debt

The following obligations are included in Subordinated debt as at December 31 and qualify as capital for Canadian regulatory purposes:

	Currency	Interest Rate	Earliest Par Call date(1)	Maturity	2010	2009
Sun Life Assurance:
Issued May 15, 1998(2)	Cdn. dollars	6.30%	–	2028	$150	$150
Issued October 12, 2000(3)	Cdn. dollars	6.65%	October 12, 2010	2015	–	300
Issued June 25, 2002(4)	Cdn. dollars	6.15%	June 30, 2012	2022	800	800

Sun Life Financial Inc.:
Issued May 29, 2007(5)	Cdn. dollars	5.40%	May 29, 2037	2042	398	398
Issued January 30, 2008(6)	Cdn. dollars	5.59%	January 30, 2018	2023	398	398
Issued June 26, 2008(7)	Cdn. dollars	5.12%	June 26, 2013	2018	349	348
Issued March 31, 2009(8)	Cdn. dollars	7.90%	March 31, 2014	2019	497	496

Sun Canada Financial:
Issued December 15, 1995(9)	U.S. dollars	7.25%	n/a	2015	149	158
Total					$2,741	$3,048

Fair value					$2,874	$3,202

(1)  The relevant debenture may be redeemed, at the option of the issuer. Prior to the date noted, the redemption price is the greater of par and a price based on the yield of a corresponding Government of Canada bond; from the date noted, the redemption price is par and redemption may only occur on a scheduled interest payment date. Redemption of all subordinated debentures is subject to regulatory approval. The notes issued by Sun Canada Financial are not redeemable prior to maturity.

(2)  Designated as 6.30% Debentures, Series 2, due 2028. Issued by The Mutual Life Assurance Company of Canada, which thereafter changed its name to Clarica Life Insurance Company (“Clarica”). Clarica was amalgamated with Sun Life Assurance effective December 31, 2002.

(3)  Designated as 6.65% Debentures, Series 3, due 2015. Issued by Clarica, and redeemed on October 12, 2010.

(4)  Designated as 6.15% Debentures due June 30, 2022. From June 30, 2012, interest is payable at 1.54% over the 90-day Bankers’ Acceptance Rate.

(5)  Designated as Series 2007-1 Subordinated Unsecured 5.40% Fixed/Floating Debentures due 2042. From May 29, 2037, interest is payable at 1.00% over the 90-day Bankers’ Acceptance Rate.

(6)  Designated as Series 2008-1 Subordinated Unsecured 5.59% Fixed/Floating Debentures due 2023. From January 30, 2018, interest is payable at 2.10% over the 90-day Bankers’ Acceptance Rate.

(7)  Designated as Series 2008-2 Subordinated Unsecured 5.12% Fixed/Floating Debentures due 2018. From June 26, 2013, interest is payable at 2.00% over the 90-day Bankers’ Acceptance Rate.

(8)  Designated as Series 2009-1 Subordinated Unsecured 7.90% Fixed/Floating Debentures due 2019. From March 31, 2014, interest is payable at 7.15% over the 90-day Bankers’ Acceptance Rate.

(9)  Designated as 7¼% Subordinated Notes due December 15, 2015.

Fair value is based on market prices for the same or similar instruments as appropriate. Interest expense on subordinated debt was $188, $183 and $142 for 2010, 2009 and 2008, respectively.

14. Non-controlling interests in subsidiaries

Non-controlling interests in subsidiaries in our Consolidated Balance Sheets and Non-controlling interests in net income of subsidiaries in our Consolidated Statements of Operations for 2010, 2009 and 2008, consist of non-controlling interests in MFS and McLean Budden Limited.

15. Share capital

The authorized share capital of SLF Inc. consists of the following:

•

An unlimited number of common shares without nominal or par value. Each common share is entitled to one vote at meetings of the shareholders of SLF Inc. There are no pre-emptive, redemption, purchase or conversion rights attached to the common shares.

•

An unlimited number of Class A and Class B non-voting preferred shares, issuable in series. The Board is authorized before issuing the shares, to fix the number, the consideration per share, the designation of, and the rights and restrictions of the Class A and Class B shares of each series, subject to the special rights and restrictions attached to all the Class A and Class B shares. The Board has authorized nine series of Class A non-voting preferred shares, seven of which are outstanding.

The common and preferred shares qualify as capital for Canadian regulatory purposes, and are included in Note 10.

112	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

15.A Common Shares

The changes in shares issued and outstanding common shares for the year ended December 31 are as follows:

	2010		2009		2008
Common shares (in millions of shares )	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
Balance, January 1	564	$7,126	560	$6,983	564	$7,033
Stock options exercised (Note 18)	1	18	–	7	1	10
Common shares purchased for cancellation(1)	–	–	–	–	(5)	(60)
Shares issued under dividend reinvestment and share purchase plan(2)	9	263	4	136	–	–
Balance, December 31	574	$7,407	564	$7,126	560	$6,983

(1)  SLF Inc. purchased and cancelled common shares under a normal course issuer bid program during 2008. Under this program, SLF Inc. purchased common shares for cancellation through the facilities of the Toronto Stock Exchange (“TSX”). Common shares were repurchased at an average price of $45.30 per share for a total amount of $217, $60 of which was allocated to common shares with the remaining $157 allocated to retained earnings in our Consolidated Statement of Equity. The amount recorded to common shares is based on the average cost per common share.

(2)  Under SLF Inc.’s Canadian Dividend Reinvestment and Share Purchase Plan, Canadian-resident common and preferred shareholders may choose to have their dividends automatically reinvested in common shares and may also purchase common shares for cash. For dividend reinvestments, SLF Inc. may, at its option, issue common shares from treasury at a discount of up to 5% to the volume weighted average trading price or direct that common shares be purchased for participants through the TSX at the market price. Common shares acquired by participants through optional cash purchases may be issued from treasury or purchased through the TSX at SLF Inc.’s option, in either case at no discount. The common shares issued from treasury for dividend reinvestments during 2010 and 2009 were issued at a discount of 2%. An insignificant number of common shares were issued from treasury for optional cash purchases at no discount.

15.B Preferred shares

The changes in issued and outstanding preferred shares for the year ended December 31 are as follows:

	2010		2009		2008
Class A Preferred shares (in millions of shares)	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
Balance, January 1	71	$1,741	61	$1,495	61	$1,495
Issued, Series 6R	–	–	10	250	–	–
Issued, Series 8R	11	280	–	–	–	–
Issuance costs, net of taxes	–	(6)	–	(4)	–	–
Balance, December 31	82	$2,015	71	$1,741	61	$1,495

Further information on the preferred shares outstanding as at December 31, 2010, is as follows:

Class A Preferred shares (in millions of shares)	Issue Date	Dividend Rate	Earliest redemption date(1)	Number of shares	Face Amount	Net Amount(2)
Series 1	February 25, 2005	4.75%	March 31, 2010(3)	16	$400	$394
Series 2	July 15, 2005	4.80%	September 30, 2010(3)	13	325	318
Series 3	January 13, 2006	4.45%	March 31, 2011(3)	10	250	245
Series 4	October 10, 2006	4.45%	December 31, 2011(3)	12	300	293
Series 5	February 2, 2007	4.50%	March 31, 2012(3)	10	250	245
Series 6R(4)	May 20, 2009	6.00%	June 30, 2014(5)	10	250	246
Class A, Series 8R(6)	May 25, 2010	4.35%	June 30, 2015(7)	11	280	274
Total Preferred shares				82	$2,055	$2,015

(1)   Redemption of all preferred shares is subject to regulatory approval.

(2)  Net of after-tax issuance costs.

(3)  On or after the earliest redemption date, SLF Inc. may redeem these shares in whole or in part, at a premium that declines from 4% of the par amount to Nil over the next following four years.

(4)  On June 30, 2014, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 3.79%. Holders of the Series 6R Shares will have the right, at their option, to convert their Series 6R Shares into Class A Non-Cumulative Floating Rate Preferred Shares Series 7QR (“Series 7QR Shares”) on June 30, 2014 and every five years thereafter. Holders of Series 7QR Shares will be entitled to receive fixed non-cumulative quarterly dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 3.79%.

(5)  On June 30, 2014 and June 30 each fifth year thereafter, SLF Inc. may redeem these shares in whole or in part, at par.

(6)  On June 30, 2015, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 1.41%. Holders of the Series 8R Shares will have the right, at their option, to convert their Series 8R Shares into Class A Non-Cumulative Floating Rate Preferred Shares Series 9QR (“Series 9QR Shares”) on June 30, 2015 and every five years thereafter. Holders of Series 9QR Shares will be entitled to receive fixed non-cumulative quarterly dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 1.41%.

(7)  On June 30, 2015 and June 30 each fifth year thereafter, SLF Inc. may redeem these shares in whole or in part, at par.

16. Operating expenses

Operating expenses for the years ended December 31 consist of the following:

	2010	2009	2008
Compensation costs	$2,002	$1,885	$1,789
Premises and equipment costs	263	257	247
Capital asset depreciation and amortization (Note 8)	53	60	63
Other	1,086	974	904
Total operating expenses	$3,404	$3,176	$3,003

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	113

17. Earnings (loss) per share

Details of the calculation of the net income (loss) and the weighted average number of shares used in the earnings per share computations for the years ended December 31 are as follows:

	2010	2009	2008
Common shareholders’ net income (loss)	$1,583	$534	$785
Less: Effect of stock awards of subsidiaries(1)	12	6	14
Common shareholders’ net income (loss) on a diluted basis	$1,571	$528	$771
Weighted average number of shares outstanding for basic earnings per share (in millions)	568	561	561
Add: Adjustments relating to the dilutive impact of stock options(2)	2	1	1
Weighted average number of shares outstanding on a diluted basis (in millions)	570	562	562
Basic earnings (loss) per share	$2.79	$0.95	$1.40
Diluted earnings (loss) per share	$2.76	$0.94	$1.37

(1)  A subsidiary of SLF Inc. grants stock options exercisable for shares of the subsidiary and restricted stock awards of the subsidiary. If these outstanding stock options were exercised and the restricted stock awards were fully vested, we would record an increase in non-controlling interests, and therefore, a reduction in common shareholders’ net income.

(2)  The effect of stock options is calculated based on the treasury stock method requirements, which assume that unrecognized compensation as well as any proceeds from the exercise of the options would be used to purchase common shares at the average market prices during the period. Only stock options exercisable for shares of SLF Inc. are included in the adjustment relating to the dilutive impact of stock options.

18. Stock-based compensation

18.A Stock option plans

SLF Inc. granted stock options to certain employees and directors under the Executive Stock Option Plan and the Director Stock Option Plan and to all eligible employees under the Special 2001 Stock Option Award Plan. These options are granted at the closing price of the common shares on the TSX on the grant date for stock options granted after January 1, 2007, and the closing price of the trading day preceding the grant date for stock options granted before January 1, 2007. The options granted under the stock option plans generally vest over a four-year period under the Executive Stock Option Plan; two years after the grant date under the Special 2001 Stock Option Award Plan; and over a two-year period under the Director Stock Option Plan. All options have a maximum exercise period of 10 years. The maximum numbers of common shares that may be issued under the Executive Stock Option Plan, the Special 2001 Stock Option Award Plan and the Director Stock Option Plan are 29,525,000 shares, 1,150,000 shares and 150,000 shares, respectively. Effective April 2, 2003, grants under the Director Stock Option Plan were discontinued.

The activities in the stock option plans for the years ended December 31 are as follows:

	2010		2009		2008
	Number of Stock Options (Thousands)	Weighted Average Exercise Price	Number of Stock Options (Thousands)	Weighted Average Exercise Price	Number of Stock Options (Thousands)	Weighted Average Exercise Price
Balance, January 1	13,191	$32.27	10,030	$37.81	8,168	$35.98
Granted	2,861	30.21	4,291	20.44	2,355	40.47
Exercised	(690)	20.83	(255)	23.30	(306)	24.99
Forfeited	(1,169)	37.69	(875)	34.85	(187)	47.40
Balance, December 31	14,193	$31.87	13,191	$32.27	10,030	$37.81
Exercisable, December 31	7,467	$35.03	6,644	$35.14	5,911	$33.24

The average share price at the date of exercise of stock options for the year ended December 31, 2010 was $29.65 ($30.73 for 2009).

The aggregate intrinsic value, which is the difference between the market price of a common share and the exercise price of the stock option, for options exercisable as at December 31, 2010 is $19. For options where the exercise price is greater than the market price of a common share, the intrinsic value is zero. The aggregate intrinsic value of options exercised in 2010 was $6 ($2 and $6 for 2009 and 2008, respectively). As at December 31, 2010, the number of stock options vested and expected to vest at the end of the relevant vesting period is 13,701 thousand. The aggregate intrinsic value of the options vested and expected to vest is $45 with a weighted average exercise price of $32.03 and a weighted average remaining term to maturity of 6.02 years.

Compensation cost and the tax benefits recorded as well as the tax benefit realized for stock options for the years ended December 31 are shown in the following table. For the options issued prior to January 1, 2002, and valued using the intrinsic value method, no compensation expense was recognized as the option’s exercise price was not less than the market price of the underlying stock on the day of grant.

	2010	2009	2008
Compensation expense recorded	$17	$16	$10
Income tax benefit on expense recorded	$1	$2	$1
Income tax benefit realized on exercised options	$1	$–	$1

114	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

The unrecognized compensation cost, adjusted for an estimate of future forfeitures, for non-vested stock options as at December 31, 2010 was $11. The weighted average recognition period over which this compensation cost is expected to be recognized is 1.79 years.

The stock options outstanding and exercisable as at December 31, 2010, by exercise price, are as follows:

	Options Outstanding			Options Exercisable
Range of exercise prices	Number of Stock Options (Thousands)	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Stock Options (Thousands)	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$18.00 to $24.00	4,172	6.74	$19.94	1,588	4.43	$19.72
$24.01 to $30.00	2,333	4.37	28.41	1,736	3.07	28.44
$30.01 to $35.00	3,790	7.02	30.96	1,017	1.23	32.87
$35.01 to $45.00	918	3.86	40.39	918	3.86	40.39
$45.01 to $53.00	2,980	6.15	49.81	2,208	5.92	49.99
	14,193	6.11	$31.87	7,467	4.05	$35.03

The weighted average fair values of the stock options, calculated using the Black-Scholes option-pricing model, granted during the year ended December 31, 2010, was $7.53 ($4.44 and $6.59 for 2009 and 2008, respectively). The Black-Scholes option-pricing model used the following assumptions to determine the fair value of options granted during the years ending December 31:

Weighted average assumptions	2010	2009	2008
Risk-free interest rate	2.9%	2.3%	3.4%
Expected volatility	35.3%	32.7%	23.8%
Expected dividend yield	4.0%	4.0%	3.8%
Expected life of the option (in years)	6.4	5.9	5.6
Exercise Price	$30.21	$20.44	$40.47

Expected volatility is based on historical volatility of the common shares, implied volatilities from traded options on the common shares and other factors. The expected term of options granted is derived based on historical employee exercise behaviour and employee termination experience. The risk-free rate for periods within the expected term of the option is based on Canadian government bond yield curve in effect at the time of grant.

18.B Employee share ownership plan

In Canada, we match eligible employees’ contributions to the Sun Life Financial Employee Stock Plan. The match is provided for employees who have met two years of employment eligibility and is equal to 50% of the employee’s contributions up to 5% of an employee’s annual compensation. The match is further capped by a one thousand five hundred dollar annual maximum. Employees may elect to contribute from 1% to 20% of their target annual compensation to the Sun Life Financial Employee Stock Plan. Our contributions vest immediately and are expensed. We recorded an expense of $4 for the year ended December 31, 2010 ($4 and $4 for 2009 and 2008 respectively).

18.C Other stock-based compensation plans

All other stock-based compensation plans use notional units that are valued based on the common share price on the TSX. Any fluctuation in the common share price changes the value of the units, which affects our stock-based compensation expense. Upon redemption of these units, payments are made to the employees with a corresponding reduction in the accrued liability. We use equity swaps and forwards to hedge our exposure to variations in cash flows due to changes in the common share price for all of these plans.

Details of these plans are as follows:

Senior Executives’ Deferred Share Unit (“DSU”) Plan:    Under the DSU plan, designated executives may elect to receive all or a portion of their annual incentive award in the form of DSUs. Each DSU is equivalent in value to one common share and earns dividend equivalents in the form of additional DSUs at the same rate as the dividends on common shares. The designated executives must elect to participate in the plan prior to the beginning of the plan year and this election is irrevocable. Awards generally vest immediately; however, participants are not permitted to redeem the DSUs until termination, death or retirement. The value at the time of redemption will be based on the fair value of the common shares immediately before their redemption.

Restricted Share Unit (“RSU”) Plan:    Under the RSU plan, participants are granted units that are equivalent in value to one common share and have a grant price equal to the average closing price of a common share on the TSX on the five trading days immediately prior to the date of grant. Plan participants generally hold RSUs for 36 months from the date of grant. RSUs earn dividend equivalents in the form of additional RSUs at the same rate as the dividends on common shares. The redemption value is the average closing price of a common share on the TSX on the five trading days immediately prior to the vesting date.

Performance Share Unit (“PSU”) Plan/Incentive Share Unit (“ISU”) Plan:    Under these arrangements, participants are granted units that are the equivalent in value to one common share and have a grant price equal to the average of the closing price of a

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	115

common share on the TSX on the five trading days immediately prior to the date of grant. Participants must hold units for 36 months (or 40 months in the case of ISUs) from the date of grant. The units earn dividend equivalents in the form of additional units at the same rate as the dividends on common shares. No units will vest or become payable unless we meet our specified threshold performance targets. The plans provide for an enhanced payouts if we achieve superior levels of performance to motivate participants to achieve a higher return for shareholders. Payments to participants are based on the number of units vested multiplied by the average closing price of a common share on the TSX on the five trading days immediately prior to the vesting date.

Sun Share Unit (“Sun Shares”) Plan:    In December 2010, The Board approved the Sun Share Unit Plan which will replace the RSU and PSU plans for new awards granted effective in 2011. No awards were issued under this plan as at December 31, 2010. Under the Sun Share plan, participants are granted units that are the equivalent in value to one common share and have a grant price equal to the average of the closing price of a common share on the TSX on the five trading days immediately prior to date of the grant. Participants must hold units for up to 36 months from the date of grant. The units earn dividend equivalents in the form of additional units at the same rate as the dividends on common shares. Units may vest or become payable if we meet specified threshold performance targets. The plan provides for an enhanced payout if we achieve superior levels of performance to motivate participants to achieve a higher return for shareholders (enhanced payout is determined through a multiplier that can be as low as zero or as high as two times the number of units that vest). Payments to participants are based on the number of units earned multiplied by the average closing price of a common share on the TSX on the five trading days immediately prior to the vesting date.

Additional information for other stock-based compensation plans:    The activities in these plans and the liabilities accrued on the balance sheet are summarized in the following table:

Number of units (in thousands)	DSUs	RSUs	PSUs/ISUs	Total
Units outstanding December 31, 2008	771	2,171	523	3,465
Units outstanding December 31, 2009	826	3,889	1,004	5,719
Units outstanding December 31, 2010	777	4,409	1,181	6,367

Liability accrued as at December 31, 2010	$21	$77	$13	$111

Compensation cost and the tax benefits recorded as well as the tax benefits realized for other stock-based compensation plans are shown in the following table. Since expenses for the DSUs are accrued as part of incentive compensation in the year awarded, the expenses below do not include these accruals. The expenses presented in the following table include increases in the liabilities for DSUs, RSUs and PSUs due to changes in the fair value of the common shares and the accruals of the RSU and PSU liabilities over the vesting period, and exclude any adjustment in expenses due to the impact of hedging.

	2010	2009	2008
Compensation expense recorded	$57	$44	$(16)
Income tax expense (benefit) on expense recorded	$(17)	$(14)	$6

The unrecognized liability and compensation cost for other stock-based compensation plan units outstanding as at December 31, 2010, including an adjustment for expected future forfeitures was $61. The weighted average recognition period over which this compensation cost is expected to be recognized is 1.6 years. The unrecognized compensation cost and weighted average recognition period includes only costs related to the RSUs and PSUs since DSUs are generally vested at the date of grant. We paid $29 related to the liabilities of these plans in 2010 ($16 and $43 for 2009 and 2008, respectively).

18.D Stock-based compensation plans of a subsidiary

A subsidiary of ours grants stock options exercisable for shares of the subsidiary, restricted shares of the subsidiary and restricted share units (“RSUs”). Vesting requirements must be met in order for employees to have full ownership rights to the restricted share awards. Dividends are paid to restricted shareholders and are not forfeited if the award does not ultimately vest. The restricted stock awards vest over a four or five-year period and stock options vest over a four-year period. The RSUs vest over a two-year period from the grant date and RSU holders are entitled to receive non-forfeitable dividend equivalent payments over the vesting period. The RSUs are settled in cash upon vesting, while the stock options and restricted stock awards are settled in shares of the subsidiary.

The outstanding awards and related expenses in our Consolidated Statements of Operations for these awards for the years ended December 31 are as follows:

	2010	2009	2008
Awards outstanding (in thousands)	150	155	143
Expense recorded in operating expenses	$52	$36	$37
Income tax benefit recorded	$19	$14	$16

116	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

19. Income taxes

In our Consolidated Statements of Operations, the Income tax expense (benefit) for our worldwide operation has the following components for the years ended December 31:

	2010	2009	2008
Canadian income tax expense (benefit):
Current	$(23)	$240	$252
Future	25	(392)	98
Total	2	(152)	350
Foreign income tax expense (benefit):
Current	117	(45)	(106)
Future	252	(345)	(587)
Total	369	(390)	(693)
Total income taxes expense (benefit)	$371	$(542)	$(343)

The after-tax undistributed earnings of most non-Canadian subsidiaries would be taxed only upon their repatriation to Canada. We recognize a future tax liability, if any, on these undistributed earnings to the extent that management expects they will be repatriated in the foreseeable future. To the extent repatriation of such earnings is not currently planned, we have not recognized the future tax liability. If the undistributed earnings of all non-Canadian subsidiaries not currently planned were repatriated, additional taxes that would be payable are estimated to be $96 as at December 31, 2010 ($61 and $160 in 2009 and 2008, respectively).

Our effective worldwide income tax rate differs from the combined Canadian federal and provincial statutory income tax rate for the years ended December 31, as follows:

	2010		2009		2008
		%		%		%
Total net income (loss)	$1,685		$622		$857
Add: Income taxes expense (benefit)	371		(542)		(343)
Non-controlling interests in net income (loss) of subsidiaries	23		15		23
Total net income (loss) before income taxes and non-controlling interests in net income (loss) of subsidiaries	$2,079		$95		$537
Taxes at the combined Canadian federal and provincial statutory income tax rate	$634	30.5	$30	32.0	$175	32.5
Increase (decrease) in rate resulting from:
Higher (lower) effective rates on income subject to taxation in foreign jurisdictions	(189)	(9.1)	(161)	(169.4)	(441)	(82.1)
Tax (benefit) cost of unrecognized losses	32	1.5	(99)	(104.2)	20	3.7
Tax exempt investment income	(200)	(9.6)	(294)	(309.9)	(49)	(9.1)
Changes to statutory income tax rates	(1)	–	(18)	(19.0)	(30)	(5.6)
Other	95	4.5	–	–	(18)	(3.3)
Effective worldwide income taxes	$371	17.8	$(542)	(570.5)	$(343)	(63.9)

Statutory tax rates in the jurisdictions in which we conduct business range from 0% to 35% which creates a tax rate differential and corresponding tax provision difference compared to the Canadian federal and provincial statutory rate when applied to foreign income not subject to tax in Canada. This impact is reported in the above table in Higher (lower) effective rates on income subject to taxation in foreign jurisdictions, which includes a tax benefit of $76 in 2010 associated with the favourable resolution of tax litigation in the U.K. An offsetting valuation allowance of $23 related to this tax benefit is reported in Tax (benefit) cost of unrecognized losses. For the Tax exempt investment income, the tax benefit amounted to $200 in 2010 as a result of improving market conditions during the year.

During the recent years, the Canadian federal government and certain provinces enacted legislation reducing corporate income tax rates. As a result of these enactments, our statutory income tax rates will decline gradually to 26% in 2013 as these rate reductions become effective. In 2010, the United Kingdom reduced the corporate income tax rates to 27% beginning in April 2011. The reductions require us to review our future tax assets and liabilities on an ongoing basis. The re-measurement of future taxes in 2010 impacted both the business attributable to participating policyholders and shareholders. The participating policyholders benefited by $Nil in 2010 ($16 and $25 in 2009 and 2008, respectively), while the increase to shareholders’ income amounted to $1 in 2010 ($2 and $5 in 2009 and 2008, respectively).

In December 2010, we sold our life retrocession business. As a result, our income tax expense was $90 higher than expected due to the write-off of goodwill that was not deductible for tax purposes. The impact of the sale of our life retrocession business is reported in Other in the table above.

In 2009, Tax (benefit) cost of unrecognized losses included a tax benefit relating to investment impairment losses previously recorded in SLF U.S. of $101. Tax exempt investment income in 2009 included a tax benefit of $174 recorded as a result of the enactment of the Canadian tax rules relating to CICA Handbook Section 3855 Financial Instruments – Recognition and Measurement.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	117

We have accumulated tax losses, primarily in the United Kingdom, United States and Canada, totalling $3,939 ($2,232 in 2009). The benefit of these tax losses has been recognized in future income taxes to the extent that they are more likely than not to be realized in the amount of $941 as at December 31, 2010 ($517 in 2009). We will realize this benefit in future years through a reduction in current income taxes as and when the losses are utilized. These tax losses are subject to examination by various tax authorities and could be reduced as a result of the adjustments to tax returns. Furthermore, legislative, business or other changes may limit our ability to utilize these losses. Some of our entities in certain jurisdictions have had cumulative losses in recent years. In determining if it is appropriate to recognize a future income tax asset relating to tax losses of those entities, we considered the relative impact of the existence of the cumulative losses against various forms of favourable evidence, including projections of future income, indicating that the benefit of these losses will be realized.

The majority of capital losses in the United States expire beginning in 2014 while non-capital losses expire beginning in 2023. The losses in Canada expire primarily in 2029 and 2030. The losses in the United Kingdom can be carried forward indefinitely.

The following are the future tax assets and liabilities in our Consolidated Balance Sheets as at December 31 by source of temporary differences:

	2010		2009
	Assets	Liabilities	Assets	Liabilities
Investments	$(60)	$552	$319	$742
Actuarial liabilities	(87)	(216)	(70)	(476)
Deferred acquisition costs	297	(6)	381	(5)
Losses available for carry forward	637	(483)	372	(249)
Other	(35)	97	77	(33)
	752	(56)	1,079	(21)
Valuation allowance	(43)	136	(25)	79
Total	$709	$80	$1,054	$58

Future income taxes are the result of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The sources of these temporary differences and the recognized tax effects in our Consolidated Statements of Operations for the years ended December 31 are as follows:

	2010	2009	2008
Investments	$16	$1,033	$(2,070)
Actuarial liabilities	283	(1,383)	1,851
Deferred acquisition costs	73	42	(46)
Losses (incurred) utilized	(395)	(525)	71
Other	300	96	(295)
Future income tax expense (benefit)	$277	$(737)	$(489)

20. Income taxes included in OCI

OCI included in our Consolidated Statements of Comprehensive Income is presented net of income taxes. The following income tax amounts are included in each component of OCI for the years ended December 31:

	2010	2009
Unrealized foreign currency gains and losses on net investment hedges	$3	$(9)
Unrealized gains and losses on available-for-sale assets	(80)	(323)
Reclassifications to net income for available-for-sale assets	26	13
Unrealized gains and losses on cash flow hedging instruments	(17)	(38)
Reclassifications to net income for cash flow hedges	2	–
Total income tax benefit (expense) included in OCI	$(66)	$(357)

21. Commitments, guarantees and contingencies

21.A Lease commitments

We lease offices and certain equipment. These are operating leases with rents charged to operations in the year to which they relate. Total future rental payments for the remainder of these leases total $523. The future rental payments by year of payment are included in Note 6B.

21.B Contractual commitments

In the normal course of business, various contractual commitments are outstanding, which are not reflected in our Consolidated Financial Statements. In addition to the loan commitments for bonds and mortgages included in Note 6Ai, we have equity and real estate commitments. We had a total of $968 of contractual commitments outstanding as at December 31, 2010, the expected maturities of these commitments are included in Note 6B.

21.C Letters of credit

We issue commercial letters of credit in the normal course of business. As at December 31, 2010, letters of credit in the amount of $577 are outstanding, of which $404 relate to internal reinsurance.

118	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

21.D Indemnities and guarantees

In the normal course of our business, we have entered into agreements that include indemnities in favour of third parties, such as purchase and sale agreements, confidentiality agreements, engagement letters with advisors and consultants, outsourcing agreements, leasing contracts, trade-mark licensing agreements, underwriting and agency agreements, information technology agreements, distribution agreements, financing agreements, the sale of equity interests, and service agreements. These agreements may require us to compensate the counterparties for damages, losses, or costs incurred by the counterparties as a result of breaches in representation, changes in regulations (including tax matters) or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. We have also agreed to indemnify our directors and certain of our officers and employees in accordance with our by-laws. These indemnification provisions will vary based upon the nature and terms of the agreements. In many cases, these indemnification provisions do not contain limits on our liability, and the occurrence of contingent events that will trigger payment under these indemnities is difficult to predict. As a result, we cannot estimate our potential liability under these indemnities. We believe the likelihood of conditions arising that would trigger these indemnities is remote and, historically, we have not made any significant payment under such indemnification provisions.

In certain cases, we have recourse against third parties with respect to the aforesaid indemnities, and we also maintain insurance policies that may provide coverage against certain of these claims.

Guarantees made by us that can be quantified are included in Note 6Ai.

21.E Guarantees of Sun Life Assurance preferred shares and subordinated debentures

On November 15, 2007, SLF Inc. provided a full and unconditional guarantee of the following subordinated debentures issued by Sun Life Assurance: the $150 of 6.30% subordinated debentures due 2028, the $300 of 6.65% subordinated debentures due 2015, and the $800 of 6.15% subordinated debentures due 2022. The $300 of 6.65% subordinated debentures due 2015 were redeemed in the fourth quarter of 2010. All of the subordinated debentures were held by external parties. On that date, SLF Inc. also provided a subordinated guarantee of the preferred shares issued by Sun Life Assurance from time to time, other than such preferred shares held by SLF Inc. and its affiliates. Sun Life Assurance has no outstanding preferred shares subject to the guarantee. Claims under the guarantee of the subordinated debentures will rank equally with all other subordinated indebtedness of SLF Inc. As a result of these guarantees, Sun Life Assurance is entitled to rely on an order dated November 14, 2007 exempting it from most continuous disclosure and the certification requirements of Canadian securities laws.

The following tables set forth certain consolidating summary financial information for SLF Inc. and Sun Life Assurance (Consolidated), as required under the order:

For the year ended December 31	SLF Inc. (unconsolidated)	Sun Life Assurance (consolidated)	Other Subsidiaries of SLF Inc. (combined)	Consolidation adjustments	SLF Inc. (consolidated)
2010
Revenue	$448	$20,018	$5,394	$(1,220)	$24,640
Shareholders’ net income (loss)	$1,676	$1,571	$218	$(1,789)	$1,676
2009
Revenue	$146	$19,883	$7,694	$(151)	$27,572
Shareholders’ net income (loss)	$613	$715	$(65)	$(650)	$613
2008
Revenue	$518	$13,290	$2,689	$(934)	$15,563
Shareholders’ net income (loss)	$855	$1,506	$(814)	$(692)	$855

For the year ended December 31	SLF Inc. (unconsolidated)	Sun Life Assurance (consolidated)	Other Subsidiaries of SLF Inc. (combined)	Consolidation adjustments	SLF Inc. (consolidated)
2010
Invested assets	$19,926	$86,296	$21,810	$(18,351)	$109,681
Total other assets	$8,222	$9,047	$15,334	$(21,425)	$11,178
Actuarial and other policy liabilities	$–	$70,922	$13,305	$136	$84,363
Total other liabilities	$9,903	$13,303	$19,360	$(24,429)	$18,137
2009
Invested assets	$21,324	$82,930	$23,766	$(19,791)	$108,229
Total other assets	$4,319	$10,224	$10,373	$(13,054)	$11,862
Actuarial and other policy liabilities	$–	$69,043	$15,629	$86	$84,758
Total other liabilities	$8,413	$13,676	$12,234	$(16,327)	$17,996

21.F Legal and regulatory proceedings

SLF Inc. and its subsidiaries are regularly involved in legal actions, both as a defendant and as a plaintiff. In addition, government and regulatory bodies in Canada, the United States, the United Kingdom and Asia, including federal, provincial and state regulatory bodies, securities and insurance regulators in Canada, the United States and other jurisdictions, the United States Securities Commission, the

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	119

United States Financial Industry Regulatory Authority, and state attorneys general in the United States, from time to time, make inquiries and require the production of information or conduct examinations or investigations concerning compliance by SLF Inc. and its subsidiaries with insurance, securities and other laws. Management does not believe that the conclusion of any current legal or regulatory matters, either individually or in the aggregate, will have a material adverse effect on our financial condition or results of operations.

22. Pension plans and other post-retirement benefits

We sponsor non-contributory defined benefit pension plans for eligible qualifying employees. The defined benefit pension plans offer benefits based on length of service and final average earnings and certain plans offer some indexation of benefits. The specific features of these plans vary in accordance with the employee group and countries in which employees are located. In addition, we maintain supplementary non-contributory pension arrangements for eligible employees, primarily for benefits which do not qualify for funding under the various registered pension plans.

We also established defined contribution pension plans for eligible qualifying employees. Our contributions to these defined contribution pension plans are subject to certain vesting requirements. Generally, our contributions are a set percentage of employees’ annual income and matched against employee contributions.

On January 1, 2009, the Canadian Staff defined benefit plan was closed to new employees, and was replaced with a defined contribution plan for employees hired on or after January 1, 2009. Canadian employees hired before then continue to participate in the previous plan, which includes both defined benefit and defined contribution components. As a result, only defined contribution plans are open to new hires worldwide (except for one small defined benefit plan in the Philippines).

In addition to our pension plans, in some countries we provide certain post-retirement medical, dental and life insurance benefits to eligible qualifying employees and to their dependants upon meeting certain requirements. Eligible retirees may be required to pay a portion of the premiums for these benefits and, in general, deductible amounts and co-insurance percentages apply to benefit payments. These post-retirement benefits are not pre-funded.

The following tables set forth the status of the defined benefit pension and other post-retirement benefit plans.

	Pension		Post-Retirement
	2010	2009	2010	2009
Change in projected benefit obligation:
Projected benefit obligation, January 1	$2,284	$2,186	$266	$233
Service cost	34	35	5	4
Interest cost	130	132	15	15
Actuarial losses (gains)	37	181	–	34
Benefits paid	(146)	(169)	(11)	(11)
Curtailments, settlements and plan amendments	–	–	–	(1)
Effect of changes in currency exchange rates	(65)	(81)	(3)	(8)
Projected benefit obligation, December 31(1)	$2,274	$2,284	$272	$266
Accumulated benefit obligation, December 31(2)	$2,160	$2,154

Change in plan assets:
Fair value of plan assets, January 1	$2,047	$1,995	$–	$–
Net actual return on plan assets	197	252	–	–
Employer contributions	54	36	11	11
Benefits paid	(146)	(169)	(11)	(11)
Effect of changes in currency exchange rates	(60)	(67)	–	–
Fair value of plan assets, December 31	$2,092	$2,047	$–	$–

Net funded status, December 31	$(182)	$(237)	$(272)	$(266)
Unamortized net actuarial loss (gain)	391	456	19	20
Unamortized past service cost	7	9	(5)	(14)
Unamortized transition asset	(15)	(33)	(1)	(3)
Accrued benefit asset (liability), December 31	$201	$195	$(259)	$(263)

Balance sheet classification of accrued benefit asset (liability), December 31:
Other assets	$408	$405	$–	$–
Other liabilities	$207	$210	$259	$263

Pension plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	$1,793	$1,503
Plan assets	$1,599	$1,251

120	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

	Pension			Post-Retirement
	2010	2009	2008	2010	2009	2008
Components of defined benefit cost recognized:
Service cost, curtailments and settlements	$34	$35	$50	$5	$4	$5
Plan amendments	–	–	–	–	(1)	(1)
Interest cost	130	132	129	15	15	14
Actual return on plan assets	(197)	(252)	307	–	–	–
Actuarial losses (gains)	37	181	(331)	–	34	(34)
Benefit cost before adjustments to recognize the long-term nature of defined benefit plans	4	96	155	20	52	(16)
Adjustments to recognize the long-term nature of defined benefit plans:
Difference between expected and actual return on plan assets for year	65	118	(462)	–	–	–
Difference between actuarial losses (gains) recognized and actual actuarial losses (gains) on accrued benefit obligation for year	(7)	(155)	363	1	(38)	35
Difference between amortization of past service costs for year and actual plan amendments for year	1	1	1	(9)	(13)	(23)
Amortization of transition obligation (asset)	(17)	(18)	(18)	(2)	(2)	(2)
Total adjustments to defer costs to future periods	$42	$(54)	$(116)	$(10)	$(53)	$10
Total benefit cost recognized for the years ended December 31	$46	$42	$39	$10	$(1)	$(6)

Key weighted average assumptions:

	Pensions		Post-Retirement
	2010	2009	2010	2009
To measure benefit obligation at end of year
Discount rate	5.2%	6.0%	5.2%	5.8%
Rate of compensation increase	3.4%	3.8%	–	–
Initial health care cost trend rate(3)	–	–	7.7%	8.1%
To determine benefit costs or income for the period
Discount rate	6.0%	6.5%	5.8%	6.5%
Expected long-term rate of return on plan assets	6.8%	6.8%	–	–
Rate of compensation increase	3.8%	3.6%	–	–
Initial health care cost trend rate(3)	–	–	8.1%	9.4%

(1)  The date of the most recent actuarial valuation for funding purposes was January 1, 2009 for the United Kingdom and January 1, 2010 for all other plans. The next required funding valuation is January 1, 2013 for the plans in Canada, January 1, 2012 for the United Kingdom, and January 1, 2011 for all other plans.

(2)  The accumulated benefit obligation is smaller than the projected benefit obligation since it does not recognize projected future compensation increases.

(3)  The assumed medical cost trend rate used in measuring the accumulated post-retirement benefits obligation at the end of the year for Canada in 2010 was 7.5% per year until 2015, then decreasing gradually to an ultimate rate of 4.5% per year in 2030 (in 2009 was 8.0% per year until 2015, then decreasing gradually to an ultimate rate of 5.0% per year in 2030). For the United States in both 2010 and 2009, the assumed rate was 8.5%, decreasing gradually to an ultimate rate of 5.0% in 2017. The assumed dental cost trend rate was 4.0% for Canada and 5% for the United States (in 2009 it was 4.5% for Canada and 5.0% for the United States).

Discount rate, return on plan assets and rate of compensation increase:

The major economic assumptions which are used in determining the actuarial present value of the accrued benefit obligations vary by country. In determining the discount rate for the Canadian plans, a yield curve for long-term Corporate “AA” bonds is developed from the Government of Canada yield curve by adding an appropriate adjustment to reflect the risk characteristics of high-quality Corporate bonds. This curve is then used to calculate a level discount rate by reference to the spot yields on high-quality, non-callable, zero-coupon Corporate bonds with maturities that match the estimated benefit cash flows for the plan.

In determining the discount rate for the plans in the United States a portfolio of Corporate “AA” bonds is selected that matches the projected benefit payments of the plans. The discount rate assumption is a single rate that equates the market value of the matching bond portfolio to the discounted value of the projected benefit payments.

The assumed rate of return on assets for pension cost purposes is the weighted average of expected long-term asset return assumptions by asset class and is selected from a range of possible future asset returns.

Health care cost calculations are based on trend rate assumptions which may differ from actual results. Changes in trend rate assumptions by 1% in either direction will change the health care cost as follows:

	1%
	Increase	Decrease
Effect on post-retirement benefit obligations	$23	$(21)
Effect on aggregated service and interest costs	$2	$(2)

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	121

Composition of fair value of plan assets, December 31:

	2010	2009
Equity investments	44%	44%
Fixed income investments	44%	43%
Real estate investments	4%	4%
Other	8%	9%
Total composition of fair value of plan assets	100%	100%

Target allocation of plan assets, December 31:

	2010	2009
Equity investments	44%	43%
Fixed income investments	45%	43%
Real estate investments	5%	5%
Other	6%	9%
Total	100%	100%

The assets of the defined benefit pension plans are primarily held in trust for plan members, and are managed within the provisions of the plans’ investment policies and procedures. Diversification of the investments is used to minimize credit, market and foreign currency risks. Due to the long-term nature of the pension obligations and related cash flows, asset mix decisions are based on long-term market outlooks within the specified tolerance ranges. The long-term investment objectives of the defined benefit pension plans are to exceed the real rate of investment return assumed in the actuarial valuation of plan liabilities. Over shorter periods, the objective of the defined benefit pension plans is to exceed the average market returns of a well-diversified portfolio. Liquidity is managed with consideration to the cash flow requirements of the liabilities.

Permitted investments of the defined benefit pension plans include guaranteed funds, annuities, and pooled and non-pooled variable accumulation funds in addition to any other investment vehicle approved by the plan sponsors that is eligible under pension regulations. The policy statement for each fund or manager mandate either prohibits, or permits, within specified constraints, the use of derivative instruments such as options and futures. The use of derivative instruments is limited to unleveraged substitution and hedging strategies. The defined benefit pension plans may not invest in securities of a related party or lend to any related party unless such securities are publicly traded and selected by the manager, acting independently on behalf of all that manager’s discretionary accounts or pooled funds, which have mandates similar to those of our defined benefit pension plans.

The following tables set forth the expected contributions and expected future benefit payments of the defined benefit pension and other post-retirement benefit plans.

	Pension	Post-Retirement	Total
Expected contributions for the next 12 months	$56	$14	$70

Expected future benefit payments

	2011	2012	2013	2014	2015	2016 to 2020
Pension	$99	$108	$112	$118	$123	$744
Post-retirement	14	15	15	16	17	90
Total	$113	$123	$127	$134	$140	$834

The total contribution made by us to defined contribution plans was $55 in 2010, $51 in 2009 and $52 in 2008.

23. Foreign exchange gain/loss

The net foreign exchange gain of $5, equivalent to the proportionate amount of the foreign exchange loss accumulated in unrealized foreign currency translation gains (losses) in accumulated OCI from our self-sustaining foreign operations, was recognized in Other net investment income (loss) for the year ended December 31, 2010 (loss of $6 in 2009 and loss of $6 in 2008).

24. Related party transactions

Transactions between SLF Inc. and its subsidiaries, which are related parties of SLF Inc., have been eliminated on consolidation and are not disclosed in this note.

Prior to the sale of the equity investment in CI Financial on December 12, 2008 (see Note 3), we received distribution fees from CI Investments Inc. for sales of its products by agents licensed through us. Distribution fees for 2008 of $129 are included in Fee income in our Consolidated Statements of Operations. As a result of the sale, CI Investments Inc. is no longer related party.

122	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

25. Variable interest entities

We have a greater than 20% interest in a number of VIEs where we do not have a controlling financial interest, including being a creditor in trusts, limited partnerships, limited liability companies and special purpose entities. These VIEs were used to finance commercial mortgages, franchise receivables, auto receivables, retail stores, equipment, and to make private debt and equity investments. As at December 31, 2010, our maximum exposure to loss related to all of these investments is $284 ($313 in 2009), which is the carrying amount of these assets.

In the fourth quarter of 2007, a subsidiary of ours obtained external funding (as described in Note 12D for excess U.S. statutory actuarial reserves attributable to specific blocks of universal life policies through the use of a VIE. Our subsidiary consolidates the VIE as the primary beneficiary since it is exposed to the majority of the expected losses.

26.	Summary of differences between accounting principles Generally accepted in Canada and in the United States

Our Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in Canada (“Cdn. GAAP”). These accounting principles differ in certain respects from accounting principles generally accepted in the United States (“U.S. GAAP”). The differing basis of accounting changes the incidence of profit recognition over its lifetime. Regardless of the accounting basis chosen, the total profit of an insurance contract will not change. The financial statement impact and a description of the material differences follow.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	123

26.A	Reconciliation of selected Cdn. GAAP financial statement information to U.S. GAAP

26.A.i Consolidated Statements of Operations for the years ended December 31:

	2010		2009		2008
	Cdn. GAAP	U.S. GAAP	Cdn. GAAP	U.S. GAAP	Cdn. GAAP	U.S. GAAP
REVENUE
Premiums	$13,498	$9,396	$15,510	$9,703	$13,587	$8,979
Total net investment income (loss)	7,880	5,728	9,397	7,730	(526)	2,401
Net realized gains (losses)	119	403	(5)	(149)	(241)	(951)
Fee income	3,143	3,267	2,670	2,654	2,743	3,335
	24,640	18,794	27,572	19,938	15,563	13,764
POLICY BENEFITS AND EXPENSES
Payments to policyholders, beneficiaries and depositors	13,999	9,923	14,317	10,560	14,314	9,847
Increase (decrease) in actuarial liabilities	2,909	1,692	7,697	1,104	(4,429)	2,085
Acquisition expense amortization	53	887	48	1,135	50	(394)
Other expenses	5,600	4,709	5,415	4,359	5,091	3,970
	22,561	17,211	27,477	17,158	15,026	15,508
INCOME (LOSS) BEFORE INCOME TAXES AND NON-CONTROLLING INTERESTS	2,079	1,583	95	2,780	537	(1,744)
Income taxes expense (benefit)	371	76	(542)	362	(343)	(1,088)
Non-controlling interests in net income (loss) of subsidiaries	23	–	15	–	23	–
TOTAL NET INCOME (LOSS)	1,685	1,507	622	2,418	857	(656)
Less: Non-controlling interests’ net income (loss)	–	23	–	15	–	23
Less: Participating policyholders’ net income (loss)	9	–	9	–	2	–
SHAREHOLDERS’ NET INCOME (LOSS)	1,676	1,484	613	2,403	855	(679)
Less: Preferred shareholder dividends	93	93	79	79	70	70
COMMON SHAREHOLDERS’ NET INCOME (LOSS)	$1,583	$1,391	$534	$2,324	$785	$(749)

Earnings (loss) per share
Basic	$2.79	$2.45	$0.95	$4.14	$1.40	$(1.34)
Diluted	$2.76	$2.42	$0.94	$4.12	$1.37	$(1.36)
Weighted average shares outstanding in millions
Basic	568	568	561	561	561	561
Diluted	570	570	562	562	562	561

124	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

26.A.ii Consolidated Balance Sheets as at December 31:

	2010		2009(1)
	Cdn. GAAP	U.S. GAAP	Cdn. GAAP	U.S. GAAP
ASSETS
Bonds – held-for-trading	$54,753	$15,053	$51,634	$14,835
Bonds – available-for-sale	10,752	51,481	9,673	46,433
Mortgages and corporate loans	19,511	18,677	19,449	19,449
Stocks – held-for-trading	4,424	1,008	4,331	1,331
Stocks – available-for-sale	808	4,223	635	3,636
Real estate, net of accumulated depreciation (accumulated depreciation: 2010 – $600; 2009 – $561)	4,919	3,216	4,877	3,190
Cash and cash equivalents	3,609	3,609	5,865	5,845
Short-term securities(2)	4,878	4,852	6,003	5,963
Derivative assets	1,629	1,732	1,382	1,357
Policy loans and other invested assets	3,525	4,085	3,503	4,073
Other invested assets – held-for-trading	419	207	425	206
Other invested assets – available-for-sale	454	696	452	689
Invested assets	109,681	108,839	108,229	107,007
Goodwill	5,978	4,444	6,419	4,678
Intangible assets	898	877	926	907
Deferred acquisition costs	187	7,153	167	7,763
Future income taxes(3)	709	417	1,054	681
Other assets	3,406	7,623	3,296	7,890
Total other assets	11,178	20,514	11,862	21,919
Segregated funds assets(4)		87,944		80,551
Total consolidated assets	$120,859	$217,297	$120,091	$209,477
Segregated funds net assets(4)	$88,911		$81,305
LIABILITIES AND EQUITY
Actuarial liabilities and other policy liabilities	$84,363	$56,947	$84,758	$56,563
Contract holder deposits		31,481		34,101
Amounts on deposit	4,450	4,661	4,181	4,390
Derivative liabilities	700	762	1,257	1,196
Deferred net realized gains	219		225
Senior debentures	3,811	3,795	3,811	3,811
Future income taxes(3)	80	166	58	128
Other liabilities	6,082	9,833	5,374	8,301
Total general fund liabilities	99,705	107,645	99,664	108,490
Subordinated debt	2,741	2,741	3,048	3,048
Non-controlling interests in subsidiaries(5)	54		42
Segregated funds liabilities(4)		87,944		80,551
Equity	18,359	18,967	17,337	17,388
Total consolidated liabilities and equity	$120,859	$217,297	$120,091	$209,477
Segregated funds contract liabilities(4)	$88,911		$81,305

(1)  Opening retained earnings as at January 1, 2008 have been restated. Refer to Note 2.

(2)  U.S. GAAP terminology is short-term investments.

(3)  U.S. GAAP terminology is deferred income tax.

(4)  U.S. GAAP terminology is separate accounts.

(5)  Included in equity in U.S. GAAP.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	125

26.A.iii Consolidated Statements of Equity for the years ended December 31:

	2010			2009(1)
	Cdn. GAAP	U.S. GAAP		Cdn. GAAP	U.S. GAAP
PARTICIPATING POLICYHOLDERS’ CAPITAL ACCOUNT:
Balance, January 1	$107	$		$106	$
Net income (loss) attributed to participating policyholders	9			9
Total other comprehensive income (loss)	(2)			(8)
Balance, December 31	114			107
SHAREHOLDERS’ EQUITY:
PREFERRED SHARES
Balance, January 1	1,741		1,741	1,495		1,495
Shares issued, net of issuance costs	274		274	246		246
Balance, December 31	2,015		2,015	1,741		1,741
PAID IN CAPITAL
Balance, January 1	7,259		13,049	7,101		12,903
Common shares issued under dividend reinvestment and share purchase plan	263		263	136		136
Stock options exercised(2)	15		15	6		6
Stock-based compensation(3)	19		26	16		14
Change due to transactions with non-controlling interests			21			(10)
Balance, December 31	7,556		13,374	7,259		13,049
RETAINED EARNINGS
Balance, January 1, as previously reported	10,762		5,157	11,024		3,629
Adjustment for change in accounting policy adopted on January 1, 2010(4)	–		21	–		–
Balance, January 1, after change in accounting policy	10,762		5,178	11,024		3,629
Adjustment for change in accounting policy adopted on July 1, 2010(4)	–		(21)	–		–
Net income (loss) for the year attributed to shareholders	1,676		1,484	613		2,403
Dividends on common shares	(811)		(811)	(796)		(796)
Dividends on preferred shares	(93)		(93)	(79)		(79)
Balance, December 31	11,534		5,737	10,762		5,157
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), net of taxes
Balance, January 1, as previously reported	(2,532)		(2,601)	(2,394)		(3,822)
Adjustment for change in accounting policy adopted on January 1, 2010(4)	–		14	–		–
Balance, January 1, after change in accounting policy	(2,532)		(2,587)	(2,394)		(3,822)
Adjustment for change in accounting policy adopted on July 1, 2010(4)	–		21	–		–
Total other comprehensive income (loss)	(328)		353	(138)		1,221
Balance, December 31	(2,860)		(2,213)	(2,532)		(2,601)
Total retained earnings and accumulated other comprehensive income (loss)	8,674		3,524	8,230		2,556
TOTAL SHAREHOLDERS’ EQUITY	$18,245		$18,913	$17,230		$17,346

NON-CONTROLLING INTERESTS(5)
Balance, January 1			$42			$44
Net Income (loss)			23			15
Other changes in non-controlling interests			(11)			(17)
Balance, December 31			$54			$42
TOTAL EQUITY	$18,359		$18,967	$17,337		$17,388

(1)  Opening retained earnings as at January 1, 2008 have been restated. Refer to Note 2.

(2)  Shown as share capital and contributed surplus under Cdn. GAAP.

(3)  Shown as contributed surplus under Cdn. GAAP.

(4)  See section C of this Note for details of the changes in accounting policies.

(5)  Included in equity in U.S. GAAP.

126	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

As at December 31	2010			2009
	Cdn. GAAP		U.S. GAAP	Cdn. GAAP		U.S. GAAP
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), net of taxes
Balance, end of year, consists of:
Unamortized net actuarial loss(1)	$		$(162)	$		$(209)
Unamortized past service cost(1)			(1)			5
Unamortized transition asset(1)			(1)			2
Unrealized gains (losses) on available-for-sale assets		324	2,429		30	814
Unrealized foreign currency translation gains (losses), net of hedging activities		(3,244)	(3,474)		(2,637)	(2,844)
Unrealized gains (losses) on derivatives designated as cash flow hedges		45	6		62	8
Deferred acquisition costs and other liabilities			(1,010)			(377)
Balance, December 31		$(2,875)	$(2,213)		$(2,545)	$(2,601)

(1) Included in Other assets and Other liabilities for plans with surpluses and deficits respectively under Cdn. GAAP.

26.A.iv Comprehensive income (loss):

For U.S. GAAP, changes to deferred acquisition costs and other liabilities, as well as amounts related to defined benefit pension plans are included in addition to the components included in comprehensive income (loss) for Cdn. GAAP.

For the years ended December 31	2010		2009		2008
	Cdn. GAAP	U.S. GAAP	Cdn. GAAP	U.S. GAAP	Cdn. GAAP	U.S. GAAP
Total net income (loss)	$1,685	$1,507	$622	$2,418	$857	$(656)
Other comprehensive income (loss), net of taxes:
Unrealized foreign currency translation gains (losses), excluding hedges	(694)	(743)	(1,908)	(1,816)	2,162	1,955
Unrealized foreign currency gains (losses), net investment hedges	92	113	314	335	(396)	(451)
Net adjustment for foreign exchange losses	(5)	–	6	–	6	–
Unrealized gains (losses) on available-for-sale assets	388	1,832	1,492	3,429	(1,653)	(4,763)
Reclassifications to net income (loss) for available-for-sale assets	(94)	(252)	(33)	177	199	885
Unrealized gains (losses) on cash flow hedging instruments	(13)	2	(18)	14	24	(34)
Reclassifications to net income (loss) for cash flow hedges	(4)	(4)	1	1	23	24
Changes to deferred acquisition costs and other liabilities		(633)		(877)		1,253
Changes in unamortized net actuarial loss		47		(36)		(47)
Changes in past service cost		(6)		(8)		(16)
Changes in transition asset		(3)		2		(5)
Total other comprehensive income (loss)	(330)	353	(146)	1,221	365	(1,199)
Less:
Participating policyholders’ net income (loss)	9		9		2
Participating policyholders’ foreign currency translation gains (losses), excluding hedges	(2)		(8)		9
Non-controlling interests’ net income (loss)		23		15		23
Shareholders’ comprehensive income (loss)	$1,348	$1,837	$475	$3,624	$1,211	$(1,878)

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	127

26.A.v Effect of differences between Cdn. GAAP and U.S. GAAP net income (loss):

For the differences between Cdn. GAAP and U.S. GAAP net income (loss) listed below, please refer to the following section for a description of the differences in accounting policies.

For the years ended December 31	2010	2009	2008
Total net income (loss) in accordance with Cdn. GAAP	$1,685	$622	$857
Adjustments related to:
Investments
Bonds(1)	(1,321)	(1,893)	1,632
Stocks and segregated fund units(1)	(267)	(716)	980
Derivative instruments	71	1,005	(136)
Real estate	(55)	(121)	(214)
Total investments	(1,572)	(1,725)	2,262

Deferred acquisition costs
Deferred acquisition costs – deferred	765	925	793
Deferred acquisition costs – amortization and interest	(991)	(1,229)	444
Total deferred acquisition costs	(226)	(304)	1,237

Actuarial liabilities and other policyholder revenues and expenses
Premium and fees revenue	(3,733)	(5,610)	(3,766)
Payments to policyholders, beneficiaries and depositors	4,075	3,757	4,467
Actuarial liabilities	1,217	6,593	(6,514)
Total actuarial liabilities and other policyholder revenues and expenses	1,559	4,740	(5,813)
Other	(256)	(26)	33
Income tax effect of above adjustments	294	(904)	745
Non-controlling interests’ net income (loss)	23	15	23
Total net income (loss) in accordance with U.S. GAAP	$1,507	$2,418	$(656)

(1)  Differences in net income (loss) are attributable to different asset designations. Under Cdn. GAAP, assets are generally designated as held-for-trading for investments supporting actuarial liabilities, and available- for-sale for assets generally not supporting actuarial liabilities (as described in more detail in Note 1). For U.S. GAAP, most of our assets are designated as available-for-sale.

26.B	Significant accounting policy differences between Cdn. GAAP and U.S. GAAP

The following table shows the significant accounting policy differences between Cdn. GAAP and U.S. GAAP applicable to us:

	Cdn. GAAP	U.S. GAAP
Bonds and Stocks

When there is objective evidence that debt securities are impaired due to issuer credit concern resulting in a decline in fair value that is considered other-than-temporary, including when there is intent to sell, the loss is charged to earnings.

When there is objective evidence that equity securities are impaired due to a significant or prolonged decline in fair value that is considered other-than-temporary, including when there is intent to sell, the loss is charged to earnings.

Effective in 2009, if the fair value of a debt security increases after an impairment loss was recognized and the increase can be objectively related to an event occurring after the impairment loss was recognized, the impairment loss is reversed into income. Prior to 2009, once an impairment loss was recorded to income, it could not be reversed.

Commencing April 1, 2009, as a result of adoption of Financial Accounting Standards Board (“FASB”) ASC Topic 320, losses on debt securities which are other-than-temporarily impaired are separated into two categories, the portion of loss which is considered credit loss (“credit loss”) and the portion of loss which is due to other factors (“non-credit loss”). The credit loss portion is charged to earnings, while the non-credit loss is charged to other comprehensive income (loss) if we do not intend to sell the debt security, or if it is not more likely than not that we will be required to sell the debt security.

Prior to April 2009, in addition to other-than-temporary impairment due to issuer credit, other-than-temporary impairment charges were also recorded in income for declines in fair values of debt securities due to changes in prevailing interest rates when we did not have the intent and ability to hold to recovery.

Impairment losses on debt securities are not reversed.

128	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

	Cdn. GAAP	U.S. GAAP
Real estate

Real estate held for investment is originally recorded at cost.

The carrying value is adjusted towards the fair value at 3% of the difference between fair value and carrying value per quarter. Realized gains and losses on sales are deferred and amortized into Net investment income (loss) at the rate of 3% of the unamortized balance each quarter.

We record a write-down for any other-than-temporary decline in the value of the entire real estate portfolio.

Real estate held for investment is carried at depreciated cost.

Realized gains and losses on sales are reflected in income immediately.

Other-than-temporary declines in the value of specific properties results in a write-down charged to income.

Deferred acquisition costs	Costs of acquiring new insurance and annuity business, primarily commissions, underwriting, issue expenses and agency expenses are implicitly recognized in actuarial liabilities for most of the policies.

Acquisition costs are deferred and recorded as an asset.

Amortization of such costs is dependent on the product to which the costs relate. For participating life insurance contracts, except for participating policies in the United Kingdom, amortization is based on a constant percentage of gross margin. For universal life and investment-type contracts, amortization is based on a constant percentage of gross profit. For other non-participating products, including term, group and disability insurance, amortization is based on a constant percentage of premium. Amortization for participating policies in the United Kingdom is based on the change in the sum assured. In cases where amortization is based on gross profit or margin, and available-for-sale bonds or stocks are used to support the underlying contract liability or actuarial reserve, a portion of the unrealized gains and losses balance is removed from equity and netted against the deferred acquisition cost balance.

Actuarial liabilities and contract holder deposits	Actuarial liabilities are calculated in accordance with Canadian generally accepted actuarial practice. This method uses best estimate assumptions for future experience factors adjusted to provide modest margins for adverse deviation in each experience factor.	The actuarial liabilities for participating life policies, except those in the United Kingdom, are computed using a net level premium reserve method with interest and mortality assumptions based primarily upon those assumptions used for establishing the cash surrender values in the contract. For universal life-type and investment contracts, contract holder deposits represent account balances and U.S. GAAP liabilities primarily equal account value balances. The account values represent an accumulation of gross deposits received plus credited interest less withdrawals, expenses and mortality charges. Other non-participating products include term, group and disability insurance. For these products, as well as participating contracts in the United Kingdom, a net level premium method is used with assumptions locked in at time of issue, unless the business is in a loss recognition position, in which case a best estimate gross premium valuation is used.
Deferred net realized gains	Realized gains and losses on sales of real estate are deferred and amortized.	Realized gains and losses on sales of real estate are recognized in income immediately.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	129

	Cdn. GAAP	U.S. GAAP
Premium revenue, fee income, maturities and surrenders, and interest on claims and deposits

Premiums for universal life and other investment-type contracts are recorded as revenue, and a liability for future policy benefits is established as a charge to income.

Interest accrued on contracts is shown as an increase in actuarial liabilities.

Payments to contract holders upon maturity are reflected as an expense with an offsetting reduction to the increase in actuarial liabilities.

Amounts received for universal life and investment-type contracts are not included in the income statement but are reported as deposits to contract holder account balances. Revenues from these contracts are limited to amounts assessed against policyholders’ account balances for mortality, policy administration and surrender charges, and are included in Fee income when earned.

Interest accrued on contracts is included in interest on claims and deposits.

Payments upon maturity or surrender are reflected as reductions to the contract holder deposits on the balance sheet.

Other payments in excess of the account value, such as death claims, are reflected as an expense.

Unrealized foreign currency translation gains (losses)	A proportionate amount of the exchange gain or loss accumulated in OCI is reflected in net income when there is a reduction in our net investment in a foreign operation resulting from a capital transaction, dilution, or sale of all or part of the foreign operation.	A proportionate amount of exchange gains or losses accumulated in OCI is reflected in net income only when there is a reduction in our net investment in the foreign operation resulting from the sale of all or substantially all of the foreign operation.
Future income tax asset and liability(1)	Future income tax liabilities and assets are recognized based on the differences between the accounting values of assets and liabilities and their related tax bases using income tax rates of enacted or substantively enacted tax law.	Future income tax liabilities and assets are recorded based on income tax rates of currently enacted tax law. Differences in the provisions for income taxes arise from differing accounting policies for assets and liabilities, and differences in the recognition of tax rate changes are disclosed in this note. As well, this note provides other disclosure differences.
Derivatives

For net investment hedges, changes in fair value of these hedging derivatives, along with interest earned and paid on the swaps are recorded to the foreign exchange gains and losses in OCI, offsetting the respective exchange gains or losses arising from the underlying investments.

There is no requirement to bifurcate embedded derivatives from actuarial liabilities for insurance contracts. As a result, they are included as part of actuarial liabilities.

For net investment hedges, spot rate changes on the hedging derivatives are recorded to the foreign exchange gains and losses in OCI to offset the respective exchange gains or losses arising from the underlying investments. The remainder of the changes in fair value, along with interest earned and paid, is recorded in net income.

Embedded derivatives in insurance contracts are separately accounted for as stand-alone derivatives when they are not clearly and closely related to their host instruments. They are recorded at fair value with changes in fair value recorded in income.

Non-cash collateral	Non-cash collateral received in securities lending transactions is not recognized on our Consolidated Financial Statements.	If we have the ability to sell or repledge non-cash collateral received in securities lending transactions, we recognize an asset on the balance sheet and a corresponding liability for the obligation to return it.
Non-controlling interests	Non-controlling interests is presented outside of liabilities and equity. Transactions with non-controlling interests are accounted for as step-acquisitions or disposals.	Non-controlling interests is included as part of equity, separate from shareholders’ equity. Effective in 2009, transactions with non-controlling interests that do not result in a change in control are accounted for as equity transactions rather than step-acquisitions or disposals.
Business combinations	Transaction and other costs directly related to an acquisition are capitalized as part of the purchase.

As a result of the adoption of the amended section on business combinations in ASC Topic 805 in 2009 (originally issued as FAS 141(R), transaction costs related to an acquisition are recognized as an expense through income.

Consolidation of VIE

VIEs for which we are the primary beneficiary are consolidated. The primary beneficiary is the variable interest holder that absorbs the majority of the expected losses, expected residual returns, or both. Qualifying Special Purpose Entities (“QSPE’s”) are exempt from consolidation by the transferor.

Prior to 2010, the consolidation requirements for VIEs were the same as under Canadian GAAP. As the result of the amendments to ASC Topic 810 adopted on January 1, 2010, the primary beneficiary is the variable interest holder that has both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. QSPEs are no longer exempt from the consolidation guidance.

(1) U.S. GAAP terminology is deferred income tax.

130	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

26.C Changes in U.S. generally accepted accounting standards

Adopted in 2010

The significant new U.S. GAAP accounting pronouncements and their impact to our Consolidated Financial Statements are described in the section that follows.

In June 2009, the FASB issued ASU 2009-16, Accounting for Transfers of Financial Assets, which amends ASC Topic 860, Transfers and Servicing. It amends the sale accounting criteria for transfers of financial assets, changes the initial recognition of retained interests, provides a definition of a participating interest to establish when transfers of portions of financial assets can achieve sale accounting, and eliminates the concept of a QSPE. As a result, QSPEs are subject to the consolidation guidance in ASC Topic 810: Consolidations. This guidance is effective for financial asset transfers occurring on or after January 1, 2010. The adoption of these amendments did not have a material impact in our Consolidated Financial Statements.

In June 2009, the FASB issued Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, which amends ASC Topic 810, Consolidations. We adopted these amendments on January 1, 2010. This guidance amends the consolidated requirements applicable to VIEs. Under this new guidance, an entity would consolidate a VIE when the entity has both (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. In February 2010, the FASB issued ASU 2010-10, Amendments for Certain Investment Funds, which defers the amended consolidation guidance from being applied for a reporting entity’s interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies. As a result of the amended consolidation guidance, in addition to the VIE we consolidated under the previous guidance, we consolidated two Company sponsored Collateralized Debt Obligations (“CDO”) and one synthetic CDO, electing the fair value option, four Company sponsored Collateralized Loan Obligations (“CLO”), at the carrying values carried forward as if we had been the primary beneficiary from the date we entered into the VIE arrangements and the SL Capital Trusts that issued the innovative capital instruments. The impact in our Consolidated Balance Sheet on January 1, 2010, as a result of consolidating the CDO, the synthetic CDO and the CLO VIEs was an increase in assets of $926, an increase in liabilities of $891, and increases in retained earnings of $21 and accumulated OCI of $14. The increases in retained earnings and accumulated OCI, respectively, are related to the unrealized net losses on held-for-trading and available-for-sale debt securities issued by the various VIEs which are eliminated and effectively remeasured at amortized cost through consolidation. We elected the fair value option for the CDOs and synthetic CDO to reduce the accounting mismatch that would result from measuring consolidated debt security assets and financial liabilities at fair value and amortized cost, respectively. We elected the fair value option for debt securities with a fair value of $305 and a fair value adjustment of $(3) and financial liabilities with an amortized cost of $426 and fair value adjustment of $(51) as at January 1, 2010. We did not elect the fair value option for the CLOs because the consolidated loan assets and financial liabilities are both measured at amortized cost. The consolidation of the SL Capital Trusts did not have a material impact in our Consolidated Financial Statements. Section D xvi of this note includes additional disclosures related to these VIEs.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements, which provides amendments to ASC Topic 820, Fair Value Measurements and Disclosures. The new disclosures required include disclosure of the amounts of significant transfers between Levels 1 and 2 and the reasons for those transfers, the reasons for any transfers in or out of level 3 and information about purchases, sales, issuances and settlements for the reconciliation of Level 3 measurements. It also clarifies the disclosure requirements regarding the level of disaggregation and valuation techniques. The amended disclosures, with the exception of the information regarding purchases, sales, issuances and settlements in the Level 3 reconciliation, are required to be included in the 2010 Consolidated Financial Statements. We have included the required disclosure in Note 5 since Canadian GAAP required this disclosure in 2009.

In March 2010, the FASB issued ASU 2010-11, Scope Exception Related to Embedded Credit Derivatives, an amendment to Topic 815, Derivatives and Hedging. It addresses the application of the embedded derivative scope exception, which only applies to the transfer of credit risk in the form of subordination of one financial instrument to another. The new standard also clarifies how to analyze embedded credit derivative features, including those in CDOs, credit-linked notes (“CLNs”), synthetic CDOs and CLNs and other synthetic securities and whether they require to be accounted for separately. The standard permits a one-time election of the fair value option to the entire hybrid instrument at the adoption of this standard. We adopted the new standard on July 1, 2010 and elected the fair value option to measure our investment in securities issued by the synthetic CDOs at fair value, with changes in fair value recognized in earnings. Our investments in scope of the new standard are $89 of securities issued by synthetic CDOs. Upon adoption of the new standard we reclassified from accumulated other comprehensive income to retained earnings of an after-tax gross loss of $21. There was no gross gain.

In July 2010, the FASB issued ASU 2010-20, Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which amends ASC Topic 310, Receivables. The amendments require that an entity provide a greater level of disaggregated information about the credit quality of the entity’s financing receivables and allowance for credit losses to provide financial statement users with greater transparency about these items. It also requires disclosure of credit quality indicators and the aging of past due information for its financing receivables. The adoption of this standard did not have a material impact to our Consolidated Financial Statements.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	131

Future U.S. GAAP Accounting and reporting changes

Transition to International Financial Reporting Standards

The United States Securities and Exchange Commission has issued amendments to its rules that will allow us, subject to certain conditions, to eliminate the reconciliation of Canadian GAAP to U.S. GAAP from the notes to our Consolidated Financial Statements upon adoption of IFRS on January 1, 2011. As a result, we expect to no longer include this reconciliation in our future Consolidated Financial Statements and have not included disclosure on future changes to U.S. GAAP and their potential impact to our U.S. GAAP results.

26.D Additional information required to be reported under U.S. GAAP

26.D.i Realized gains (losses) on sales of available-for-sale securities included in net realized gains:

For the years ended December 31	2010	2009	2008
Bonds:
Gross realized gains	$447	$353	$264
Gross realized losses	$(202)	$(348)	$(1,161)
Stocks:
Gross realized gains	$143	$230	$116
Gross realized losses	$(45)	$(410)	$(229)
26.D.ii Change In net gains (losses) included In Net investment income (loss) for securities classified as held-for-trading:
For the years ended December 31	2010	2009	2008
Bonds	$776	$2,150	$(3,492)
Stocks	$124	$219	$(465)

26.D.iii Real estate:

The depreciation expense included in U.S. GAAP other expenses is as follows:

For the years ended December 31	2010	2009	2008
Depreciation expense	$61	$61	$67

26.D.iv Derivatives:

We use different accounting policies for net investment hedges in Cdn. and U.S. GAAP as described below:

Net investment hedges

We designate net investment hedges consistently in both Cdn. and U.S. GAAP. However, we use different accounting policies for these hedges. Under Cdn. GAAP, changes in fair value of these hedging derivatives, along with interest earned and paid on the swaps, are recorded to the foreign exchange gains and losses in OCI, offsetting the respective exchange gains or losses arising from the underlying investments. Under U.S. GAAP, only the spot rate changes on the hedging derivatives are recorded to the foreign exchange gains and losses in OCI to offset the respective exchange gains or losses arising from the underlying investments. The remainder of the changes in fair value, along with interest earned and paid, are recorded in net income. For the years ended December 31, 2010, 2009 and 2008, we recorded $113, $335 and $(451), respectively, to the foreign exchange gains (losses) in OCI, net of taxes, for U.S. GAAP purposes.

26.D.v Other-Than-Temporary-Impairment (“OTTI”):

Bonds

As described in Note 26B, we present and disclose OTTI in accordance with FASB ASC Topic 320, beginning on April 1, 2009. Securities whose fair value is less than their carrying amount are considered to be impaired and are evaluated for potential other-than-temporary impairment. If we intend to sell, or if it is more likely than not that we will be required to sell an impaired security prior to recovery of its cost basis, the security is considered other-than-temporarily impaired and we record a charge to earnings for the full amount of impairment (the difference between the current carrying amount and fair value of the security). Otherwise, losses on securities which are other-than-temporarily impaired are separated into two categories, namely, credit loss and non-credit loss. The credit loss portion is charged to net realized gains (losses) in our Consolidated Statements of Operations, while the non-credit loss is charged to other comprehensive income (loss). When an unrealized loss on a fixed maturity is considered temporary, we continue to record the unrealized loss in other comprehensive income (loss) and not in earnings. To compute the credit loss component of OTTI for corporate bonds on the date of transition (April 1, 2009), both historical default (by rating) data, used as a proxy for the probability of default, and loss given default (by issuer) projections were applied to the par amount of the bond. For corporate bonds post-transition, the present value of future cash flows using the book yield is used to determine the credit component of OTTI. If the present value of the cash flow is less than the security’s amortized cost then the difference is recorded as a credit loss. The difference between the estimates of the credit related loss and the overall OTTI was concluded to be the non-credit-related component.

132	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

For those securities where we do not have the intent to sell and it is not more likely than not that we will be required to sell, we employ a portfolio monitoring process to identify securities that are other-than-temporarily impaired. We have a Credit Committee comprised of professionals from our investment and accounting functions which meets at least quarterly to review individual issues or issuers that may be of concern. In determining whether a security is other-than-temporarily impaired, the Credit Committee considers the factors described below. The process involves a quarterly screening of all impaired securities, with particular attention paid to identify those securities whose fair value to amortized cost percentages have been less than 80% for an extended period of time. Discrete credit events, such as a ratings downgrade, are also used to identify securities that may be other-than-temporarily impaired. The securities identified are then evaluated based on issuer-specific facts and circumstances, such as the issuer’s ability to meet current and future interest and principal payments, an evaluation of the issuer’s financial position and its near term recovery prospects, difficulties being experienced by an issuer’s parent or affiliate, and management’s assessment of the outlook for the issuer’s sector. In making these evaluations, the Credit Committee exercises considerable judgment. Based on this evaluation, issues or issuers are considered for inclusion on one of our following credit lists:

“Monitor List”  –  Management has concluded that our amortized cost will be recovered through timely collection of all contractually specified cash flows, but that changes in issuer-specific facts and circumstances require monitoring on a quarterly basis. No OTTI charge is recorded in our Consolidated Statements of Operations for unrealized losses on securities related to these issuers.

“Watch List”  –  Management has concluded that our amortized cost will be recovered through timely collection of all contractually specified cash flows, but that changes in issuer-specific facts and circumstances require continued monitoring during the quarter. A security is moved from the Monitor List to the Watch List when changes in issuer-specific facts and circumstances increase the possibility that a security may become impaired within the next 24 months. No OTTI charge is recorded in our Consolidated Statements of Operations for unrealized losses on securities related to these issuers.

“Impaired List”  –  This list includes securities that we have the intent to sell or more likely than not will be required to sell. In addition, it includes those securities for which management has concluded that our amortized cost will not be recovered due to expected delays or shortfalls in contractually specified cash flows. For these investments, an OTTI charge is recorded or the security is sold and a realized loss is recorded as a charge to income. Credit OTTI losses are recorded in our Consolidated Statement of Operations and non-credit OTTI losses are recorded in other comprehensive income (loss).

Structured securities, typically those rated single A or below, are subject to certain provisions in FASB ASC Topic 325, Investments  –Other, previously issued as EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continued to Be Held by a Transferor in Securitized Financial Assets. These provisions require us to periodically update our best estimate of cash flows over the life of the security. In the event that the fair value is less than the carrying amount and there has been an adverse change in the expected cash flows (as measured by comparing the original expected cash flows to the current expectation of cash flows, both discounted at the current effective rate), then an impairment charge is recorded to income. Estimating future cash flows is a quantitative and qualitative process that incorporates information received from third parties, along with assumptions and judgments about the future performance of the underlying collateral. Losses incurred on the respective mortgage-backed securities portfolios are based on expected loss models, not incurred loss models. Expected cash flows include assumptions about key systematic risks (e.g. unemployment rates, housing prices) and loan-specific information (e.g. delinquency rates, loan-to-value ratio).

There are inherent risks and uncertainties in management’s evaluation of securities for OTTI. These risks and uncertainties include factors both external and internal to us, such as general economic conditions, an issuer’s financial condition or near-term recovery prospects, market interest rates, unforeseen events which affect one or more issuers or industry sectors, and portfolio management parameters, including asset mix, interest rate risk, portfolio diversification, duration matching and greater than expected liquidity needs. All of these factors could impact management’s evaluation of securities for OTTI.

For securities that are assessed to have incurred a credit loss, the amount of credit loss is calculated based upon the cash flows that we expect to collect given an assessment of the relevant facts and circumstances for the issuer and specific bond issue. Such factors include the financial condition, credit quality, and the near-term prospects of the issuer, as well as the issuer’s relative liquidity, among other factors.

We recorded credit OTTI losses in our Consolidated Statements of Operations totalling $80 for the year ended December 31, 2010 ($167 in 2009) for OTTI on our available-for-sale bonds. The credit loss OTTI recorded during the year was concentrated in corporate bonds. These impairments were driven primarily by adverse financial conditions of the issuers.

The other-than-temporary impairment recognized for the years ended December 31 on available-for-sale bonds:

	2010	2009
Total other-than-temporary impairment recognized under Canadian GAAP	$12	$46
Total other-than-temporary impairment recognized under U.S. GAAP	101	474
Additional other-than-temporary impairment taken under U.S. GAAP	89	428
Less: non-credit portion of other-than-temporary impairment recognized in OCI	21	308
Additional net impairment losses recognized in the U.S. GAAP Consolidated Statements of Operations	$68	$120

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	133

The changes in credit losses on available-for-sale debt securities, recorded in OTTI and recognized in OCI is as follows:

Cumulative other-than-temporary impairment credit losses of available-for-sale debt securities:

Total
Credit losses of other-than-temporarily impaired debt securities upon the adoption of Topic 320 (FSP FAS115-2 and 124-2) at transition as at April 1, 2009	512
Credit losses recognized in income on debt securities not previously impaired	119
Credit losses recognized in income on debt securities that have previously been impaired	2
Reductions due to securities sold	(253)
Balance, December 31, 2009	$380
Credit losses recognized in income on debt securities not previously impaired	60
Credit losses recognized in income on debt securities that have previously been impaired	4
Reductions due to securities sold	(128)
Effect of changes in currency exchange rates	(22)
Balance, December 31, 2010	$294

Stocks

All equity instruments in an unrealized loss position are reviewed quarterly to determine if objective evidence of impairment exists. Objective evidence of impairment for an investment in an equity instrument includes, but is not limited to, the financial condition and near-term prospects of the issuer, including information about significant changes with adverse effects that have taken place in the technological, market, economic or legal environment in which the issuer operates that may indicate that the carrying amount will not be recovered, and a significant or prolonged decline in the fair value of an equity instrument below its cost. If, as a result of this review, the security is determined to be other-than-temporarily impaired, it is written down to its fair value.

In addition to the review process described above, we applied presumptive impairment tests to determine whether there has been a significant or prolonged decline in the fair value of an equity instrument below its cost. Unless extenuating circumstances exist, all equity instruments exhibiting the following characteristics are presumed to be other-than-temporarily impaired and are written down to their fair value:

•	Fair value less than cost for longer than 12 months;
•	Fair value less than cost for longer than 6 months and fair value less than 60% of cost; or
•	Fair value less than 50% of cost

In all circumstances, if we do not have the intent and ability to retain our investment in an equity instrument for a period of time sufficient to allow for the anticipated recovery of our cost, the instrument is written down to fair value.

For the year ended December 31, 2010, impairment charges of $23 ($352 in 2009), were recognized related to available-for-sale stocks.

26.D.vi Gross unrealized gains (losses) on available-for-sale bonds and stocks:

As at December 31, 2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)(1)	Estimated Fair Value
Issued or guaranteed by:
Canadian federal government	$3,356	$100	$(8)	$3,448
Canadian provincial and municipal governments	6,978	962	(68)	7,872
U.S. Treasury and other U.S. agencies	2,233	74	(26)	2,281
Other governments	3,390	448	(26)	3,812
Corporate	30,767	1,886	(511)	32,142
Asset-backed securities
Commercial mortgage-backed securities	1,013	65	(42)	1,036
Residential mortgage-backed securities	430	22	(1)	451
Collateralized debt obligations	58	1	(11)	48
Other	390	2	(1)	391
Total bonds	$48,615	$3,560	$ (694)	$51,481

(1) The gross unrealized losses include the before tax non-credit OTTI loss of $227, that is recorded as a component of accumulated OCI for assets still held at the reporting date.

134	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

As at December 31, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)(1)	Estimated Fair Value
Issued or guaranteed by:
Canadian federal government	$2,894	$78	$(20)	$2,952
Canadian provincial and municipal governments	6,362	570	(101)	6,831
U.S. Treasury and other U.S. agencies	1,051	58	(18)	1,091
Other governments	2,562	252	(32)	2,782
Corporate	30,301	1,568	(1,001)	30,868
Asset-backed securities
Commercial mortgage-backed securities	1,158	40	(115)	1,083
Residential mortgage-backed securities	552	23	(20)	555
Collateralized debt obligations	222	2	(31)	193
Other	86	2	(10)	78
Total bonds	$45,188	$2,593	$(1,348)	$46,433

(1) The gross unrealized losses include the before tax non-credit OTTI loss of $617, that is recorded as a component of accumulated OCI for assets still held at the reporting date.

The gross unrealized gains (losses) on available-for-sale stocks are as follows:

	Original Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
As at December 31, 2010	$3,554	$695	$(26)	$4,223
As at December 31, 2009	$3,253	$393	$(10)	$3,636

26.D.vii Unrealized loss positions for which an OTTI has not been recognized:

The following table shows our investments’ fair value and gross unrealized losses, which includes temporary unrealized losses and the portion of non-credit OTTI losses recognized in accumulated OCI, aggregated by investment category and length of time that individual available-for-sale securities have been in a continuous unrealized loss position, as at December 31, 2010. Our policies and procedures for determining which securities are other-than-temporarily impaired are included in Section Dv of this note.

As at December 31, 2010	Less than 12 months		12 months or more		Total
Description of securities	Fair Value	Unrealized (Losses)	Fair Value	Unrealized (Losses)	Fair Value	Unrealized Losses
Bonds
Issued or guaranteed by:
Canadian federal government	$2,158	$(4)	$18	$(4)	$2,176	$(8)
Canadian provincial and municipal governments	80	(2)	250	(66)	330	(68)
U.S. Treasury and other U.S. agencies	553	(24)	26	(3)	579	(27)
Other governments	250	(9)	216	(17)	466	(26)
Corporate	4,561	(183)	3,093	(328)	7,654	(511)
Asset-backed securities
Commercial mortgage-backed obligations	6	–	163	(42)	169	(42)
Residential mortgage-backed securities	24	–	3	(1)	27	(1)
Collateralized debt obligations	1	–	17	(11)	18	(11)
Other	85	–	10	–	95	–
Stocks(1)	233	(18)	50	(8)	283	(26)
Total temporarily impaired securities	$7,951	$(240)	$3,846	$(480)	$11,797	$(720)

(1)  The stock position in an unrealized loss for 12 months or more relates to a single perpetual preferred security, which although classified as an equity, has significant debt-like characteristics. As such, we assess these securities for impairment by applying an impairment model similar to a debt security. Based on our assessment, we have concluded that there is no evidence of a deterioration in credit of the issuer and the security is not other-than-temporarily impaired.

As at December 31, 2010, a total of 1,849 debt securities and stocks were in an unrealized loss position, of which 1,222 were in a continuous loss position for less than 12 months and 627 positions for 12 months or more. Of the 1,811 debt securities, unrealized losses less than 12 months included 742 positions with an aggregate fair value of $2,568 (186 positions with an aggregate fair value of $197 for 12 months or more) having unrealized losses of less than one hundred thousand dollars per individual holding. A total of 38 stock positions were in a loss position as at December 31, 2010, of which 37 were in a continuous loss position for less than 12 months and 1 position for 12 months or more. Of the 37 stock positions, unrealized losses less than 12 months included 14 positions with an aggregate fair value of $45 having unrealized losses of less than one hundred thousand dollars per individual holding.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	135

As at December 31, 2009	Less than 12 months		12 months or more		Total
Description of securities	Fair Value	Unrealized (Losses)	Fair Value	Unrealized (Losses)	Fair Value	Unrealized Losses
Bonds
Issued or guaranteed by:
Canadian federal government	$1,128	$(17)	$19	$(3)	$1,147	$(20)
Canadian provincial and municipal Governments	1,945	(98)	71	(3)	2,016	(101)
U.S. Treasury and other U.S. agencies	283	(12)	24	(6)	307	(18)
Other governments	1,111	(27)	143	(5)	1,254	(32)
Corporate	3,581	(190)	4,935	(811)	8,516	(1,001)
Asset-backed securities
Commercial mortgage-backed obligations	111	(2)	322	(113)	433	(115)
Residential mortgage-backed securities	42	–	26	(20)	68	(20)
Collateralized debt obligations	75	(14)	16	(17)	91	(31)
Other	4	–	21	(10)	25	(10)
Stocks	211	(10)	–	–	211	(10)
Total temporarily impaired securities	$8,491	$(370)	$5,577	$(988)	$14,068	$(1,358)

As at December 31, 2009, a total of 2,135 debt securities were in an unrealized loss position, of which 916 were in a continuous loss position for less than 12 months and 1,219 positions for 12 months or more. Of the 2,135 debt securities, unrealized losses less than 12 months included 486 positions with an aggregate fair value of $1,653 (159 positions with an aggregate fair value of $200 for 12 months or more) having unrealized losses of less than one hundred thousand dollars per individual holding. A total of 48 stock positions were in a loss position as at December 31, 2009, of which 48 were in a continuous loss position for less than 12 months and no positions for 12 months or more. Of the 48 stock positions, unrealized losses less than 12 months included 21 positions with an aggregate fair value of $135 having unrealized losses of less than one hundred thousand dollars per individual holding.

26.D.viii Future income tax asset and liability(1) :

Differences between Cdn. GAAP and U.S. GAAP that arise from differing accounting policies for assets and liabilities and differences in the recognition of tax rate changes are as follows:

	Future Income Tax Asset(1)		Future Income Tax Liability(1)
As at December 31, 2010	Cdn. GAAP	U.S. GAAP	Cdn. GAAP	U.S. GAAP
Investments	$(60)	$(53)	$552	$392
Actuarial liabilities	(87)	330	(216)	(287)
Deferred acquisition costs	297	(932)	(6)	649
Losses available for carry forward	637	635	(483)	(398)
Other	(35)	480	97	(257)
Future tax asset/liability before valuation allowance	752	460	(56)	99
Valuation allowance	(43)	(43)	136	67
Total	$709	$417	$80	$166

	Future Income Tax Asset(1)		Future Income Tax Liability(1)
As at December 31, 2009	Cdn. GAAP	U.S. GAAP	Cdn. GAAP	U.S. GAAP
Investments	$319	$(127)	$742	$23
Actuarial liabilities	(70)	1,471	(476)	70
Deferred acquisition costs	381	(1,674)	(5)	(39)
Losses available for carry forward	372	448	(249)	(173)
Other	77	588	(33)	156
Future tax asset/liability before valuation allowance	1,079	706	(21)	37
Valuation allowance	(25)	(25)	79	91
Total	$1,054	$681	$58	$128

(1) U.S. GAAP terminology is deferred income tax.

136	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

26.D.ix Acquisition:

We completed the acquisition of Lincoln U.K. on October 1, 2009 as described in Note 3. The following table shows the amounts of the assets, liabilities and goodwill at the dates of acquisition under Cdn. and U.S. GAAP. The amounts under each GAAP are different due to the different accounting policies used under each GAAP.

	Lincoln U.K.
	Cdn. GAAP		U.S GAAP
Invested assets acquired	$1,249		$1,249
Other assets acquired(1)	88		276
Segregated funds assets acquired	–		6,629
	1,337		8,154

Actuarial liabilities and other policy liabilities acquired	1,058		1,100
Other liabilities acquired	72		58
Segregated funds liabilities acquired	–		6,629
	1,130		7,787
Net balance sheet assets acquired	$207		$367

Consideration:
Cash cost of acquisition	$380	(2)	$361
Transaction and other related costs	7		–
	$387		$361

Goodwill on acquisition	$180		$(6	)(3)

(1)  Other assets acquired included value of business acquired of $190 under U.S. GAAP.

(2)  Includes the cost to hedge the foreign currency exposure of the purchase price.

(3)  Negative goodwill has been recognized in Net investment income (loss).

The following supplemental unaudited consolidated pro forma information has been prepared to give effect to the acquisition of Lincoln U.K., as if the transaction had been completed at the beginning of each year presented. The consolidated pro forma information is calculated by combining the results of our operations with those of Lincoln U.K. prior to the acquisition date. The consolidated pro forma information is not intended to reflect what would have actually resulted had the transaction been completed at the beginning of those years or what may be obtained in the future. Where applicable, the impact of synergy savings and integration costs arising from the acquisition have been reflected.

For the years ended December 31	2009	2008
Revenue	$20,138	$14,090

Total common shareholders’ net income (loss) before realized gains	$2,541	$206
Net realized gains/(losses)	(154)	(954)
Common shareholders’ net income (loss)	$2,387	$(748)

Weighted average number of shares outstanding (in millions)	561	561
Basic earnings (loss) per share	$4.25	$(1.33)

Common shareholders’ net income (loss) on a diluted basis	$2,381	$(762)
Weighted average number of shares outstanding on a diluted basis (in millions)	562	561
Diluted earnings (loss) per share	$4.24	$(1.36)

The revenue of $60 and earnings of $13 from Lincoln U.K. since the closing date are included in the 2009 Consolidated Financial Statements.

26.D.x Disposition

We sold our life retrocession business on December 31, 2010, as described in Note 3. As a result of the different accounting policies under Canadian GAAP and U.S. GAAP, the loss on disposal (net of tax recovery of $17) was $155 under U.S. GAAP. Determination of the U.S. GAAP loss on disposal includes the reversal of value of business acquired, deferred acquisition costs, and goodwill.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	137

26.D.xi Earnings per share:

Details of the calculation of the net income (loss) and the weighted average number of shares used in the earnings per share computations for the years ended December 31 are as follows:

	2010		2009		2008
	Cdn. GAAP	U.S. GAAP	Cdn. GAAP	U.S. GAAP	Cdn. GAAP	U.S. GAAP
Common shareholders’ net income (loss)	$1,583	$1,391	$534	$2,324	$785	$(749)
Less: Effect of stock awards of subsidiaries	12	12	6	6	14	14
Common shareholders’ net income (loss) on a diluted basis	$1,571	$1,379	$528	$2,318	$771	$(763)
Weighted average number of shares outstanding (in millions)	568	568	561	561	561	561
Add: Adjustments relating to the dilutive impact of stock options	2	2	1	1	1	– (1)
Weighted average number of shares outstanding on a diluted basis (in millions)	570	570	562	562	562	561

(1)  For the year ended December 31, 2008, an adjustment of 1 million common shares related to the potential dilutive impact of stock options was excluded from the calculation of diluted earnings per share since their effect is anti-dilutive when a loss is reported.

26.D.xii Statements of cash flows:

Under Cdn. GAAP, deposits, maturities and withdrawals related to investment-type contracts and universal life contracts are included in Operating activities. Under U.S. GAAP, deposits, maturities and withdrawals are reflected as financing activities; these cash flow items are as follows:

For the years ended December 31	2010	2009	2008
Deposits and withdrawals reclassified to financing activities:
Deposits to policyholders’ accounts	$4,121	$5,519	$5,020
Withdrawals from policyholders’ accounts	$6,227	$5,693	$7,076

26.D.xiii Liabilities for contract guarantees:

We offer various guarantees to certain policyholders including a return of no less than (a) total deposits made on the contract less any customer withdrawals, (b) total deposits made on the contract less any customer withdrawals plus a minimum return, or (c) the highest contract value on a specified anniversary date minus any customer withdrawals following the contract anniversary. These guarantees include benefits that are payable in the event of death, upon annuitization, or at specified dates during the accumulation period of an annuity.

For policies with a guaranteed minimum death benefit, the net amount at risk represents the excess of the value of the guaranteed minimum death benefit over the account value. This is a hypothetical amount that would only have been payable on December 31, 2010, had all of the policyholders died on that date. For policies with a guaranteed minimum income benefit, the net amount at risk represents the excess of the cost of an annuity to meet the minimum income guarantee over the account value. Since there are limitations as to when these guarantees may be exercised, not all of these guarantees would be expected to be exercised immediately.

138	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

The table below represents information regarding our variable annuity and unit-linked pension contracts with guarantees as at December 31, 2010.

Benefit type	Account Balance	Net Amount at Risk	Weighted Average Attained Age of Contract Holders
Minimum death	$39,911	$2,692	63
Minimum income	$1,626	$1,455	54
Minimum accumulation, withdrawal and reinsured minimum income	$27,093	$935	62

The following summarizes the reserves for the minimum guaranteed death benefit and income benefit as at December 31:

	Minimum Guaranteed Death Benefit	Guaranteed Minimum Income Benefit	Total
Balance as at December 31, 2008	$303	$193	$496
Benefit ratio and assumption changes	(76)	23	(53)
Incurred guaranteed benefits	48	16	64
Paid guaranteed benefits	(114)	(23)	(137)
Interest	21	(1)	20
Effect of changes in currency exchange rates	(31)	(10)	(41)
Balance as at December 31, 2009	151	198	349
Benefit ratio and assumption changes	24	11	35
Incurred guaranteed benefits	32	1	33
Paid guaranteed benefits	(42)	(26)	(68)
Interest	11	52	63
Effect of changes in currency exchange rates	(8)	(17)	(25)
Balance as at December 31, 2010	$168	$219	$387

The liability for death and income benefit guarantees is established equal to a benefit ratio multiplied by the cumulative contract charges earned, plus accrued interest less contract benefit payments. The benefit ratio is calculated at the date of issue as the present value of all actual and expected contract benefit payments divided by the present value of all actual and expected contract charges.

Projected contract benefit payments and contract charges used in determining the liability for guarantees are developed using models and stochastic scenarios that are also used in the development of estimated expected future gross profits. Underlying assumptions for the liability related to income benefits include assumed future annuitization elections based upon factors such as eligibility conditions and the annuitant’s attained age. The liability for guarantees will be re-evaluated periodically, and adjustments will be made to the liability balance through a charge or credit to policy owner benefits.

Guaranteed minimum accumulation benefits and withdrawal benefits and reinsured minimum income benefits that are net settled are considered to be derivatives under FASB ASC Topic 815, Derivative and Accounting, and are recognized at fair value through earnings. Liabilities for the guaranteed minimum accumulation and withdrawal benefits and reinsured income benefits were $646 and $936 as at December 31, 2010 and December 31, 2009, respectively.

26.D.xiv Disclosures relating to fair value measurements:

Please refer to Note 5Ai for fair value methodologies and assumptions. In addition, derivatives, such as guaranteed minimum accumulation benefits (“GMABs”) and guaranteed minimum withdrawal benefits (“GMWBs”), which are embedded in certain insurance contracts, are required to be bifurcated and reported separately at fair value under U.S. GAAP. The fair value of these embedded instruments is determined using various valuation assumptions, including certain risk margins and our own credit standing, as well as assumptions regarding policyholder behaviour.

Financial instruments measured at fair value as of December 31, 2010 and 2009 are categorized and presented by the hierarchy level in Note 5Aiii. Additional financial assets and liabilities measured at fair value by the hierarchy level under FASB ASC Topic 820 are presented in the following tables:

As at December 31, 2010	Level 1(1)	Level 2	Level 3	Total
Segregated funds net assets	$43,187	$46,006	$543	$89,736
Embedded derivative liabilities	$–	$–	$786	$786

(1) There were no significant transfers between Level 1 and Level 2.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	139

As at December 31, 2009	Level 1	Level 2	Level 3	Total
Segregated funds net assets	$38,303	$41,448	$787	$80,538
Embedded derivative liabilities	$–	$–	$1,093	$1,093

The following tables show a reconciliation of the beginning and ending balances for additional assets and liabilities which are categorized as level 3 under FASB ASC Topic 820 for the year ended December 31, 2010 and 2009.

	Total realized and unrealized gains (losses)(2)
For the year ended December 31, 2010	Beginning balance	Included in net income (loss)	Included in OCI	Purchases, issuances, and settlements (net)	Transfers in and/or (out) of level 3(1)	Ending balance	Change in unrealized gains (losses) included in earnings relating to instruments still held at the reporting date(2)
Segregated funds net assets	$787	$(25)	$(4)	$(56)	$(159)	$543	$10
Embedded derivative liabilities	$1,093	$(638)	$–	$331	$–	$786	$(112)

(1)  Transfers in and/or (out) of level 3, $3 and $(162), respectively, during 2010 are primarily attributable to changes in the transparency of inputs used to price the securities.

(2)  For liabilities, gains are indicated in negative numbers.

	Total realized and unrealized gains (losses)(2)
For the year ended December 31, 2009	Beginning balance	Included in net income (loss)	Included in OCI	Purchases, issuances, and settlements (net)	Transfers in and/or (out) of level 3(1)	Ending balance	Change in unrealized gains (losses) included in earnings relating to instruments still held at the reporting date(2)
Segregated funds net assets	$1,187	$(81)	$–	$(277)	$(42)	$787	$167
Embedded derivative liabilities	$2,469	$(1,620)	$–	$244	$–	$1,093	$(1,346)

(1)  Transfers in and/or (out) of level 3 during 2009 are primarily attributable to changes in the transparency of inputs used to price the securities.

(2)  For liabilities, gains are indicated in negative numbers.

26.D.xv Accounting for uncertainty in income taxes:

The liability for unrecognized tax benefits (“UTBs”) related to permanent and temporary tax adjustments, exclusive of interest, was $242 as at December 31, 2010 ($707 as at December 31, 2009). Of this total, $219 ($419 as at December 31, 2009) of tax benefits would favorably affect our effective tax rate if the tax benefits were recognized in our Consolidated Financial Statements.

The net changes in the liability are as follows:

UTB balance as at January 1, 2009	$550
Increase (decrease) related to tax positions in prior year	(81)
Increase (decrease) related to tax positions in current year	281
Increase (decrease) related to foreign exchange movement	(43)
UTB balance as at December 31, 2009	$707
Increase (decrease) related to tax positions in prior year	(470)
Increase (decrease) related to tax positions in current year	19
Increase (decrease) related to foreign exchange movement	(14)
UTB balance as at December 31, 2010	$242

140	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

We record interest and penalties related to income taxes as a component of other expense in our Consolidated Statements of Operations. We have $24 of net interest and penalties accrued related to UTBs as at December 31, 2010 ($39 as at December 31, 2009). During 2010, we recorded a decrease of gross interest and penalties of $13 ($17 decrease in 2009) in our Consolidated Statements of Operations. The foreign exchange effect of the accrued interest is recorded in the currency translation account.

While the final outcome of the ongoing tax examinations is not yet determinable, we believe that an increase or decrease of the total amount of UTBs within the next 12 months would not materially impact our effective tax rate.

The following table summarizes, by major tax jurisdiction, the tax years that remain subject to examination by the relevant taxing authorities:

Tax Jurisdiction	Years Subject to Examination
Canada	2005 – forward
U.S.	2001 – forward
U.K.	2003 – forward

26.D.xvi Involvement in VIEs:

We are involved with various special purpose entities and other entities that are deemed to be VIEs primarily as a collateral manager and as an investor through normal investment activities, or as a means of accessing capital. A VIE is an entity that either has investors that lack certain essential characteristics of a controlling financial interest or lacks sufficient funds to finance its own activities without financial support provided by other entities.

We perform ongoing qualitative assessments of our VIEs to determine whether we have a controlling financial interest in the VIE and therefore are the primary beneficiary. We are deemed to have a controlling financial interest when we have both the ability to direct the activities that most significantly impact the economic performance of the VIE and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. Based on our assessment, if we determine we are the primary beneficiary, we consolidate the VIE in our Consolidated Financial Statements.

Consolidated VIEs

The following table presents the carrying value of assets and liabilities, and the maximum exposure to loss relating to the VIEs for which we are the primary beneficiary. Creditors have no recourse against us in the event of default by the VIEs, nor do we have any implied or unfunded commitments to these VIEs. Our financial or other support provided to these VIEs is limited to our investment management services and original investment.

As a result of the amended consolidation guidance adopted on January 1, 2010 (see Section C of this note), a synthetic CDO VIE and CLO VIEs were consolidated in 2010 and are included in the following table, along with a synthetic CDO that was consolidated prior to the adoption of the amended guidance in 2010. Two CDOs reported in Section C of this note as part of the impact on our Consolidated Balance Sheet of adopting the amended consolidation guidance as at January 1, 2010, are not included in the following table because we divested of our original investment during the year and no longer have a controlling financial interest in these VIEs. These CDOs are included with the non-consolidated VIE disclosure that follows.

As at December 31, 2010	Total Assets	Total Liabilities	Maximum Exposure to Loss(1)
Synthetic CDO(2)	$61	$42	$62
CLOs(3)	283	247	61
Total	$344	$289	$123

(1)  The maximum exposure to loss represents the maximum loss amount that we could recognize as a reduction in net investment income or as a realized capital loss and is the cost basis of our investment.

(2)  Total Assets are included in Bonds – held-for-trading and Cash and cash equivalents, Total Liabilities are included in Other liabilities and Derivative liabilities in our Consolidated Balance Sheet.

(3)  Total Assets are included in Mortgages and corporate loans and Derivative assets and Total Liabilities are included in Other liabilities and Derivative liabilities in our Consolidated Balance Sheet.

The synthetic CDOs represent structured investment vehicles for which we have a controlling financial interest as we provide collateral management services, earn a fee for those services and hold investments in the securities issued by the vehicles. CLOs represent structured investment vehicles for which we have a controlling financial interest as we provide investment management services, earn a fee for those services and hold investments in the securities issued by the vehicles.

In addition to the VIEs included in the preceding table, we have also used VIEs as a means of obtaining financing. These include the VIE that issued the senior financing described in Note 12D, which was consolidated prior to the amended consolidation guidance in 2010, and the SL Capital Trusts that issued the trust capital securities that are described in Note 11, which were consolidated on January 1, 2010 as a result of the adoption of the amended consolidation guidance. The consolidation of these VIEs resulted in the recognition of liabilities in our Consolidated Balance Sheets for the amounts borrowed through these VIEs.

Notes To The Consolidated Financial Statements Sun Life Financial Inc. Annual Report 2010	141

Non-Consolidated VIEs

The following table presents the carrying value of assets and liabilities, and the maximum exposure to loss relating to significant VIEs for which we are not the primary beneficiary. We have no implied or unfunded commitments to these VIEs.

As at December 31, 2010	Assets	Liabilities	Maximum Exposure to Loss(1)
CDOs	$2,114	$2,114	$–
CLO	28	28	1
Total	$2,142	$2,142	$1

(1) The maximum exposure to loss represents our investment in securities issued by CDOs and the CLO at cost.

In addition, through normal investment activities, we make passive investments in structured securities issued by VIEs for which we are not the manager. These investments are included in Bonds – held-for-trading and Bonds – available-for-sale in our Consolidated Balance Sheets. We have not provided financial or other support with respect to these investments other than our original investment. For these investments, we have determined we are not the primary beneficiary due to the relative size of our investment in comparison to the principal amount of the structured securities issued by the VIEs, the level of credit subordination, which reduces our obligation to absorb losses or right to receive benefits, and our inability to direct the activities that most significantly impact the economic performance of the VIEs. Our maximum exposure to loss on these investments is limited to the amount of our investment.

142	Sun Life Financial Inc. Annual Report 2010 Notes To The Consolidated Financial Statements

Appointed Actuary's Report

THE SHAREHOLDERS AND DIRECTORS OF SUN LIFE FINANCIAL INC.

I have valued the policy liabilities of Sun Life Financial Inc. and its subsidiaries for its Consolidated Balance Sheets at December 31, 2010 and 2009 and their change in the Consolidated Statements of Operations for the years then ended in accordance with accepted actuarial practice, including selection of appropriate assumptions and methods.

In my opinion, the amount of policy liabilities makes appropriate provision for all policyholder obligations and the Consolidated Financial Statements fairly present the results of the valuation.

Lesley Thomson

Fellow, Canadian Institute of Actuaries

Toronto, Canada

February 16, 2011

Appointed Actuary's Report Sun Life Financial Inc. Annual Report 2010	143

Report of Independent Registered Chartered Accountants

To the Shareholders and Board of Directors of Sun Life Financial Inc.

We have audited the accompanying Consolidated Financial Statements of Sun Life Financial Inc. and subsidiaries (the “Company”), which comprise of the Consolidated Balance Sheets and the separate Consolidated Statements of Segregated Funds Net Assets as of December 31, 2010 and 2009, and the Consolidated Statements of Operations, Equity, Comprehensive Income, Cash Flows and Changes in Segregated Funds Net Assets for each of the three years in the period ended December 31, 2010, and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these Consolidated Financial Statements in accordance with Canadian generally accepted accounting principles, and for such internal control as management determines is necessary to enable the preparation of Consolidated Financial Statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the Consolidated Financial Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Consolidated Financial Statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Consolidated Financial Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Consolidated Financial Statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the Consolidated Financial Statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Consolidated Financial Statements present fairly, in all material respects, the financial position of Sun Life Financial Inc. and subsidiaries and their segregated funds as of December 31, 2010 and 2009, and their financial performance, their cash flows and the changes in their segregated funds net assets for each of the three years in the period ended December 31, 2010 in accordance with Canadian generally accepted accounting principles.

Other Matter

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 16, 2011 expressed an unqualified opinion on the Company’s internal control over financial reporting.

Independent Registered Chartered Accountants

Licensed Public Accountants

February 16, 2011

Toronto, Canada

144	Sun Life Financial Inc. Annual Report 2010 Report of Independent Registered Chartered Accountants

Report of Independent Registered Chartered Accountants

To the Board of Directors and Shareholders of Sun Life Financial Inc.

We have audited the internal control over financial reporting of Sun Life Financial Inc. and subsidiaries (the “Company”) as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the Consolidated Financial Statements as of and for the year ended December 31, 2010 of the Company and our report dated February 16, 2011 expressed an unqualified opinion on those financial statements.

Independent Registered Chartered Accountants

Licensed Public Accountants

February 16, 2011

Toronto, Canada

Report of Independent Registered Chartered Accountants Sun Life Financial Inc. Annual Report 2010	145